UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARI Network Services, Inc.
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224
July 31, 2017

To the Shareholders of ARI Network Services, Inc.:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of ARI Network Services, Inc., a Wisconsin corporation (“ARI,” the “Company,” “we,” “us,” or “our”), to be held on August 28, 2017, at 9:00 a.m., local time, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated June 20, 2017, by and among ARI, Expedition Holdings LLC, a Delaware limited liability company (“Parent”), and Expedition Merger Sub, Inc., a Wisconsin corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub were formed by affiliates of True Wind Capital, L.P. (“TWC”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ARI (the “Merger”), and ARI will become a wholly owned subsidiary of Parent. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $7.10 in cash, without interest, for each share of common stock that you own, which represents a premium of approximately 33% to ARI’s average closing price for the period of 60 trading days ending June 20, 2017, the date of the Merger Agreement.

The Board of Directors of ARI (the “Board” or “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to, fair to and in the best interests of ARI and its shareholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of ARI common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue–3rd floor
Stamford, CT 06902

Banks and Brokerage Firms May Call Collect: (203) 658-9400
Shareholders May Call Toll-Free: (800) 662-5200

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ William H. Luden, III
William H. Luden, III
Chairman of the Board of Directors

The accompanying proxy statement is dated July 31, 2017 and, together with the enclosed form of proxy card, is first being mailed on or about July 31, 2017.

ARI Network Services, Inc.
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 28, 2017

Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of ARI Network Services, Inc., a Wisconsin corporation (“ARI,” the “Company,” “we,” “us,” or “our”), will be held on August 28, 2017, at 9:00 a.m., local time, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, for the following purposes:

1. To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated June 20, 2017, by and among ARI, Expedition Holdings LLC, a Delaware limited liability company (“Parent”), and Expedition Merger Sub, Inc., a Wisconsin corporation and direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub were formed by affiliates of True Wind Capital, L.P. (“TWC”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ARI (the “Merger”), and ARI will become a wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only shareholders of record as of the close of business on July 28, 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,
/s/ William A. Nurthen
William A. Nurthen
Secretary

Dated: July 31, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

If you are a shareholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue–3rd floor
Stamford, CT 06902

Banks and Brokerage Firms May Call Collect: (203) 658-9400
Shareholders May Call Toll-Free: (800) 662-5200

i

ANNEXES

ANNEX A—	AGREEMENT AND PLAN OF MERGER
ANNEX B—	OPINION OF PACIFIC CREST SECURITIES, A DIVISION OF KEYBANC CAPITAL MARKETS INC.

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Expedition Merger Sub, Inc. with and into ARI Network Services, Inc., which we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “ARI,” the “Company,” “we,” “our,” “us” and similar words refer to ARI Network Services, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Expedition Holdings LLC as “Parent” and Expedition Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated June 20, 2017, by and among ARI, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.”

Parties Involved in the Merger

ARI Network Services, Inc.

ARI offers an award-winning suite of SaaS, software tools, and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™—online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models.

ARI common stock is listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “ARIS.”

Expedition Holdings LLC

Expedition Holdings LLC was formed on June 16, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Expedition Merger Sub, Inc.

Expedition Merger Sub, Inc. is a direct wholly owned subsidiary of Parent and was formed on June 19, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with True Wind Capital, L.P. (“TWC”). In connection with the transactions contemplated by the Merger Agreement, (1) TWC has provided to Parent equity commitments of up to $93,341,000; and (2) Parent has obtained debt financing commitments from AB Private Credit Investors LLC (the “Lender”) for an aggregate amount of up to $72.5 million, comprised of a $7.5 million revolving credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $55 million to $65 million term loan facility (in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”).

Parent, Merger Sub and TWC are affiliated with True Wind Capital Management, LLC (“True Wind”), a San Francisco-based private equity firm managing $560 million focused on investing in leading technology companies.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ARI, and ARI will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, ARI will cease to be a publicly traded company, all outstanding shares of ARI common stock will be canceled and converted into the right to receive $7.10 per share in cash, less any applicable withholding taxes (the “Per Share Merger Consideration”), and you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a shareholder of ARI.

Treatment of Options, Restricted Stock, Performance Restricted Shares and Restricted Stock Units

The Merger Agreement provides that ARI’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be subject to the following treatment at the Effective Time:

Options

All outstanding options to purchase shares of Company common stock (whether or not then vested or exercisable) at the Effective Time of the Merger will be cancelled and converted into the right of the option holders to receive for each share of common stock subject to the option holder’s option, an amount in cash equal to: (x) $7.10, minus (y) the sum of (1) the exercise price per share of common stock of such option, and (2) any applicable withholding amounts.

Restricted Stock

All outstanding restricted shares (other than the performance restricted shares described below) immediately prior to the Effective Time of the Merger will vest in full and become free of restrictions and convert into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts.

Performance Restricted Shares

All or a portion of the unvested performance restricted shares (which were granted to certain employees of ARI in March of 2015 and vest based on certain share price targets) at the Effective Time of the Merger will vest in accordance with the terms of such grant agreements, and such vested portion of the performance restricted shares will become free of restrictions and convert into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts.

Any performance restricted shares that remain unvested at the Effective Time will be forfeited, and the number of shares of common stock outstanding at the Effective Time of the Merger will be reduced accordingly.

Restricted Stock Units

Any restricted stock units (“RSUs”) outstanding, if any, at the Effective Time of the Merger will entitle the holder to receive an amount, if any, for each share of common stock in respect of which such holder received an RSU whether or not then vested in accordance with the terms of such grant agreements, equal to (x) $7.10, less (y) any applicable withholding amounts.

Employee Stock Purchase Plan

Prior to the Effective Time, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of ARI (the “Board” or “Board of Directors”) will determine a date prior to the Effective Time on which the then-current offering period under ARI’s 2000 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”) will terminate, and accumulated payroll deductions with respect to the Employee Stock Purchase Plan on that date will be used to purchase the applicable number of shares of ARI common stock. The Employee Stock Purchase Plan will terminate immediately following the termination date of the then-current offering period.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $140 million, which will be funded via equity financing and debt financing described below and potentially with the Company’s cash on hand, which may be used to pay certain fees and expenses payable by Parent and Merger Sub. This amount includes funds needed to (i) pay our shareholders the amounts due to them under the Merger Agreement; (ii) make payments due as of the Effective Time in respect of our outstanding equity-based awards pursuant to the Merger Agreement, (iii) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement and Parent’s agreements with the Lender, and (iv) pay certain specified debt of ARI.

In connection with the Merger, Parent has (i) entered into an equity commitment letter, dated as of June 20, 2017, with TWC, for an equity commitment of up to $93,341,000, and (ii) obtained debt financing commitments from the Lender, pursuant to which the Lender has committed to provide Parent with up to $72.5 million under a senior credit facility, comprised of a $7.5 million revolving credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $55 million to $65 million term loan facility. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger,” beginning on page 56 of this proxy statement.

Conditions to the Closing of the Merger

The obligations of ARI, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	all waiting periods under the HSR Act (as defined below) will have been terminated or expired;
•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;
•	shareholder approval of the Merger and Merger Agreement will have been obtained and will be in full force and effect;
•

the accuracy of the representations and warranties of ARI, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Material Adverse Effect (as defined in the section captioned “The Merger Agreement—Representations and Warranties—ARI”) or, in the case of the capitalization representations and warranties of ARI, other than as would not increase the aggregate merger consideration by more than $200,000), as of the date of the Merger Agreement and as of the date on which the closing of the Merger occurs (the “Closing Date”), or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	ARI, Parent and Merger Sub having performed in all material respects their obligations under the Merger Agreement at or before the Effective Time;

•

receipt of certificates executed by officers of ARI, on the one hand, or Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied; and

•	since the date of the Merger Agreement, there not having occurred or arisen any Material Adverse Effect.

Regulatory Approvals Required for the Merger

ARI and Parent have agreed to use their commercially reasonable efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Early termination of the waiting period under the HSR Act was granted on July 14, 2017.

Recommendation of the Board of Directors

The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to, fair to and in the best interests of ARI and its shareholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Opinion of ARI’s Financial Advisor

Pacific Crest Securities, a division of KeyBanc Capital Markets Inc. (“PCS”), and Houlihan Lokey Capital, Inc. (“HLC”), were retained by the Board of Directors to act as financial advisors in connection with the Merger. On June 20, 2017, PCS rendered its oral opinion, which was subsequently confirmed in a written opinion dated June 20, 2017, to the Board of Directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by PCS as set forth in its written opinion, the Per Share Merger Consideration to be received by the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of ARI common stock.

The full text of PCS’ written opinion to the Board of Directors, dated June 20, 2017, is attached to this proxy statement as Annex B and is incorporated by reference herein. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by PCS in rendering its opinion. You should read the written opinion carefully in its entirety. The opinion was provided to the Board of Directors and addresses only, as of the date of the written opinion, the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement, and it does not address any other aspect of the proposed transactions. It does not constitute a recommendation as to how any shareholder should vote with respect to the Merger or any other matter, and does not in any manner address the price at which ARI common stock will trade at any time. The summary of the written opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion. See the section entitled “The Merger—Opinion of ARI’s Financial Advisor,” beginning on page 42 of this proxy statement.

Interests of ARI’s Directors and Named Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and named executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved and adopted by shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•

accelerated vesting of stock options, restricted shares, and a portion of performance restricted shares and the termination or settlement of such applicable awards that are in-the-money in exchange for cash;

•

the entitlement of each named executive officer to receive payments and benefits under either an employment agreement or the Change in Control Agreements in connection with an involuntary termination of employment other than for “cause,” as such term is defined in the applicable employment agreement or Change of Control Agreement, or if the executive officer voluntarily terminates his employment for “good reason,” as such term is defined in the applicable employment agreement or Change of Control Agreement, within the two year period following the Effective Time;

•	continued employment of ARI’s officers by the Surviving Corporation anticipated following the Effective Time; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to approve and adopt the Merger Agreement is approved, we anticipate that the shares of common stock held by our directors and named executive officers as of the Effective Time will be treated in the same manner as outstanding shares of common stock held by all other shareholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of ARI’s Directors and Named Executive Officers in the Merger,” beginning on page 51 of this proxy statement.

Legal Proceedings Regarding the Merger

On July 21, 2017, a putative class action lawsuit was filed by a purported shareholder of ARI against ARI and its directors in the U.S. District Court for the Eastern District of Wisconsin, captioned Sean Sharkey et al v. ARI Network Services, Inc. et al, Case No. 17-cv-1012. The action generally alleges failure to adequately disclose material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ and experts’ fees. ARI and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

On July 25, 2017, a putative class action lawsuit was filed by a purported shareholder of ARI against ARI, its directors, Parent, Merger Sub and TWC in the U.S. District Court for the Western District of Wisconsin, captioned Robert Berg et al v. ARI Network Services, Inc. et al, Case No. 17-cv-1033. The action generally alleges failure to adequately disclose material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ and experts’ fees. ARI, the individual defendants, Parent, Merger Sub and TWC all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

Appraisal Rights

No dissenters’, appraisal or similar rights or demands are exercisable by any ARI shareholder in connection with the merger under Section 180.1302(1) or Section 180.1302(2) of the Wisconsin Business Corporation Law (the “WBCL”).

U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will be a taxable transaction. Such receipt of cash by each U.S. Holder will generally result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

For more information, see the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 60 of this proxy statement. Shareholders should consult their own tax advisors concerning the U.S. federal income tax and other relevant tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, ARI has agreed to cease and to cause to be terminated any discussions or negotiations with any person or its affiliates, directors, officers, managers, employees, consultants, agents, financing sources, attorneys, accounting, representatives and other advisors with respect to any Acquisition Proposal. ARI has agreed that neither it nor its subsidiaries will, and ARI will not instruct, authorize or knowingly permit its and its subsidiaries’ representatives to, directly or indirectly:

•

solicit, initiate, propose or induce the making of, or knowingly encourage, any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined in the section captioned “The Merger Agreement—Acquisition Proposals”);

•

engage in, continue or otherwise participate in any external discussions or negotiations regarding, or provide any non-public information or data, or afford access to ARI’s business, employees, properties, assets, books, or records to any person (other than to Parent, Merger Sub or their designees) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal;

•	knowingly facilitate any effort or attempt to make an Acquisition Proposal;
•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (except for a Comparable

Confidentiality Agreement (as defined in the section captioned “The Merger Agreement—Acquisition Proposals”)).

Notwithstanding these restrictions, under certain circumstances, prior to the approval of the Merger Agreement by ARI shareholders, ARI may provide information of ARI and its subsidiaries to, and engage or participate in negotiations or discussions with, and afford access to the business, employees, properties, assets, books and records of ARI, the person that submitted such written Acquisition Proposal provided that ARI’s Board determines in good faith after consultation with its financial and legal advisors that such Acquisition Proposal is a Superior Proposal (as defined in the section captioned “The Merger Agreement—Acquisition Proposals”) or could reasonably be expected to result in a Superior Proposal and not to do so would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties. For more information, see the section of this proxy statement captioned “The Merger Agreement—Acquisition Proposals,” beginning on page 71 of this proxy statement.

Change of Recommendation

The Board of Directors has unanimously recommended that you vote for the approval and adoption of the Merger and the Merger Agreement. The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting a Change of Recommendation, except in certain specified circumstances. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation,” beginning on page 72 of this proxy statement.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time in the following ways:

•	By mutual written consent of ARI and Parent;
•	By either ARI or Parent:
-	subject to certain exceptions, if the Merger has not been consummated on or before December 20, 2017, which date we refer to as the “Outside Date;”
-

if there will be a permanent injunction, restraining order, ruling or decree of any nature of any governmental entity that is in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby; and/or

-

if ARI’s shareholders fail to approve the proposal to approve and adopt the Merger Agreement at the Special Meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken.

•	By ARI:
-

if any representation or warranty of the Parent or the Merger Sub has become untrue or upon a breach of any representation, warranty, covenant or obligation by the Parent or the Merger Sub, which (i) would result in the failure of certain of ARI’s closing conditions and (ii) such failure is not capable of being cured, or is not cured by Parent or Merger Sub, before the earlier of the Outside Date or, if curable or able to be performed by the Outside Date, the date that is 30 calendar days following ARI’s delivery of written notice thereof, it being understood that ARI will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination; provided that any failures related to the financing of the Merger is provided for below;

-	at any time prior to shareholder approval of the Merger Agreement in order to enter into a definitive agreement providing for a Superior Offer in accordance with the terms of the Merger Agreement;
-	if all of the Parent’s conditions have been satisfied or waived and the Parent fails to consummate the transactions; and/or

-

if (i) all of the conditions applicable to Parent’s and Merger Sub’s closing conditions have been satisfied or, to the extent permitted by and the Merger Agreement, waived, (ii) ARI has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing, (iii) ARI has given Parent three business days’ notice prior to such termination stating ARI’s intention to terminate the Merger Agreement if the Parent and Merger Sub fail to consummate the Merger by the Closing Date, and (iv) Parent fails to complete the Closing on the later of the expiration of the three business day period, and the Closing Date.

•	By Parent:
-	in the event the Board will have made a Change of Recommendation; and/or
-

if any representation or warranty of ARI has become untrue or upon a breach or failure to perform of any representation, warranty, covenant or obligation by ARI, which (i) would result in the failure of certain of Parent’s and Merger Sub’s closing conditions and (ii) such failure is not capable of being cured, or, if curable or able to be performed, is not cured by Parent or Merger Sub, before the earlier of the Outside Date and the date that is 30 calendar days following ARI’s delivery of written notice thereof, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination.

Termination Fees and Expense Reimbursement

Except in specified circumstances, whether or not the Merger is completed, ARI, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. ARI will be required to pay to Parent a termination fee of $4,767,000 if the Merger Agreement is terminated under specified circumstances. Parent will be required to pay to ARI a reverse termination fee of $8,264,000 if the Merger Agreement is terminated under different specified circumstances. For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement,” beginning on page 81 of this proxy statement.

Effect on ARI if the Merger is Not Completed

If the Merger Agreement is not approved and adopted by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of common stock. Instead, ARI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic reports with the U.S Securities and Exchange Commission (the “SEC”). Under specified circumstances, ARI will be required to pay Parent a termination fee upon the termination of the Merger Agreement; under different specified circumstances, Parent will be required to pay ARI a reverse termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement,” beginning on page 81 of this proxy statement.

The Special Meeting

Date, Time and Place

A special meeting of shareholders of ARI (the “Special Meeting”) will be held on August 28, 2017, at 9:00 a.m., local time, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on July 28, 2017 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask shareholders to vote on proposals to (1) approve and adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were 17,369,872 shares of ARI common stock outstanding and entitled to vote at the Special Meeting. A quorum will be present at the Special Meeting if a majority of the votes entitled to be cast by the holders of the outstanding shares of ARI common stock at the close of business on the Record Date are represented in person or by proxy.

Required Vote

The affirmative vote of a majority of the votes that holders of the outstanding shares of ARI common stock at the close of business on the Record Date are entitled to cast is required to approve and adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of ARI common stock present or represented by proxy and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable to ARI’s executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of ARI common stock present or represented by proxy and entitled to vote on the proposal.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,830,732 shares of ARI common stock, representing approximately 10.18% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Voting and Proxies

Any shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to ARI’s Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of ARI common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)	To approve and adopt the Merger Agreement pursuant to which Merger Sub will merge with and into ARI, and ARI will become a wholly owned direct subsidiary of Parent;
2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.
Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on August 28, 2017, at 9:00 a.m., local time, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.

Q:	Who is entitled to vote at the Special Meeting?
A:	Shareholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of ARI common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:

Yes. All shareholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of shares of ARI common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras or recording equipment will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on ARI?
A:	The proposed Merger is the acquisition of ARI by Parent. If the proposal to approve and adopt the Merger Agreement is approved by shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into ARI, with ARI continuing as the Surviving Corporation. As a result of the Merger, ARI will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of ARI common stock that you own. For example, if you own 100 shares of common stock, you will receive $710.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the market price of the common stock?
A:	The relationship of the $7.10 Per Share Merger Consideration to the trading price of the common stock constituted a premium of approximately 33% to ARI’s average closing price for the period of 60 trading days ending June 20, 2017, the date of the Merger Agreement.

Q:	What do I need to do now?
A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your ARI stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?
A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of ARI common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies ARI in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:	The Board of Directors, after considering the various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has

unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to, fair to and in the best interests of ARI and its shareholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?
A:

If the Merger Agreement is not approved and adopted by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of ARI common stock. Instead, ARI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

ARI will be required to pay Parent a termination fee of $4,767,000 upon the termination of the Merger Agreement under specified circumstances, and Parent will be required to pay to ARI a reverse termination fee of $8,264,000 if the Merger Agreement is terminated under different specified circumstances, in each case as described in the section captioned “The Merger Agreement—Termination Fees and Expense Reimbursement,” beginning on page 81 of this proxy statement.

Q:	What vote is required to adopt the Merger Agreement?
A:

The affirmative vote of a majority of the votes that holders of the outstanding shares of ARI common stock at the close of business on the Record Date are entitled to cast is required to approve and adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger?

A:

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of ARI common stock present or represented by proxy and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable by ARI to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of ARI common stock present or represented by proxy and entitled to vote on the proposal.

The failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger. Abstentions will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by ARI to its named executive officers in connection with the Merger?
A:	SEC rules require ARI to seek a non-binding, advisory vote regarding compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.
Q:	What is the compensation that will or may become payable by ARI to its named executive officers in connection with the Merger for purposes of this advisory vote?
A:	The compensation that will or may become payable by ARI to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of ARI’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if shareholders do not approve the compensation that will or may become payable by ARI to its named executive officers in connection with the Merger at the Special Meeting?
A:	Approval of the compensation that will or may become payable by ARI to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by ARI to its named executive officers in connection with the Merger is an advisory vote and will not be binding on ARI or Parent. If the Merger Agreement is approved and adopted by the shareholders and the Merger is completed, the compensation that will or may become payable by ARI to its named executive officers in connection with the Merger will or may be paid to ARI’s named executive officers even if shareholders fail to approve such compensation.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ARI.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?
A:	If you are a shareholder of record (that is, if your shares of ARI common stock are registered in your name with American Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or
•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of ARI common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of ARI common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of ARI common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the approval and adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary; or
•	attending the Special Meeting and voting in person by ballot.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?
A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Our Board of Directors has designated Roy W. Olivier, our Chief Executive Officer, and William A.

Nurthen, our Chief Financial Officer, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.
Q:	If a shareholder gives a proxy, how are the shares voted?
A:

Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.
Q:	Where can I find the voting results of the Special Meeting?
A:	If available, ARI may announce preliminary voting results at the conclusion of the Special Meeting. ARI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that ARI files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?
A:

If you are a U.S. Holder (as defined under the caption “The Merger—U.S. Federal Income Tax Consequences of the Merger”), the exchange of ARI common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of common stock surrendered pursuant to the Merger. Backup withholding tax may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding tax rules.

A Non-U.S. Holder (as defined under the caption “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of ARI common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. A Non-U.S. Holder may, however, be subject to backup withholding tax with respect to the cash payments made pursuant to the Merger, unless the holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

You should consult your own tax advisor to determine the U.S. federal income tax and other relevant tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger—U.S. Federal Income Tax Consequences of the Merger.”
Q:	What will the holders of ARI stock options, restricted stock, performance restricted shares and restricted stock units receive in the Merger?
A:

All outstanding options to purchase shares of Company common stock (whether or not then vested or exercisable) at the Effective Time of the Merger will be cancelled and converted into the right of the option holders to receive an amount in cash an amount, if any, for each share of common stock subject to the option holder’s option, equal to: (x) $7.10, minus (y) the sum of (1) the exercise price per share of common stock of such option, and (2) any applicable withholding amounts.

All outstanding restricted shares (other than the performance restricted shares described below) immediately prior to the Effective Time of the Merger will vest in full and become free of restrictions and convert into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts.

All or a portion of the unvested performance restricted shares (which were granted to certain employees of ARI in March of 2015 and vest based on certain share price targets) at the Effective Time of the Merger will vest in accordance with the terms of such grant agreements, and such vested portion of the performance restricted shares will become free of restrictions and convert into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts. Any performance restricted shares that remain unvested will be forfeited, and the number of shares of common stock outstanding at the Effective Time of the merger will be reduced accordingly.

Any RSUs outstanding, if any, at the Effective Time of the Merger will entitle the holder to receive an amount, if any, for each share of common stock in respect of which such holder received an RSU whether or not then vested in accordance with the terms of such grant agreements, equal to (x) $7.10, less (y) any applicable withholding amounts.

Q:	What will happen to participants in ARI’s Employee Stock Purchase Plan?
A:	Prior to the Effective Time, the Compensation Committee will determine a date prior to the Effective Time on which the then-current offering period under ARI’s Employee Stock Purchase Plan will terminate, and accumulated payroll deductions with respect to the Employee Stock Purchase Plan on that date will be used to purchase the applicable number of shares of ARI common stock. The Employee Stock Purchase Plan will terminate immediately following the termination date of the then-current offering period.

Q:	When do you expect the Merger to be completed?
A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third calendar quarter of 2017. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights?
A:	No. No dissenters’, appraisal or similar rights or demands are exercisable by any ARI shareholder in connection with the merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.
Q:	Do any of ARI’s directors or officers have interests in the Merger that may differ from those of ARI shareholders generally?
A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of ARI shareholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved and adopted by shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of ARI’s Directors and Named Executive Officers of ARI in the Merger,” beginning on page 51 of this proxy statement.

Q:	Who can help answer my questions?
A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of ARI common stock, please contact our Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue–3rd floor
Stamford, CT 06902

Banks and Brokerage Firms May Call Collect: (203) 658-9400
Shareholders May Call Toll-Free: (800) 662-5200

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the Merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•

the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•

the fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letter, there is a risk that the debt financing might not be obtained and that, in certain instances, ARI’s only viable recourse would be the $8,264,000 reverse termination fee payable by Parent under the terms of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $4,767,000;
•	the outcome of legal proceedings, if any, that may be instituted against us and others related to the Merger Agreement;
•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;
•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to shareholders that are treated as U.S. holders for U.S. federal income tax purposes;
•

the fact that, if the Merger is completed, shareholders will forego the opportunity to realize the potential long-term value of the successful execution of ARI’s current strategy as an independent company;

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of ARI’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to shareholders in the Merger;

•	the fact that under the terms of the Merger Agreement, ARI is prohibited from soliciting other alternative proposals during the pendency of the Merger;
•	the effect of the announcement or pendency of the Merger on ARI’s business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;
•	risks that our stock price may decline significantly if the Merger is not completed; and

•

risks related to the timing and receipt of regulatory approvals from various domestic and foreign governmental entities required in connection with the Merger (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption and (2) the information contained under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and Form 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on August 28, 2017, at 9:00 a.m., local time, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.

Purpose of the Special Meeting

At the Special Meeting, we will ask shareholders to vote on proposals to (i) approve and adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, during regular business hours beginning two business days after the notice of the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 17,369,872 shares of ARI common stock outstanding and entitled to vote at the Special Meeting.

A quorum will be present at the Special Meeting if a majority of the votes entitled to be cast by the holders of the outstanding shares of ARI common stock at the close of business on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of a majority of the votes that holders of the outstanding shares of ARI common stock at the close of business on the Record Date are entitled to cast is required to approve and adopt the Merger Agreement. Adoption of the Merger Agreement by shareholders is a condition to the closing of the transactions contemplated by the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of ARI common stock present or represented by proxy and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable by ARI to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a shareholder abstains from voting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the no effect on the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Each “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares.

Shares Held by ARI’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,830,732 shares of ARI common stock, representing approximately 10.18% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the approval and adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to ARI’s Secretary; or
•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to, fair to and in the best interests of ARI and shareholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by ARI. We have retained Morrow Sodali LLC, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by shareholders of the proposal to approve and adopt the Merger Agreement, we anticipate that the Merger will be consummated in the third calendar quarter of 2017.

Appraisal Rights

No dissenters’, appraisal or similar rights or demands are exercisable by any ARI shareholder in connection with the merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 28, 2017

The proxy statement is available at http://investor.arinet.com by clicking the SEC Filings tab.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a shareholder of record, you may contact us by writing to ARI Network Services, Inc., Attention: Secretary, 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224 or calling us at (414) 973-4300. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue–3rd floor
Stamford, CT 06902

Banks and Brokerage Firms May Call Collect: (203) 658-9400
Shareholders May Call Toll-Free: (800) 662-5200

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 27 of this proxy statement and “The Merger Agreement” beginning on page 63 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the votes that holders of the outstanding shares of ARI common stock at the close of business on the Record Date are entitled to cast on the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting. If shareholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval and adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the Merger Agreement such that the proposal to approve and adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval and adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval and adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by ARI to its named executive officers in connection with the Merger, as disclosed in the section captioned “The Merger—Interests of ARI’s Directors and Named Executive Officers in the Merger,” beginning on page 51 of this proxy statement.

We are asking shareholders to indicate their approval of the various compensation that will or may become payable by ARI to its named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger—Interests of ARI’s Directors and Named Executive Officers in the Merger,” beginning on page 51 of this proxy statement, and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of ARI’s overall compensation program for our named executive officers and previously have been disclosed to shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements.

These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of ARI Network Services, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by ARI to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of ARI’s Directors and Named Executive Officers in the Merger.”  ”

Shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on ARI, the Board of Directors, Parent or the named executive officers. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying plans and agreements and the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

ARI Network Services, Inc.
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224

ARI offers an award-winning suite of SaaS, software tools, and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™—online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models.

ARI common stock is listed on NASDAQ under the symbol “ARIS.”

Expedition Holdings LLC
c/o True Wind Capital GP, LLC
480 Pacific Avenue, Suite 200
San Francisco, CA 94133

Expedition Holdings LLC was formed on June 16, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Expedition Merger Sub, Inc.
c/o True Wind Capital GP, LLC
480 Pacific Avenue, Suite 200
San Francisco, CA 94133

Merger Sub is a direct wholly owned subsidiary of Parent and was formed on June 19, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with True Wind. In connection with the transactions contemplated by the Merger Agreement, (1) TWC has provided to Parent an equity commitment of up to $93,341,000; and (2) Parent has obtained a debt financing commitment from the Lender for an aggregate amount of up to $72.5 million, comprised of a $7.5 million revolving credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $55 million to $65 million term loan facility (in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger,” beginning on page 56 of this proxy statement). After giving effect to the Merger, ARI, as the Surviving Corporation, will be affiliated with True Wind.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ARI, and ARI will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of articles of merger with the Wisconsin Department of Financial Institutions (or at such later time as we, Parent and Merger Sub may agree and specify in the articles of merger).

Effect on ARI if the Merger is Not Completed

If the Merger Agreement is not approved and adopted by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of common stock. Instead, ARI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which ARI operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review ARI’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not approved and adopted by shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that ARI’s business, prospects or results of operation will not be adversely impacted.

Upon termination of the Merger Agreement under specified circumstances, ARI will be required to pay Parent a termination fee of $4,767,000. Parent will be required to pay to ARI a reverse termination fee of $8,264,000 if the Merger Agreement is terminated under different specified circumstances. For more information, please see the section captioned “The Merger Agreement—Termination Fees and Expense Reimbursement,” beginning on page 81 of this proxy statement.

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by Parent or Merger Sub) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a shareholder of ARI.

Background of the Merger

As part of its ongoing assessment of ARI’s business, the Board of Directors, together with senior management, regularly reviews and evaluates ARI’s business strategy, financial performance and business opportunities with a view towards strengthening ARI’s business and identifying prospects to increase shareholder value. As part of this evaluation, the Board of Directors has, from time to time, considered a variety of strategic alternatives for ARI, including transactions and business combinations (whether structured as a merger, sale of ARI, joint venture or transformative acquisition by ARI). During the period since ARI’s relisting on NASDAQ in December 2013 and prior to the events described below and the process that resulted in ARI’s entry into the Merger Agreement, ARI had, from time to time, been involved in preliminary discussions with multiple potential strategic and financial buyers. In each case, the relevant parties determined not to pursue a transaction.

During December 2013, Messrs. Olivier and Nurthen had a telephonic discussion with representatives from PCS, which had expressed interest in advising ARI on exploring strategic alternatives.

During January 2015, Messrs. Olivier and Nurthen had a telephonic discussion with representatives from an investment bank (“Investment Bank B”) which had expressed interest in advising ARI on exploring strategic alternatives.

During January 2015, Messrs. Olivier and Nurthen gave a presentation to a private equity firm (“Financial Party B”) that had expressed interest in learning more about ARI. The initial presentation was based solely upon publicly available information, since the parties had not yet entered into a confidentiality agreement. The parties subsequently entered into a confidentiality agreement containing standstill provisions on January 20, 2015. The discussions ultimately stalled in 2015, as Financial Party B wanted access to confidential information, which, based on discussions among ARI’s management and Board of Directors, ARI determined not to provide in the absence of a formal indication of interest from Financial Party B.

During April 2015, Messrs. Olivier and Nurthen met in New York City with representatives of an investment bank (“Investment Bank C”) interested in advising ARI on pursuing transactions, either from a buy-side or sell-side perspective.

During November 2015, ARI was approached by a strategic party (“Strategic Party C”) expressing interest in learning more about ARI. The parties executed a confidentiality agreement on November 20, 2015. On November 23, 2015, Mr. Olivier visited the offices of Strategic Party C to give a presentation on ARI. Subsequent conversations with Strategic Party C revealed that Strategic Party C had an interest in pursuing a potential transaction with ARI, but not at a premium to ARI’s then-current trading price. Based on discussions among ARI’s management and Board of Directors, discussions with Strategic Party C were discontinued.

In light of ARI’s recent growth trajectory and the resulting attention ARI had begun to receive from investment banking firms and potential investors, management and the Board of Directors began informally discussing ways to explore the range of potential alternatives available to ARI for maximizing shareholder value.

During an in-person meeting of ARI’s Board of Directors held on January 5, 2016, Mr. Nurthen presented the Board with background information regarding conducting a formal process to evaluate strategic alternatives and the various steps and responsibilities of the Board associated with such a process.

During February 2016, at the request of Financial Party B, there was a telephonic meeting between Messrs. Olivier and Nurthen and representatives of Financial Party B in which Financial Party B expressed interested in restarting conversations regarding a potential transaction. Messrs. Olivier and Nurthen also held a telephonic meeting with representatives of PCS who expressed continued interest in advising ARI on exploring strategic alternatives.

During a meeting of ARI’s Board of Directors held on March 9, 2016, Mr. Olivier reported to the Board the ongoing interest by Financial Party B in potentially pursuing a transaction with the Company. At that same meeting, as part of the ongoing preliminary discussions regarding potentially exploring alternatives for maximizing shareholder value, Mr. Olivier presented the Board with a more detailed overview of potential strategic alternatives and the process for further exploring such alternatives.

In May 2016, Messrs. Olivier and Nurthen met telephonically with representatives of Financial Party B to discuss Financial Party B’s ongoing interest in the Company. Also, during that month, Messrs. Olivier and Nurthen met in Milwaukee with representatives of PCS to revisit discussions regarding the potential for PCS to advise ARI on exploring strategic alternatives.

During the June 9, 2016 Board of Directors in-person meeting, there was further discussion regarding exploring strategic alternatives and the Board began discussing and considering the first step towards financial advisor selection. The Board also determined that, prior to providing additional confidential information to Financial Party B, ARI should request a formal indication of interest from Financial Party B. On June 29, 2016, Messrs. Olivier and Nurthen met with representatives of PCS at their offices in Boston, at which PCS extended an invitation to Messrs. Olivier and Nurthen to attend PCS’ Global Technology Leadership Forum in August 2016. The Company ultimately determined not to attend the conference to avoid any appearance that the Company had begun a strategic transaction process.

On July 7, 2016, the Company received a non-binding indication of interest from Financial Party B indicating a potential acquisition price of $6.49 per share.

On July 13, 2016, the Board assembled telephonically and invited Mark C. Witt and C.J. Wauters of Godfrey & Kahn, S.C. (“G&K”), ARI’s outside legal counsel, to discuss and answer questions from the Board regarding a process for evaluating ARI’s long-term strategy and the potential evaluation of strategic alternatives, and the Board’s fiduciary duties in connection with such a process. During a subsequent telephonic Board meeting on July 20, 2016, Mr. Nurthen presented the Board with a framework to assist them in evaluating ARI’s long-term risk adjusted stand-alone prospects relative to a potential transaction offer price.

At an in-person Board meeting held on August 11, 2016, Messrs. Witt and Wauters of G&K provided the Board with additional detail regarding the legal and practical considerations associated with engaging in a formal process to explore strategic alternatives for ARI.

During the months of July and August 2016, ARI provided Party B with various due diligence materials, and on August 23, 2016, representatives of Financial Party B conducted an onsite diligence meeting at the Company’s corporate headquarters with members of the management team. On September 9, 2016, Messrs. Olivier and Nurthen visited the offices of Financial Party B to further evaluate the potential for a possible transaction.

On October 7, 2016, a party purporting to be, along with its affiliates, the beneficial owner of approximately 5.8% of the outstanding shares of the Company (the “Dissident Shareholder”), filed an amended Schedule 13D with the SEC indicating that it had submitted a notice to ARI, pursuant to the Company’s by-laws, of its intention to nominate a slate of two directors for election to three-year terms at the Company’s annual meeting of shareholders to be held in January 2017.

On October 11, 2016, a telephonic Board meeting was held at which the Board was provided with an update on the status of the ongoing discussions with Financial Party B, as well as an update on the notice recently submitted to the Company by the Dissident Shareholder. In light of the continuing interest of Financial Party B and the increased attention ARI had recently received from investment banks and current and potential investors, the Board of Directors determined that it would be prudent to more formally explore alternatives for maximizing shareholder value. Following the discussion, the Board reached consensus to select a financial advisor to advise the Company in a process to evaluate strategic alternatives.

On October 26, 2016, the Board met in-person with PCS and Investment Bank B to have them present their recommendations on strategic alternatives and have an opportunity to discuss their qualifications in facilitating such a process.

On November 4, 2016, the Board met telephonically with individuals who had recently worked for Investment Bank C, who had since joined a new firm. These representatives presented, on behalf of their new firm, recommendations on strategic alternatives to the Board along with the representatives’ and their firm’s qualifications in facilitating a process.

On November 11, 2016, the Board reconvened telephonically to discuss the three financial advisors that they had interviewed and determined that PCS would be the best partner to advise ARI on the exploration of strategic alternatives. Each of the potential financial advisors interviewed by the Board, as part of its presentation to the Board, responded to a questionnaire provided in advance by ARI inquiring as to, among other items, the firm’s relevant experience and any prior relationships with ARI, its management, Board of Directors or advisors. The Board concluded that it would be in the best interest of ARI’s shareholders for ARI to conduct a robust process for exploring strategic alternatives, and authorized senior management to move forward with the negotiation of an engagement letter and fee structures with PCS. The Board selected PCS to act as its financial advisor based on PCS’ qualifications, expertise, reputation and knowledge of the business and affairs of ARI and the industry in which ARI operates and lack of conflicts of interest.

The Board also noted that each of the three finalist financial advisors had demonstrated experience with software companies in related vertical markets, but that PCS had recent experience selling software companies in ARI’s specific business space.

Messrs. Olivier and Nurthen met with representatives of PCS in Milwaukee on November 21, 2016 to discuss the initiation of and strategic approach to the strategic alternatives exploration process. Negotiations regarding the formal legal terms of the engagement with PCS continued until the parties executed an engagement letter on December 5, 2016.

During the period from November 21, 2016 through February 16, 2017, the Company and PCS held several meetings and worked to draft marketing materials including, but not limited to, anonymous “teaser” materials, non-disclosure agreements, a confidential information memorandum (“CIM”), presentations for introductory meetings, management meeting presentations and financial forecasts. Drafts of these materials were presented to the Board during their January 5, 2017 meeting for their review and comment.

On January 5, 2017, the Company conducted its annual meeting of shareholders at which ARI’s shareholders voted to elect the two directors nominated by the Company, concluding the proxy contest initiated by the Dissident Shareholder.

On January 6, 2017, representatives of PCS, Messrs. Olivier and Nurthen, Robert Jones, ARI’s Vice President of Sales, Robert Ostermann, ARI’s Chief Technology Officer, and two other ARI employees met at the Company’s headquarters in Milwaukee, Wisconsin to conduct a detailed working session relating to the CIM.

On January 20, 2017, the Company was informed by PCS that one of the PCS investment bankers working with the Company was no longer an employee of PCS.

On January 24, 2017, Messrs. Olivier and Nurthen had a process status update conference call with a representative from PCS.

On January 30, 2017, Mr. Nurthen and select members of the Company’s finance team participated in a finance working session conference call with representatives of PCS.

An internal status update call was held on February 1, 2017 among Messrs. Olivier, Nurthen and representatives of PCS. Following that call, a detailed sales “go-to-market” conference call was held on February 2, 2017 with Messrs. Jones and Olivier and representatives of PCS.

Another finance diligence call was held on February 16, 2017 with Mr. Nurthen, select members of the Company’s finance team and representatives from PCS.

Beginning on February 16, 2017, consistent with prior discussions with the Board of Directors, PCS and the Company began contacting potential strategic partners in connection with the process. PCS and the Company collaborated on a list of the highest probability strategic partners, resulting in a total of 21 potential strategic partners, including Strategic Party C, with 15 being contacted directly and an additional six contacted through their respective financial sponsors. As a result of this effort, the Company entered into five non-disclosure agreements, two of which led to half-day management meetings held on March 28, 2017 and March 30, 2017, respectively.

In parallel, PCS and the Company collaborated on a calling list of financial sponsors based on sponsor criteria, fund size, software focus, existing portfolio companies and fit with financial profile among other factors. A total of 36 financial sponsors were contacted, including Financial Party B and TWC. The Company entered into non-disclosure agreements with a total of 31 potential financial partners (each of which contained standstill provisions), and conducted 23 introductory meetings or calls beginning on February 28, 2017 through March 9, 2017.

On February 28, 2017 and March 1, 2017, the Company confidentially attended PCS’ Emerging Technology Conference in San Francisco. At the conference, Messrs. Olivier and Nurthen, along with representatives of PCS, conducted meetings with 18 potential financial buyers all of whom who had previously executed confidentiality agreements with the Company.

On March 3, 2017, the Company received an unsolicited call from an investment bank representing a client on the buy side (the “Project Apple Party”) to discuss what subsequently became known as Project Apple. The Project Apple Party was interested in a potential transaction to acquire certain assets of ARI, but not substantially all of the assets of ARI. A follow-up call was held between Messrs. Olivier and Nurthen and the banking representatives of the client interested in pursuing Project Apple on March 6, 2017, to discuss the potential divestiture of certain assets of the Company.

Representatives of PCS attended a meeting of the Company’s Board of Directors on March 8, 2017 to give a full, detailed update on the process. PCS informed the Board that it had requested that indications of interest (“IOIs”) from potential buyers be submitted by March 22, 2017. The Board also reviewed draft financial projections prepared by Mr. Nurthen and the Company’s finance team.

On March 10, 2017, the Company created a virtual data room to provide due diligence materials for potential strategic and financial buyers.

On March 13 and 16, 2017, the Company and PCS held a process update conference call.

On March 16, 2017, Messrs. Olivier and Nurthen conducted an introductory call with TWC.

By March 24, 2017, the Company had received seven IOIs from financial sponsors, including one from TWC.

A telephonic meeting of the Company’s Board of Directors was held on March 27, 2017 at which PCS and management discussed with the Board the status of the process, including a detailed review of overall process to date and timelines for next steps in the process. PCS elaborated on the detail of each IOI received, including detailed discussion about the two most promising participants, Financial Party H (the interest of which was ultimately determined to be contingent on another transaction they were pursuing) and TWC. PCS recommended that the Company bring three bidders, including TWC, Financial Party A and Financial Party B, into the next round in the process, with the potential to add a fourth financial sponsor. In addition, PCS recommended giving the potential strategic buyers additional time to present an IOI to the Company. After detailed discussion, the Board unanimously agreed to continue moving forward with the next stages of process after reviewing the IOIs.

On March 28, 2017 and March 30, 2017, the Company conducted two half-day management presentations with potential strategic buyers, Strategic Party A and Strategic Party B. The Company ultimately did not receive any IOIs from any potential strategic buyers.

Messrs. Olivier and Nurthen held a process update call with G&K on April 6, 2017.

On April 10, 2017, Messrs. Olivier and Nurthen conducted a due diligence conference call with representatives of the Project Apple Party. On that call, the representatives of the Project Apple Party indicated that they were interested in a limited subset of ARI’s assets, representing less than 10% of the Company’s revenue. Messrs. Olivier and Nurthen noted that there might be some complexities in selling such a small portion of the business, which is intricately tied to other parts of the business, and that in addition to an asset purchase agreement it was likely that a transition agreement would be required to facilitate the best use of assets between the parties.

From April 11, 2017 through April 27, 2017, representatives of the Company met with representatives of five potential financial sponsors at the Company’s headquarters, including TWC, Financial Party A, Financial Party B, and two other potential financial buyers that had submitted IOIs, Financial Party C and Financial Party E.

A telephonic meeting of the Company’s Board of Directors was held on April 18, 2017 at which Mr. Olivier reviewed, at a high level, the IOIs and responses received from various potential bidders, noting that perhaps four to six parties appeared to remain as viable potential bidders, all of which were financial, rather than strategic, acquirers. Mr. Oliver also noted that one of the six parties, Financial Party H, had communicated that its interest was contingent on another transaction they were pursuing. Mr. Olivier then requested that the Board consider next steps in the process, including whether to move ahead with the preparation of an auction draft of a merger agreement for distribution to potential bidders in connection with the next phase of the process.

A discussion among the Board members followed regarding the process, including execution risks and market risks and uncertainties beyond the control of management, such as the potential for general economic slowdown and the risk of acquisition multiples declining.

After further inquiry of Mr. Olivier regarding the status of the process, the directors continued with a discussion of several different ways of viewing the Company’s potential valuation, including as a multiple of adjusted EBITDA or as a multiple of revenues, which would depend to some extent on specific bidders’ views of the current state of the Company and its potential for growth. Based on an extensive discussion of these topics among all of the directors and additional input from Mr. Olivier, it was the consensus of the Board that the nature of the IOIs and responses, including preliminary indications regarding valuation, were sufficient to justify the continuation of the process, including the preparation of an auction draft of a merger agreement.

Mr. Wauters of G&K discussed with the Board its fiduciary duties and various related factors for consideration. The Board determined that a careful and ongoing evaluation should be undertaken to determine whether any potential conflicts might exist, and to continue the discussion based on the results of the evaluation. The Board also determined that given various factors, including the size of the Board and the absence of conflicts, that it was not necessary at that time to form a special committee. Following the meeting, each director formally confirmed that no such conflicts existed.

During the following weeks, with substantial input from ARI’s management, representatives of G&K prepared a draft merger agreement to be submitted to process participants in connection with the next round of bids.

An internal process update call was held between Messrs. Olivier and Nurthen and representatives of PCS on April 25, 2017.

On May 3, 2017 representatives from TWC and PCS returned to the Company’s headquarters to meet with Messrs. Olivier and Nurthen for a detailed management diligence session as a follow-up to TWC’s review of the due diligence materials in the data room.

On May 5, 2017, a financial due diligence call was held with representatives from Financial Party B, Mr. Nurthen and a representative of the Company’s finance team.

On May 8, 2017, a telephonic Board meeting was held to provide an update regarding the process and to discuss potential next steps. Mr. Olivier noted to the Board that a second member of the PCS team had resigned to join a new firm, HLC. Mr. Olivier noted that, based on the terms of the engagement letter between the Company and PCS, the departure triggered a right of the Company to terminate the engagement with PCS. Messrs. Olivier and Nurthen provided the Board with their perspectives as to how to proceed with the PCS engagement and the process in general. Both stated their opinion that a continuity plan by which PCS would enter an arrangement with HLC that would allow the former PCS investment banker to continue working on the project would best ensure a continued sound and thorough process to produce as much value as possible for the Company’s shareholders. The Board determined that management should work toward a continuity plan among the Company, PCS and HLC to best leverage the skillsets of and work already performed by both PCS and the investment banker who had departed PCS to join HLC.

On May 9, 2017, there was a dinner meeting in New York City between Messrs. Olivier and Nurthen and Adam Clammer and Jamie Greene from TWC. At the dinner, the parties discussed further the potential for a transaction.

On May 10, 2017, Messrs. Olivier, Nurthen and representatives from PCS and TWC held a call to discuss questions TWC had regarding ARI’s business based upon its review of the due diligence materials in the data room.

Later on May 10, 2017, Messrs. Olivier, and Nurthen held a conference call with representatives of Project Apple to discuss their continued interest in acquiring certain assets of the Company. During the call, representatives of the Project Apple Party verbally indicated a purchase price range, subject to further due diligence, that they believed would represent a fair value for the assets it was interested in acquiring. As a follow-up to this call, Mr. Olivier sent an email to the Company’s Board of Directors on May 11th, describing the valuation range that was discussed. The Company also requested that the Project Apple Party provide a non-binding terms sheet documenting the valuation rage and the contingencies associated with such valuation.

Also on May 10, 2017, it was noted that Financial Party F and Financial Party G had acquired a company (“Company A”) that ARI and PCS believed could have synergies with ARI. The Company subsequently executed confidentiality agreements with these parties and granted their representatives access to the data room.

On May 11, 2017, an additional financial due diligence call was conducted with Mr. Nurthen, the Company’s finance team and representatives of TWC.

On May 15, 2017, a telephonic meeting of the Company’s Board of Directors was held to discuss the current status of the continuity plan of the process, which was discussed and approved in the previous Board meeting, noting that the Company had executed a non-disclosure agreement with HLC. In parallel, it was noted that PCS had sent an amended engagement letter to the Company under which PCS proposed to continue to retain, through an arrangement with HLC, the services of the investment banker who had recently left PCS to join HLC in connection with the Company sale process. The Company, PCS, and HLC ultimately executed that amendment to the engagement letter on June 19, 2017.

The Board and management also discussed the current status of the Project Apple and the potential Project Apple transaction relative to the ongoing process, including what would be likely to create the most value for the Company and its shareholders, taking into account the risks associated with either strategy, and whether and to what extent to formally engage PCS in connection with the Project Apple discussions. The consensus of the Board was to continue to explore the possibilities associated with Project Apple while also engaging in hypothetical conversations with the remaining participants in the ongoing process regarding Project Apple in order to keep both processes moving forward. Following discussion, the Board authorized the Company to sign a non-binding term sheet with an exclusivity provision with the Project Apple Party, subject to final negotiation of specific terms and conditions.

On May 16, 2017, representatives of PCS sent a bid process letter and draft form of merger agreement to five parties. The instructions in the bid process letter provided for, among other things, bidders to provide their best offers, the form of consideration, their sources of funding, and a comprehensive mark-up reflecting any changes to the draft auction merger agreement, by May 24, 2017. At the time, representatives of PCS indicated it was their expectation that Financial Party H would not submit a bid, as their interest in ARI was contingent upon the occurrence of another transaction, which was not expected to materialize.

On May 17, 2017, representatives of the Project Apple Party sent an initial diligence request list and proposed timeline to Mr. Olivier. On May 19, representatives of Project Apple sent a non-binding term sheet to Mr. Olivier.

On May 22, 2017, Messrs. Olivier and Nurthen held a follow-up conference call with Financial Party B to address its additional outstanding diligence questions.

Also on May 22, 2017, a telephonic legal due diligence call was held between members of the Company’s executive team, G&K, TWC, PCS and attendees from Kirkland & Ellis LLP (“K&E”), legal counsel to TWC. PCS offered to schedule legal due diligence sessions with other process participants, but no other party requested such a session.

On May 23, 2017, a telephonic finance due diligence call was held between TWC and the Company. Later in the day, the Company also had a conference call with G&K regarding the evaluation of Project Apple concurrently with the ongoing bid process.

During May 17, 2017, and May 24, 2017, representatives of PCS and HLC contacted Financial Party A and Financial Party B to inform them that they should only submit a bid letter if their offers would be higher than what was noted in the IOIs previously submitted by the respective firms.

On May 24, 2017, TWC submitted to the Company a formal bid letter, draft exclusivity agreement, draft debt commitment letter and a markup of the draft form of merger agreement,

representing an offer of $7.10 cash per share. Financial Party A and Financial Party B did not submit a bid and noted their continued interest, but inability to raise their bids above what they had previously submitted in their respective IOIs. Financial Party C did not submit a final bid.

On May 25, 2017, the Company issued a press release providing a preliminary view to its earnings for the third quarter of its fiscal 2017. An update containing the preliminary information had been made available to potential bidders in the electronic data room on May 12, 2017. The press release was provided in anticipation of Mr. Olivier’s and Mr. Nurthen’s attendance at the B. Riley Investor Conference in Santa Monica, California.

On May 26, 2017, a telephonic Board meeting was held to discuss the current state of the process, including that a formal bid was presented to the Company on May 24th by TWC. Messrs. Witt and Wauters of G&K attended the meeting to advise the Company on various legal matters, next steps and other strategic matters relating to the process and Project Apple. It was further noted that Financial Party F and Financial Party G, who were the winning bidders in the process to acquire Company A, Financial Party F and Financial Party G, had executed a non-disclosure agreement with the Company and indicated some level of interest in the process, but had not responded in any additional detail or provided any indication of interest.

The Board reviewed a detailed summary of TWC’s bid, which had been prepared by PCS.

During the ensuing discussion, one option presented to the Board was to sign an exclusivity agreement with TWC and then move forward with negotiating the merger agreement during the exclusivity period. It was noted that, as currently drafted, the exclusivity agreement proposed by TWC would preclude the Company from pursuing the Project Apple transaction.

Messrs. Witt and Wauters then discussed with the Board of its fiduciary duties with respect to the strategic alternatives review process, including the duties of care and loyalty, and reminded the Board of the need to be vigilant regarding any potential conflicts relating to TWC, and related legal matters. Each Board member again confirmed affirmatively that he was not aware of any such conflicts.

The Board discussed the risks of continuing to pursue Project Apple, including the possibility that it might ultimately disrupt the process. The directors considered whether it would be possible, in a short amount of time, to obtain further clarity as to the true extent any remaining interests on the part of Financial Party F and Financial Party G, including whether there would be value in delaying exclusivity with TWC to allow management time to potentially meet with their representatives. It was noted that Financial Party F and Financial Party G were aware of the bid deadline and did not submit a bid. Several directors expressed an interest as to whether TWC’s bid represented its best and final offer from an economic perspective, and whether and to what extent the potential Project Apple transaction affected the bid.

After further discussion, the directors concluded that, while they believed that the process had been thorough, Mr. Olivier, through PCS, should make an effort to determine whether TWC might be willing to increase its bid, and to what extent TWC considered the potential for the potential Project Apple transaction in preparing its bid. Messrs. Olivier and Nurthen also agreed to provide the Board with an analysis of the potential shareholder value represented by the TWC proposal and the potential Project Apple transaction, based on reasonable assumptions as necessary.

Following the meeting, Messrs. Olivier and Nurthen requested that a representative of HLC communicate to TWC the Board’s concerns regarding TWC putting forth their best offer and how Project Apple factored into TWC’s offer, if at all.

On May 27, 2017, Mr. Olivier and Mr. Clammer held a telephonic meeting whereby Mr. Clammer noted that the bid received had considered Project Apple and represented TWC’s final and best offer.

The Company’s Board of Directors, along with Mr. Nurthen, and Messrs. Witt and Wauters from G&K, held another telephonic meeting on May 30, 2017. Mr. Olivier updated the Board regarding his and Mr. Nurthen’s conversations with HLC and Mr. Clammer. Mr. Nurthen presented the Board with an analysis of comparative valuation scenarios of the Company in its present stand-

alone state, adjusted based on the hypothetical consummation of Project Apple, and based upon TWC’s offer.

At the request of the Chairman, Messrs. Olivier and Nurthen provided their perspectives on the TWC bid. Each of them expressed confidence in the thoroughness of the process and their belief that the TWC opportunity represented the best opportunity to maximize value for the Company’s shareholders. Mr. Olivier then discussed concerns about the expectation expressed by TWC in its bid letter that management would roll over a majority of its equity into the post-merger company, noting that this expectation potentially posed a risk to the transaction, since the topic had not been discussed with TWC and in light of the potential complexities associated with such a rollover, which had not yet been explored. Notwithstanding this matter, Mr. Olivier expressed his belief that the Company should move forward with exclusivity arrangement with TWC, but attempt to clarify the potential for an equity rollover prior to executing a definitive exclusivity agreement.

After extensive deliberation, the Board concluded that it had thoroughly considered the two strategic alternatives (continuing as a stand-alone entity and the hypothetical consummation of the Project Apple transaction, subject to its complexities and execution risk) against the present bid from TWC, and that the TWC bid represented the maximum potential value for the shareholders. However, the Board indicated a desire for more certainty around the management equity rollover issue, since it could affect the execution risk of a transaction with TWC, prior to executing an exclusivity agreement with TWC.

Following the discussion, and with input from Mr. Witt and Mr. Wauters regarding fiduciary and strategic matters, the Board resolved that, pending reasonable resolution of the management rollover issue, it would be in the best interests of the Company and shareholders of the Company to enter into an exclusivity agreement with TWC. The Board authorized management to have discussions with TWC regarding the management rollover issue, and to move forward with TWC in exclusivity.

On June 1, 2017, Mr. Olivier had a conference call with Mr. Clammer of TWC to discuss, among other things, the current status of the process as well as additional details regarding TWC’s expectations with respect to the level and scope of potential management equity rollovers and the potential impact of such rollovers, if any, on the timing and execution of the proposed merger agreement. As of the date of this proxy statement, ARI’s management has not reached any agreement, arrangement or understanding with TWC regarding the employment of ARI’s management team following a transaction.

Messrs. Olivier and Nurthen and representatives from PCS, HLC and G&K engaged in a process status update call on June 6, 2017.

On June 7, 2017, a management discussion was held via conference call with Messrs. Olivier, Jones, Ostermann and Nurthen of the Company as well as a representative of HLC, representatives of PCS, and representatives of TWC.

An in-person meeting of the Company’s Board of Directors, also attended by Mr. Nurthen, was held on June 7, 2017. Mr. Olivier discussed with the Board the status of the process, adding that management was continuing to negotiate the terms of an exclusivity agreement with TWC. It was contemplated that the exclusivity period would run from seven to ten business days. Mr. Nurthen discussed with the Board the implications entering of an exclusivity agreement with TWC. The Board ratified management’s continuing work toward a definitive exclusivity agreement with TWC based on the resolution of the few outstanding issues.

On June 8, 2017, the Company released its third quarter fiscal 2017 earnings results and management conducted a call with investors to comment on the results and respond to questions.

Also on June 8, 2017, representatives of G&K and K&E participated in a conference call to discuss the process for conducting confirmatory due diligence and negotiating the draft merger agreement and related documents during the term of the exclusivity period between ARI and TWC.

On June 9, 2017, the Company executed an exclusivity agreement with TWC covering a period of seven business days, with a potential one-time extension of three business days. During the exclusivity period, numerous diligence requests were made by TWC and fulfilled by the Company.

On June 13, 2017, Mr. Nurthen and representatives of PCS had a conference call to discuss the financial model to be used for the fairness opinion. PCS used a financial model that contained the same financial projections as were provided by the Company in its CIM issued to potential buyers, with the addition of financial projections for fiscal years 2021 and 2022, which were extrapolated from the projected fiscal years 2018 through 2020.

Also on June 13, 2017, following several extensive discussions with ARI’s management, G&K sent a revised version of the draft merger agreement to K&E. G&K also received from K&E drafts of TWC’s equity commitment letter and limited guaranty.

On June 15, 2017, representatives of G&K and K&E participated in a conference call to discuss a variety of open items in the draft merger agreement, including proposed termination fees, pre- and post-termination rights and remedies of the parties and related matters.

On June 16, 2017, G&K sent a proposed markup of the draft equity commitment letter and limited guaranty to K&E.

On June 17, 2017, representatives of G&K and K&E participated in a conference call to further discuss and come to a tentative resolution on various open issues in the merger agreement, equity commitment letter and limited guaranty. From June 17, 2017 through June 20, 2017, G&K and K&E also exchanged drafts of ARI’s Disclosure Letter and worked, with ARI’s management, toward resolving open issues and finalize the Disclosure Letter.

A telephonic meeting of the Board of Directors was held on June 19, 2017, also attended by Mr. Nurthen and representatives of G&K. The Board discussed the recent increase in trading volume and price of ARI common stock, which would have the effect of reducing the execution date premium represented by TWC’s offer of $7.10 per share relative to the 60-day premium. The Board ultimately concluded that the recent trading activity could be short-term in nature, and did not alter the Board’s view as to whether the continued pursuit of the proposed transaction would be in the best interest of shareholders. The Board also reiterated its belief that the process has been deliberate, robust and responsibly conducted in the best interests of the Company’s shareholders, determined to seek the input of PCS as to whether the recent trading activity would in any way affect its ability to render its fairness opinion.

G&K then led a discussion with the Board regarding the status of open items in the draft merger agreement, which included, among other less significant items, the amounts of the Company and Parent termination fees. G&K informed the Board that it was not otherwise aware of any open issues in the merger agreement that would likely delay its execution pending Board approval. Following the discussion, Mr. Olivier provided an update to the Board regarding his preliminary discussions with TWC relating to TWC’s management equity rollover expectations, describing recent discussions regarding the potential tax treatment of any such rollovers, which were ongoing but not expected to ultimately impair or delay a potential merger agreement execution.

Throughout June 19, 2017 and June 20, 2017, G&K and K&E continued to exchange comments and drafts of the merger agreement and related documents, culminating in the preparation of proposed execution versions in the early evening of June 20, 2017.

A telephonic meeting of ARI’s Board of Directors was held at approximately 5:00 p.m. Central time on June 20, 2017, which was also attended by representatives of PCS, HLC and G&K. At the meeting, representatives of PCS reviewed PCS’ financial analysis of the $7.10 per share price. The representative from HLC, who had led the process beginning during his tenure at PCS, described the process, beginning with its inception in November 2016 to its current state, noting the key milestones.

Members of ARI’s Board of Directors and G&K questioned the representatives from PCS and HLC about a variety of matters, including their views of the effectiveness of the process, with PCS and HLC noting, based on their professional judgment and experience, that the process had been robust and competitive.

Following this discussion, representatives of PCS delivered to the Board of Directors its oral opinion that as of June 20, 2017 and based upon and subject to the considerations, limitations and other matters set forth in its written opinion, the $7.10 in cash per share to be paid to the holders of

ARI common stock (other than TWC and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

After PCS and HLC exited the meeting, G&K presented the proposed merger agreement summary as previously provided to the Board, highlighting, among others matters, the nature of the representations, warranties and covenants of the parties; the covenants to which the Company would be subject to from signing to closing; the non-solicitation provisions to which the Company would be subject, and the “fiduciary out” provisions that would permit the Board to respond, under specified conditions, to unsolicited bona fide acquisition proposals prior to the shareholder vote; the opportunities under the merger agreement for intervening bids; and the termination provisions, effect of termination and specific performance remedies provided under the merger agreement.

The Chairman of the Board then opened the floor to discussion and questions regarding the terms of the draft merger agreement, at which point robust discussion ensued regarding the same and G&K responded to several questions from members of the Board. A discussion also ensued among G&K and members of the Board regarding the draft Limited Guaranty, and any potential risks associated with enforcing the Limited Guaranty should it become necessary at some point to do so.

As it related to the tax issue surrounding management’s potential rollover of equity into the new entity, Mr. Olivier noted that as of yet there had been no specific arrangements made regarding equity rollovers, and no resolution had been reached as to whether a rollover could or would be structured as a taxable or tax-free transaction.

Messrs. Olivier, Witt and Wauters noted that G&K was still in the final process of reviewing the presumed execution version of the Merger Agreement, Limited Guaranty and Equity Commitment Letter, and that it would be appropriate to adjourn the meeting so the documents could be reviewed and circulated to the Board, along with proposed resolutions, prior to any final determinations by the Board. Mr. Olivier noted that the press release and other communications materials had been reviewed by the Company, TWC and its counsel, K&E, and by G&K.

Lastly, the Board discussed the fact that the Company’s stock had closed at a price near the proposed per share consideration, and whether and how that fact affected their views with respect to proceeding with the proposed transaction. The consensus of the Board was that the trading price on a given day does not accurately speak to the fairness of the proposed transaction and the recent run-up in price was likely not directly related to the value of the business and that, despite every effort by the parties to maintain strict confidentiality, it may have been affected by the process. Considering that, the Board noted that the proposed $7.10 per share price still represented a meaningful premium over the “unaffected” trading price of the stock. The Board discussed in particular PCS’ stated view that the recent share price activity did not affect its ability to render the Fairness Opinion.

With no further business to discuss, the Board adjourned at approximately 7:00 p.m. Central time, to reconvene at 10:00 p.m. Central time to continue discussions regarding the proposed transaction.

The Board, Mr. Nurthen, and representatives of G&K reconvened via telephone at approximately 10:00 p.m. Central time to continue discussions relating to the proposed transaction.

Upon reconvening the meeting, Mr. Olivier provided the other members of the Board with an update on the discussions between K&E and G&K as to whether a potential management equity rollover could be structured as a tax-free or tax-deferred transaction. Mr. Olivier and G&K described the potential for a structure that may permit a tax-efficient rollover, and a minor change that had been made to the draft merger agreement to potentially allow for tax-efficient rollovers. Mr. Olivier again noted that no definitive arrangements or agreements had been reached regarding any equity rollovers. After discussion, the Board determined that the issue had been adequately addressed as to significantly mitigate execution risk relating to the issue.

G&K reminded the Board of its fiduciary duties in connection with the approval of the proposed merger agreement. All members of the Board renewed their confirmations that no matters had arisen that could create a conflict or appearance of a conflict in connection with the proposed transaction.

Following this discussion, G&K led a discussion summarizing potential reasons for and against the proposed transaction that had been discussed by the Board of Directors over the course of the process and the Board’s review of the potential transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”), and requested input from the Board with respect to the factors.

Prior to the meeting, the Board had been provided with the proposed execution versions of the Agreement and Plan of Merger, Equity Commitment Letter and Limited Guaranty, along with proposed resolutions relating to the transaction. With no additional questions surrounding the merger documents, the Board paused to review the resolutions relating to the proposed merger agreement and related matters. The Board then unanimously approved the proposed resolutions as presented.

Following the Board of Directors meeting on June 20, 2017, the parties executed the Merger Agreement, Equity Commitment Letter and Limited Guaranty.

The morning of June 21, 2017, prior to the opening of trading of the ARI common stock on NASDAQ, the Company issued a press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to, fair to and in the best interests of ARI and its shareholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ARI to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, ARI’s Board of Directors consulted with outside legal counsel, its financial advisors and ARI’s senior management. In recommending that ARI’s shareholders vote in favor of approval and adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	The current and historical financial condition and results of operations of ARI.
•	The risks associated with ARI’s business (as reflected in the “Risk Factors” section in ARI’s Form 10-K and Form 10-Q filings with the SEC, as applicable).
•

The risk-adjusted probabilities associated with achieving ARI’s long-term strategic plan as a stand-alone company, as compared to the opportunity afforded to ARI’s shareholders via the Per Share Merger Consideration.

•	The alternatives to the Merger and the feasibility, risks and uncertainties associated with each alternative.
•	The competitive risks to ARI’s business from existing and new entrants to ARI’s industry.

•

The financial presentation of PCS, including its opinion, dated June 20, 2017, to the effect that, as of such date and based on and subject to the matters described in the opinion, the Per Share Merger Consideration is fair, from a financial point of view, to holders of shares of ARI common stock who are entitled to receive the Per Share Merger Consideration.

•

The process undertaken by the Board to explore alternatives to the Merger, which included contact with multiple strategic and financial parties, including TWC, to determine their interest in the transaction.

•	The fact that the consideration to be received by ARI’s shareholders in the Merger will consist entirely of cash, which will provide liquidity and certainty of value to shareholders.
•	The recommendation of ARI’s senior management team in favor of the transaction.
•	The Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable.
•

The Board’s belief that the terms of the Merger Agreement, taken as a whole, provide a significant degree of certainty that the Merger will be consummated, including the fact that the Merger Agreement contains limited closing conditions.

•

TWC has agreed to furnish an equity commitment letter pursuant to which TWC commits to provide the equity funding to the Parent to enable it to provide the equity financing for the transactions contemplated under the proposed agreement up to $93,341,000, as well as a fully executed debt commitment letter pursuant to which the Lender committed to provide debt financing to the Parent for an aggregate amount of up to $72.5 million, comprised of a $7.5 million revolving credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $55 million to $65 million term loan facility.

•

The nature of the financing commitments received by TWC with respect to the Merger, including (i) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (ii) the identities of those institutions and their experience in consummating transactions such as those contemplated by the Merger Agreement.

•	TWC has agreed to deliver a limited guaranty of the Parent’s obligations under the Merger Agreement in favor of ARI.
•	The terms and conditions of the Merger Agreement, and the course of negotiation thereof, including:
-	the closing conditions to the Merger, including the condition that the Merger Agreement is subject to the approval of ARI’s shareholders;
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ARI’s right to terminate the Merger Agreement in order to accept a superior proposal, subject to certain conditions (including allowing TWC to amend its Merger terms) and the payment to Parent of a termination fee of $4,767,000, plus reimbursable expenses;

-	the limitation on ARI’s liability for its failure to perform its obligations under the Merger Agreement $4,767,000; and
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the fact that the Parent is required to pay ARI a termination fee of $8,264,000, plus reimbursable expenses, if it fails to perform its obligations under the Merger Agreement, including if it fails to obtain its financing for the Merger.

•

The fact that resolutions approving the Merger Agreement were unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are neither affiliated with TWC nor employees of ARI or any of its subsidiaries, and which retained and received advice from ARI’s outside legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the Merger Agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with ARI’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger

Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	Following the Merger, ARI’s shareholders will cease to participate in any future earnings growth of ARI or benefit from any future increase in its value.
•

The relationship of the Per Share Merger Consideration to the unaffected trading price of ARI common stock, constituting a premium of approximately 33% to ARI’s average closing price for the period of 60 trading days ending June 20, 2017, the date of the Merger Agreement, as well as ARI’s rising stock price from the date the exclusivity agreement was entered into to the date of the Merger Agreement.

•

The perceived risks and benefits of a variety of strategic alternatives for ARI, including but not limited to, discussions with the Project Apple Party regarding the potential divestiture of certain assets of ARI.

•	The difficulties and challenges inherent in consummating any merger.
•

The difficulty TWC would have completing the Merger if the financing described in the equity commitment letter and debt commitment letter entered into by TWC with the Lender, or an alternative financing, were unavailable.

•

The risk that the Merger might not be consummated in a timely manner or at all in the event of a failure of certain closing conditions, including a failure of TWC to obtain financing for the Merger, which would allow Parent/TWC to terminate the Merger Agreement after paying a termination fee of $8,264,000.

•	ARI is not entitled to specific performance if TWC, subject to the certain conditions, is unable to finance the Merger. Instead, ARI is entitled to the termination fee of $8,264,000.
•	The possibility that if the Merger is not consummated, ARI would have incurred significant transaction and opportunity costs.
•

The restrictions on ARI’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to specified exceptions, including providing the Parent the ability, for a limited time period, to modify the Merger terms in response to the Board’s change in recommendation.

•	Parent is entitled to ARI’s termination fee if:
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the Merger Agreement is terminated because the Board (i) withholds, withdraws, qualifies, amends or modifies (or publicly proposes or resolves to do so), in a manner adverse to Parent or Merger Sub, the recommendation by the Board of the Merger Agreement or the Merger, (ii) approves, recommends or otherwise declares advisable or proposes or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, (iii) takes any formal action or make any recommendation or public statement in connection with a tender or exchange offer, (iv) fail to publicly reaffirm the recommendation by the Board of the Merger Agreement or the Merger within ten business days after Parent so requests in writing (it being understood that ARI will not be obligated to make such reaffirmation on more than one occasion), or (v) fails to include the recommendation by the Board of the Merger Agreement or the Merger in this proxy statement.

-	the Merger Agreement is terminated by ARI in order to enter into a definitive agreement providing for a Superior Offer in accordance with the terms of the Merger Agreement; and/or
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(A) the Merger Agreement is validly terminated (x) by either party if there is a failure to close within six months of the signing date or if shareholder approval is not obtained or (y) by Parent if ARI breached or failed to perform any representation or warranty such that the conditions to ARI’s obligations to effect the Merger cannot be satisfied; (B) following the execution of the Merger Agreement but prior to the termination as detailed in (A), an Acquisition Proposal is publicly announced or privately submitted to the Board and not withdrawn; and (C) within a one-year period of termination under (A), an acquisition transaction is consummated or ARI enters into a definitive agreement followed by an acquisition transaction.
•	For U.S. federal income tax purposes, the cash Merger consideration will be taxable to ARI’s shareholders that are entitled to receive such consideration.
•	The possible disruption to ARI’s business that might result from the announcement of the Merger, such as litigation, and the resulting distraction of the attention of ARI’s management.
•

The restrictions on the conduct of ARI’s business prior to completion of the Merger, which could delay or prevent ARI from undertaking business opportunities that might arise pending completion of the Merger.

The Board of Directors believed that, overall, the potential benefits of the Merger to ARI’s shareholders outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Opinion of ARI’s Financial Advisor

ARI retained Pacific Crest Securities, a division of KeyBanc Capital Markets Inc., to act as financial advisor to the Board of Directors in connection with a potential transaction such as the transactions contemplated by the Merger Agreement and to evaluate whether the Per Share Merger Consideration to be paid to the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. ARI selected PCS to act as its financial advisor based on PCS’ qualifications, expertise, reputation and knowledge of the business and affairs of ARI and the industry in which ARI operates. At the meeting of the Board of Directors on June 20, 2017, PCS rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth in its written opinion, the Per Share Merger Consideration to be paid to the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of PCS’ written opinion, dated June 20, 2017, is attached hereto as Annex B and is incorporated by reference herein. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by PCS in rendering its opinion. You should read the written opinion carefully in its entirety. The opinion was provided to the Board of Directors and addresses only, as of the date of the written opinion, the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement, and it does not address any other aspect of the proposed transactions. It does not constitute a recommendation as to how any shareholder should vote with respect to the Merger or any other matter, and does not in any manner address the price at which ARI common stock will trade at any time. The summary of the written opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion.

In connection with its opinion, PCS reviewed and analyzed, among other things, the following:

•	a draft of the Merger Agreement, dated June 19, 2017, which PCS understood to be in substantially final form;
•	certain publicly available information concerning ARI;

•	certain other internal information, primarily financial in nature, including projections, concerning the business and operations of ARI furnished to PCS by ARI for purposes of its analysis;
•	certain publicly available information concerning the trading of, and the trading market for, ARI common stock;
•	certain publicly available information concerning TWC, an affiliate of Parent, and its financing sources;
•

certain publicly available information with respect to certain other publicly traded companies that PCS believes to be comparable to ARI and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that PCS considers relevant to its inquiry.

PCS also discussed the business, financial condition, operations and prospects of ARI with certain officers and employees of ARI, as well as other matters it believed relevant to its inquiry. PCS also performed such other financial studies and analyses and considered such other data and information as PCS deemed appropriate.

In its review and analysis and in arriving at its opinion, PCS assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with PCS or publicly available, and PCS assumed that the representations and warranties of ARI, Parent and Merger Sub contained in the Merger Agreement are and will be true and correct in all respects material to its analysis. PCS was not engaged to, and did not independently attempt to, verify any of such information or its accuracy or completeness. PCS also relied upon the management of ARI as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to PCS (described below under the caption “—Certain Financial Projections”) (the “Financial Projections”) and, with the consent of ARI, PCS assumed that the Financial Projections were reasonably prepared on bases that reflect the best currently available estimates and judgments of management of ARI of the future financial performance of ARI and other matters covered thereby. PCS was not engaged to assess the reasonableness or achievability of the Financial Projections or the assumptions on which they were based, and PCS expresses no view as to such projections or assumptions. In addition, PCS did not conduct a physical inspection, valuation or appraisal of any of the assets or liabilities of ARI, and PCS was not furnished with any such inspection, valuation or appraisal. PCS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on ARI or the Merger that would be meaningful to its analysis.

PCS was neither asked to, nor did PCS, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering its opinion, PCS assumed, with ARI’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that PCS examined, and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver or modification of any term or condition that would be meaningful to PCS’ analysis.

PCS’ opinion was based on economic and market conditions and other circumstances existing on, and information made available to PCS as of, June 20, 2017 and does not address any matters subsequent to such date or time period after the delivery of the opinion. In addition, PCS’ opinion was limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the holders of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement and does not address ARI’s underlying business decision to engage in the Merger or any other terms of the Merger or the fairness of the Merger, or any consideration paid in connection therewith, to creditors or other constituencies of ARI. In addition, PCS did not express any opinion as to the fairness of the Merger or the amount or the nature of the compensation paid or to be paid to any of the directors, officers or employees of ARI, or class of such persons, relative to the consideration to be paid to public shareholders of ARI. PCS did not express any opinion as to the impact of the Merger on the solvency or viability of ARI, Parent or its affiliates or the ability of ARI, Parent or its affiliates to pay their respective obligations when they come due. Although subsequent developments may affect PCS’ opinion, PCS does not have any obligation to update, revise or reaffirm its opinion. PCS’ opinion was approved by a fairness committee of PCS.

The following is a brief summary of the material analyses performed by PCS in connection with its opinion dated June 20, 2017. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying PCS’ opinion. For purposes of its analyses, PCS used the Financial Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by PCS, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PCS’ financial analyses.

Selected Companies Analysis

PCS compared selected financial information and public market multiples for ARI with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected from publicly traded companies in ARI’s industry by PCS based on its professional judgment and experience.

•	Infomedia Ltd.
•	GoDaddy Inc.
•	Web.com Group, Inc.
•	Endurance International Group Holdings, Inc.
•	MAM Software Group, Inc.
•	CDK Global, Inc.

For purposes of this analysis, PCS analyzed the ratio of the implied enterprise value (“EV”), which PCS calculated as equity market capitalization plus debt, less cash and cash equivalents, to actual revenues and adjusted EBITDA (earnings before interest, tax, depreciation and amortization) of ARI for the 12-month period ended April 30, 2017, of Infomedia Ltd. for the 12-month period ended December 31, 2016 and of the other selected companies for the 12-month period ended March 31, 2017, which was the latest publicly available data as of June 20, 2017. PCS also analyzed the estimated revenues and estimated adjusted EBITDA for calendar year 2017 of ARI and each of the selected companies. For purposes of this analysis, PCS used the latest equity market capitalization data and estimates of revenue and adjusted EBITDA for the selected companies prepared by equity research analysts that were publicly available as of June 20, 2017. Estimated revenue and estimated adjusted EBITDA of ARI for calendar year 2017 were based on management’s estimates included in the Financial Projections. For purposes of this analysis, PCS added back certain non-recurring expenses to estimated adjusted EBITDA for the fiscal year ending July 31, 2017 that was included in the Financial Projections.

Based on its analysis of the relevant metrics for each of the selected companies, PCS determined the medians of EV/revenue and EV/adjusted EBITDA for the selected companies for the 12-month periods ending on the dates indicated above and for calendar year 2017. Based on the number of fully diluted shares of ARI common stock outstanding (calculated using the treasury stock method) as of June 13, 2017 as provided by ARI’s management (the latest information available at the time of calculation), and the medians of EV/revenue and EV/adjusted EBITDA of the selected companies, the analysis resulted in estimated implied values per share of ARI common stock as of June 20, 2017 as follows:

Financial Statistic	Median Multiple of Selected Companies	Implied Equity Value Per Share of ARI Common Stock
Enterprise Value to LTM Revenue	2.7x	$7.08
Enterprise Value to LTM Adjusted EBITDA	12.2x	6.11
Enterprise Value to Estimated 2017 Revenue	2.6x	7.52
Enterprise Value to Estimated 2017 Adjusted EBITDA	9.4x	4.88

No company included in the selected companies analysis is identical to ARI. In evaluating the selected companies, PCS made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of ARI, such as the impact of competition on ARI’s business and the industry in general, industry growth and the absence of any material adverse change in ARI’s financial condition and prospects of or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean or median, is not in itself a meaningful method of using selected company data.

Premiums Paid Analysis

PCS reviewed publicly available data for acquisitions of U.S. publicly traded companies completed from January 1, 2013 to June 20, 2017 across all industries. PCS reviewed the prices offered by the purchasers and calculated the median of implied premiums of the offered prices over the historical trading prices of the stock of the targets at multiple points in time prior to the announcement of the transactions. PCS performed the analysis at multiple points in time prior to the announcement of the transactions in order to mitigate the effect on the analysis of premiums that could have been affected by factors such as the public becoming aware of the possibility of a transaction. Based on its professional judgment and experience, PCS applied the median one-month premium of the completed transactions to the closing price of ARI common stock on May 19, 2017. This analysis indicated the following implied value per share for ARI common stock:

ARI common stock price as of May 19, 2017	Median one-month premium for public company acquisitions	Implied Equity Value Per Share of ARI Common Stock
$4.89	30.9%	$6.40

No company or transaction used in the premiums paid analysis is identical to ARI or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies or transactions to which ARI and the Merger were compared.

Selected Transactions Analysis

PCS compared seven selected transactions announced between June 2014 and February 2016 involving companies that PCS selected as being similar to ARI based on its professional judgment and experience. PCS selected the transactions based on operational, business and industry similarities between the target companies and ARI, size of the transactions, the solution delivery model of the target companies and the end markets served by the target companies. These transactions are listed below:

Announcement Date	Target	Acquiror	EV (in millions)	EV/LTM Revenue
February 11, 2016	Yodle	Web.com	$417.6	2.0x
November 2, 2015	Constant Contact	Endurance International	931.6	2.6x
June 15, 2016	Dealertrack Technologies	Cox Automotive	4,464.5	4.7x
May 5, 2015	Borderfree, Inc.	Pitney Bowes	389.6	3.2x
April 8, 2015	ProcServe Holdings Limited	Basware UK Ltd.	20.3	2.1x
February 5, 2015	E2open, Inc.	Insight Venture Partners	249.9	3.2x
June 23, 2014	Team Internet AG	Matomy Media Group	38.6	1.7x

For each of the transactions listed above, PCS reviewed, among other things, the implied enterprise value of the target company as a multiple of its revenue for the 12-month period ended on the last day of the latest fiscal quarter preceding the announcement date of each listed transaction for which data was publicly available. Based on the analysis of such metrics for the transactions noted above, PCS determined that the median multiple was 2.6x. PCS applied the median multiple to ARI’s revenue for the 12-month period ending April 30, 2017 to determine an implied enterprise value of ARI. Based on the calculations set forth above, this analysis implied a value per share of ARI common stock of $6.70.

No company or transaction used in the selected transactions analysis is identical to ARI or the Merger. In evaluating the selected transactions, PCS made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond ARI’s control, such as the impact of competition on ARI’s business or the industry generally, industry growth and the absence of any material adverse change in ARI’s financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the proposed transactions, PCS cautioned against placing undue reliance on this information.

Illustrative Discounted Cash Flow Analysis

PCS performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value per share of ARI common stock as of June 20, 2017. This analysis was calculated based on the Financial Projections as follows:

•	Determining an illustrative enterprise value for ARI by:
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the implied net present value of projected future free cash flows of ARI, with free cash flows determined based on the projected earnings before interest and tax included in the Financial Projections for the years ending July 31, 2018 through July 31, 2022, excluding the impact of stock-based compensation expense, including the impact of income taxes, adding non-cash expenses comprising depreciation, amortization of intangibles and amortization of software, and subtracting uses of cash comprising changes in net working capital, capital expenditures and capitalized software development costs, and discounting the projected free cash flows for those periods to present value by a discount rate of 13.6% using the mid-year convention, based on an estimated weighted average cost of capital for ARI; and

-

the implied net present value of a corresponding terminal value of ARI, calculated by multiplying adjusted EBITDA of ARI for the year ending July 31, 2022 by an exit multiple of 12.0 and discounting the product to present value by a discount rate of 13.6%, based on an estimated weighted average cost of capital for ARI;

•	Subtracting projected net debt of ARI as of July 31, 2017, including long-term debt, contingent liabilities and capital lease obligations; and
•

Dividing the result by the number of fully diluted shares of ARI common stock outstanding (calculated using the treasury stock method) as of June 13, 2017, as provided by ARI’s management (the latest information available at the time of calculation).

Based on the calculations described above, this analysis implied a value per share of ARI common stock of $6.72.

Illustrative Leveraged Buyout Analysis

PCS performed a hypothetical leveraged buyout analysis to determine the price at which a financial sponsor might effect a leveraged buyout of ARI. In preparing this analysis, PCS used projected financial information from the Financial Projections and added back certain non-recurring expenses to estimated adjusted EBITDA for the fiscal year ending July 31, 2017 that was included in the Financial Projections. PCS determined an illustrative enterprise value for ARI based on:

•	a transaction date of July 31, 2017;
•	a subsequent exit transaction by the financial sponsor at July 31, 2022;
•	a multiple of 5.1x of total debt to actual adjusted EBITDA for the quarter ended April 30, 2017, annualized;
•	debt financing at a rate of LIBOR plus 600 basis points (with a minimum LIBOR rate of 1.00%), amortizing at a rate of 1% per year;
•	an exit multiple of 12.0x projected adjusted EBITDA for the year ended July 31, 2022;
•	a targeted annualized internal rate of return for the financial sponsor of 17.5%; and
•	financing fees and transaction expenses of $3.8 million in at entry.

PCS selected the leverage multiple, financing terms, exit multiple, target internal rate of return, and fees and expenses based upon the application of its professional judgment and experience. From the illustrative enterprise value, PCS subtracted projected net debt of ARI as of July 31, 2017, including long-term debt, contingent liabilities, capital lease obligations and the redemption premium payable under ARI’s existing credit facility, and divided the result by the number of fully diluted shares of ARI common stock outstanding (calculated using the treasury stock method) as of June 13, 2017, as provided by ARI’s management (the latest information available at the time of calculation).

Based on the calculations described above, this analysis implied a value per share of ARI common stock of $6.92.

Miscellaneous

In connection with the review of the transactions contemplated by the Merger Agreement by the Board of Directors, PCS performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, PCS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. PCS believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, PCS may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the valuations resulting from any particular analysis described above should not be taken to be PCS’ view of the actual value of ARI. In performing its analyses, PCS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ARI’s control. Any estimates contained in PCS’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

PCS conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of shares of ARI common stock (other than Parent and its affiliates) pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Board of Directors.

PCS’ opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Per Share Merger Consideration to be received by holders of shares of ARI common stock pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to different consideration. The Per Share Merger Consideration was determined through arm’s-length negotiations between ARI and Parent and was approved by the Board of Directors. PCS provided advice to ARI during these negotiations. PCS did not, however, recommend any specific consideration to ARI or that any specific consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.

Pursuant to a letter agreement dated December 5, 2016 (the “PCS Engagement Letter”), as amended, PCS provided ARI with financial advisory services in connection with the proposed transaction for which it will be paid approximately $2.4 million, $50,000 of which was payable in connection with the execution of its engagement letter, $300,000 of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, the Closing. ARI has also agreed to reimburse PCS for its expenses incurred in performing its services. ARI has also agreed to indemnify PCS and its officers, directors, employees, agents, affiliates, partners and controlling persons against certain liabilities and expenses related to, arising out of or in connection with PCS’ engagement. In a letter agreement dated May 17, 2017, ARI consented to PCS’ collaborating with HLC, in connection with the engagement under the PCS Engagement Letter, and ARI agreed to indemnify HLC and its officers, directors, employees, agents, affiliates, partners and controlling persons against certain liabilities and expenses related to, arising out of or in connection with PCS’ engagement. Of the amount paid by ARI to PCS for financial advisory services in connection with the proposed transaction, PCS will pay approximately $0.6 million to HLC for its services. Except for the engagement of PCS and HLC in connection with the Merger, neither ARI nor its affiliates have had any material relationships with PCS and HLC during the past two years preceding the date of PCS’ opinion described herein.

Certain Financial Projections

While ARI has from time to time provided limited financial guidance in its regular earnings press releases and other investor materials, which may have covered, among other items, adjusted EBITDA and adjusted EBITDA margin, ARI’s management has not, as a matter of course, otherwise publicly disclosed projections or internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.

In connection with the Board of Directors’ review of potential strategic alternatives and its evaluation of a potential sale transaction, ARI’s management team prepared estimates and projections of ARI’s financial performance for the fiscal years 2017 through 2022 (the “Financial Projections”). ARI prepared the Financial Projections in a manner consistent with the methodology it uses to prepare its internal budgets in the ordinary course, which does not account for any potential future acquisitions. The Financial Projections for fiscal years through 2020 were prepared to assist potential buyers participating in the process in valuing the Company. Management prepared the financial projections for fiscal years 2021 to 2022 for use by PCS based on straight-line extrapolation from the projected fiscal years 2018 through 2020. The Board of Directors reviewed the Financial Projections, and management provided the Financial Projections to PCS and HLC, and (for fiscal years through 2020) to potential buyers, including TWC. In addition, PCS used the Financial Projections in connection with performing its financial analyses and rendering its fairness opinion to the Board of Directors as described above under “—Opinion of ARI’s Financial Advisor.”

The Financial Projections were prepared on a different basis, for a different purpose, and at a different time from ARI’s public guidance as to its projected financial and operational results and on a different basis, for a different purpose and at a different time from any other internal financial projections that ARI’s management may prepare or have prepared for its own use or for the use of the Board of Directors in evaluating ARI’s business. As a consequence, the Financial Projections do not, and were not intended to, correspond to ARI’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter, and do not, and were not intended to, update or revise ARI’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter.

A summary of the Financial Projections is set forth below. ARI uses EBIT, EBITDA and adjusted EBITDA, financial measures that are not in accordance with GAAP, as supplemental measures to evaluate its operational performance. While ARI believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. The summary of the Financial Projections contains reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. These non-GAAP financial measures are not reported by all of ARI’s competitors and may not be directly comparable to similarly titled measures of such competitors due to potential differences in the exact method of calculation. Please read carefully “—Important Information About the Financial Projections” below.

Financial Projections

	Fiscal Year Ending July 31,
	2017E	2018P	2019P	2020P	2021P	2022P
($ in millions)
Revenue	$52.9	$57.7	$62.2	$65.9	$69.3	$72.8

Gross Profit	$42.9	$46.9	$50.8	$53.9	$56.7	$59.7
Gross Margin	80.9%	81.3%	81.8%	81.8%	82.0%	82.0%
SG&A Payroll Expenses	27.1	29.3	30.7	31.9	33.3	35.0
SG&A Non-Payroll Expenses	9.1	9.4	10.0	10.4	11.0	11.7
Depreciation & Amortization	2.8	2.8	2.8	2.4	2.0	1.7
Provision for Bad Debt	0.0	0.1	0.1	0.1	0.1	0.1

EBIT	$3.9	$5.3	$7.2	$9.1	$10.3	$11.1
Interest and Other Expenses	0.7	0.7	0.5	0.4	0.2	0.0

Income Taxes	1.4	2.0	2.9	3.7	4.3	4.7

Net Income	$1.8	$2.6	$3.8	$5.0	$5.8	$6.4
Interest Expense	0.7	0.7	0.5	0.4	0.2	0.0
Income Taxes	1.4	2.0	2.9	3.7	4.3	4.7
Depreciation & Amortization	2.8	2.8	2.8	2.4	2.0	1.7
Software Amortization	2.4	2.5	2.6	2.8	2.9	3.0

EBITDA	$9.1	$10.6	$12.6	$14.3	$15.2	$15.8
Stock-Based Compensation Expense	0.7	0.7	0.7	0.8	0.8	0.8

Adjusted EBITDA	$9.8	$11.3	$13.3	$15.1	$16.0	$16.6

Adjusted EBITDA Margin	18.5%	19.6%	21.4%	22.9%	23.1%	22.8%

The following table presents projected unlevered free cash flow, as determined based on the projected earnings before interest and tax and other items included in the Financial Projections, which was used by PCS in connection with PCS’ illustrative discounted cash flow analysis.

	Fiscal Year Ending July 31,
	2018P	2019P	2020P	2021P	2022P
($ in millions)
Operating Profit (EBIT)(1)	$5.3	$7.3	$9.1	$10.3	$11.2
Stock-Based Compensation Expense	0.7	0.7	0.8	0.8	0.8

Net Operating Profit Before Tax	$6.0	$8.0	$9.9	$11.1	$12.0
Income Taxes(2)	2.6	3.4	4.2	4.7	5.1

Net Operating Profit After Tax	$3.4	$4.6	$5.7	$6.4	$6.9
Depreciation & Deductible Amortization	2.8	2.8	2.4	2.0	1.7
Software Amortization	2.5	2.6	2.8	2.9	3.0
Changes in Working Capital	(0.3)	(0.2)	(0.1)	(0.0)	0.0
Capital Expenditures	(1.0)	(1.1)	(1.2)	(1.3)	(1.5)
Software Development Capitalized	(1.9)	(2.0)	(2.1)	(2.1)	(2.3)

Net Investment	2.1	2.1	1.8	1.5	0.9

Unlevered Free Cash Flow	$5.5	$6.7	$7.5	$7.9	$7.8

(1)	Variances from the amounts set forth in the Financial Projection table, above, are due to rounding.
(2)	Income taxes projected assuming a tax rate of approximately 43%.

Important Information About the Financial Projections

While the Financial Projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and Form 10-Q, all of which are difficult to predict and many of which are beyond the control of ARI. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Financial Projections, whether or not the transaction is completed. As a result, the Financial Projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The Financial Projections were not created with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of ARI management, each set of projections prepared by them was prepared on a reasonable basis based on the best information available to ARI management at the time of preparation taking into account the assumptions underlying the relevant alternative scenario for such Financial Projections. The Financial Projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of ARI, and readers of this proxy statement are cautioned not to place undue reliance on this information. The inclusion of the Financial Projections in this proxy statement shall not be deemed an admission or representation by ARI that such information is material. None of the Financial Projections reflects any impact of the Merger.

Neither ARI’s independent registered public accounting firm nor any other independent accountants has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the Financial Projections and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Neither ARI nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of ARI compared to the Financial Projections. The Financial Projections cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. ARI does not undertake any obligation, except as required by law, to update or otherwise revise the Financial Projections contained in this proxy statement to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the Financial Projections is not included in this proxy statement in order to induce any ARI shareholder to vote in favor of the proposal to approve the Merger Agreement or any of the other proposals to be voted on at the Special Meeting.

Interests of ARI’s Directors and Named Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and named executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be approved and adopted by shareholders.

Treatment of Equity-Based Awards

Treatment of Stock Options in the Merger

As of July 11, 2017, there were 679,001 outstanding options to acquire ARI common stock of which 100% were “in-the-money,” that is with an exercise price less than $7.10 per share. ARI’s directors and named executive officers hold 603,500 “in-the-money” options. As of the Effective Time, each outstanding stock option, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the total number of shares of common stock subject to such outstanding option as of the Effective Time; and (2) the amount, if any, by which $7.10 exceeds the exercise price per share applicable to such outstanding option.

Treatment of Restricted Shares and RSUs in the Merger

As of July 11, 2017, there were 173,186 outstanding restricted shares and 4,000 RSUs (rights to receive ARI shares), 133,374 of these restricted shares of which were held by our directors and named executive officers. As of the Effective Time, each outstanding restricted share and RSU will vest in full and become free of restrictions and be converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the total number of shares of common stock subject to such award of restricted shares or RSUs as of the Effective Time; and (2) $7.10.

Treatment of Performance Restricted Stock in the Merger

As of July 11, 2017, there were 308,000 outstanding performance restricted shares (rights to receive ARI shares), 231,000 of which were held by our named executive officers. The performance restricted shares generally vest at varying percentages when the 30-day volume weighted average price (“VWAP”) per share reaches $7.00, $8.00, and $9.00, respectively. Upon a “change of control,” which the consummation of the Merger will constitute, the Merger Consideration will be substituted for the 30-day VWAP and the number of shares that vest at the price threshold below (which have not already vested) and immediately above the Per Share Merger Consideration will vest. As of the Effective Time, each outstanding performance restricted share that vests in accordance with such terms shall become free of restrictions and be converted into the right to receive an amount in cash

(subject to any applicable tax withholding) equal to the product of (1) the total number of performance restricted shares of common stock subject to such award of restricted shares as of the Effective Time; and (2) $7.10. All unvested performance restricted shares as of the Effective Time shall be forfeited. Based on the Merger Consideration, 132,000 of these outstanding performance restricted shares held by our named executive officers will vest as of the Effective Time (or earlier, if the VWAP reaches $7.00 prior to the Effective Time) and the remaining 99,000 held by them shall be forfeited.

Director Equity Awards

Non-employee members of the Board of Directors receive equity awards in consideration of their service on the Board of Directors. All such awards will vest in full as of the Effective Time and all outstanding options and restricted shares will be cancelled or converted and paid out as described above. The non-employee members of the Board of Directors will be entitled to receive $789,420 in respect of such awards (based on the $7.10 merger consideration and the awards outstanding as of July 11, 2017).

Equity Interests of ARI’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards (both vested and unvested) that are in-the-money (at the $7.10 Per Share Merger Consideration in the case of options) and are currently held by each of ARI’s named executive officers and non-employee directors, in each case that either are currently vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on July 11, 2017. The table also sets forth the values of these shares and equity awards based on the $7.10 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any named executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#)(1)	Options Held ($)	Restricted Shares Held (#)(2)	Restricted Shares Held ($)	Performance Restricted Shares Held (#)(3)	Performance Restricted Shares Held ($)	Total ($)
William H. Luden, III	100,069	710,490	10,000	55,900	12,527	88,942	—	—	855,332
William C. Mortimore	52,615	373,567	53,000	310,410	8,351	59,292	—	—	743,269
Robert Y. Newell, IV	82,995	589,265	10,000	58,500	8,351	59,292	—	—	707,057
P. Lee Poseidon	110,064	781,454	—	—	8,351	59,292	—	—	840,747
Chad J. Cooper	18,848	133,821	10,000	38,500	8,351	59,292	—	—	231,613
Roy W. Olivier	214,782	1,524,952	400,000	2,052,500	53,661	380,993	44,000	312,400	4,270,845
William A. Nurthen	22,538	160,020	75,000	288,750	20,769	147,460	44,000	312,400	908,630
Robert A. Ostermann	31,700	225,070	45,500	265,189	13,013	92,392	44,000	312,400	895,051

(1)

The directors and named executive officers hold options to purchase an aggregate of 603,500 shares of common stock set forth in this column, all of which are “in-the-money.” The “in-the-money” options will be accelerated as of the Effective Time and will be cancelled and cashed out in connection with the Merger.

(2)

This amount includes payment for 133,374 unvested restricted shares held by the directors and named executive officers that will vest prior to the Effective Time (i.e., restricted shares which are scheduled to vest on August 1, 2017) or as of the Effective Time as a result of the Merger.

(3)

This amount includes payment for 132,000 performance restricted shares held by the named executive officers that will vest prior to the Effective Time (i.e., performance restricted shares which will vest when the VWAP reaches $7.00) or as of the Effective Time in accordance with the terms described above in the section titled “Treatment of Performance Restricted Stock in the Merger.” In aggregate, the directors and named executive officers held 231,000 performance restricted shares, but 99,000 will be forfeited.

Employment Agreements

ARI has entered into employment agreements with each of its named executive officers. For Mr. Olivier, if Mr. Olivier’s employment is terminated by ARI other than due to cause, or if he terminates for “good reason” as of the Effective Time, ARI will pay Mr. Olivier his base salary for 24 months following his date of termination and a bonus equal to the average of his annual bonus for the three fiscal years ending prior to the effective date of the termination. For Mr. Nurthen, if Mr. Nurthen’s employment is terminated by ARI other than due to “cause,” or if he terminates for “good reason” as of the Effective Time, ARI will pay Mr. Nurthen his base salary for nine months following his date of termination and a prorated bonus payment. For Mr. Ostermann, if Mr. Ostermann’s employment is terminated by ARI other than due to “cause,” or if he terminates for “good reason” as of the Effective Time, ARI will pay Mr. Ostermann his base salary for six months following his date of termination and a prorated bonus payment.

“Cause” and “good reason” have the meaning set forth in each named executive officer’s individual employment agreement.

Change of Control Agreements

ARI has entered into Change of Control Agreements with Mr. Olivier and Mr. Nurthen, which generally provide certain severance payments and benefits (described below) in the event of a qualifying termination of the employment during the 24-month period immediately following a change in control of ARI (which will occur upon the closing of the transactions contemplated by the Merger Agreement). Messrs. Olivier and Nurthen are entitled to the greater of the severance provided under the Change of Control Agreements or under the officer’s employment agreement. In each case, the benefits under the Change of Control Agreements are greater than the named executive officers’ employment agreement. Under the Change of Control Agreements, if Messrs. Olivier’s and Nurthen’s employment is terminated without “cause” or due to “good reason” within the 24 months following the Merger each named executive officer will receive severance benefits equal to two times the sum of salary and targeted bonuses and medical and dental plan continuation for two years. In addition, each of Messrs. Olivier and Nurthen will receive a prorated portion of his average annual bonus for the preceding three fiscal years. The severance amounts for the named executive officers are set forth below in the “Golden Parachute Compensation” section of this proxy statement.

For purposes of the Change of Control Agreements, “cause” means (i) the willful and continued failure by the named executive officer to substantially perform his duties with ARI (other than any such failure resulting from the his incapacity due to physical or mental illness) for a period of at least ten days after a written demand for substantial performance is delivered to the named executive officer which specifically identifies the manner in which he has not substantially performed his duties, or (ii) the willful engaging by the named executive officer in misconduct which is demonstrably and materially injurious to ARI, monetarily or otherwise. For purposes of the Change of Control Agreements, no act or failure to act on the named executive officer’s part shall be considered “willful” unless done or omitted to be done by the named executive officer not in good faith and without reasonable belief that such action or omission was in the best interest of ARI. “Good reason” for purposes of the Change of Control Agreements means (i) a material diminution of or interference with the officer’s duties and responsibilities; (ii) a change in the principal workplace of the officer to a location outside of a 50-mile radius from Milwaukee, Wisconsin; (iii) a reduction or adverse change in the salary, bonus, perquisites, benefits, contingent benefits or vacation time previously provided to the officer; or (iv) an unreasonable increase in the workload of the officer.

Merger-Related Payment

ARI has allocated an aggregate pool of $150,000 to pay bonuses to certain officers and employees, which may include some or all of our named executive officers, in recognition of their extraordinary efforts in connection with the Merger, contingent upon the consummation of the

Merger. No specific payment amounts have been allocated to any individual under the pool as of the date of this proxy statement.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on July 11, 2017, and that the employment of each of the named executive officers was immediately terminated other than for cause on that date. ARI’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Equity ($)(2)(3)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Roy W. Olivier	1,067,953	2,745,893	15,604	3,829,450
William A. Nurthen	685,851	748,610	12,978	1,447,439
Robert A. Ostermann	122,510	669,981	15,604	808,096

(1)

This amount represents the “double-trigger” cash severance payments to which Messrs. Olivier and Nurthen may become entitled under the Change of Control Agreements and the cash severance payments Mr. Ostermann is entitled to under employment agreement upon termination. Under the Change of Control Agreements and Mr. Ostermann’s employment agreement, the amounts become payable in the event that the employment of the applicable named executive officer is terminated without cause or for good reason. For Messrs. Olivier and Nurthen this amount represents two years’ of base salary and target bonus and a prorated portion of the officer’s average annual bonus for the preceding three fiscal years (offset by any quarterly bonus payments already made toward the fiscal 2017 bonus). For Mr. Ostermann, this amount represents six months of base salary continuation and a prorated bonus payment (also offset by any quarterly bonus payments already made toward his fiscal 2017 bonus). For Mr. Olivier, this is equal to two times his $340,000 base salary plus two times his $190,000 target bonus, plus a prorated average annual bonus payment of $150,453, offset by $142,500 in quarterly bonus payments made to him already in fiscal 2017. For Mr. Nurthen, this equals two times his $251,250 base salary plus two times his $83,750 target bonus, plus a prorated average annual bonus payment of $78,663, offset by $62,812.50 in quarterly bonus payments made to him already in fiscal 2017. For Mr. Ostermann, this amount represents six months of base salary continuation ($110,000) and a prorated target bonus payment of $61,260, offset by $48,750 in quarterly bonus payments made to him already in fiscal 2017.

(2)

This amount includes the product of (a) $7.10 per share multiplied by (b) the number of shares subject to each named executive officer’s unvested restricted shares as of July 11, 2017. The total amount for each named executive officer is as follows: Mr. Olivier $380,993, Mr. Nurthen $147,460, and Mr. Ostermann $92,392. A portion of these shares, with respect to each executive, are currently scheduled to vest on August 1, 2017.

(3)

This amount includes the cancellation and cashout of the named executive officers’ options, whether vested or unvested as of July 11, 2017 to purchase ARI common stock in connection with the Merger. All options are “in-the-money” and each named executive officer upon the options being cancelled and cashed out will receive the following amounts: Mr. Olivier $2,052,500, Mr. Nurthen $288,750, and Mr. Ostermann $265,189. Of these amounts, the following represents the value of the unvested options: Mr. Olivier $95,000, Mr. Nurthen $72,188, and Mr. Ostermann $0.

(4)

This amount includes the product of (a) $7.10 per share multiplied by (b) the number of shares subject to each named executive officer’s unvested performance restricted shares held as of July 11, 2017 that are expected to vest prior to or as of the Effective Time based on Per Share Merger Consideration equal to $7.10 (44,000 each). The total amount for each named executive officer is $312,400.

(5)

This amount equals the estimated value of the “double-trigger” COBRA benefits to which Messrs. Olivier and Nurthen may become entitled under the Change of Control Agreements. These COBRA benefits are payable for the 24-month period following the applicable named executive officer’s termination in the same circumstances described in footnote 1.

The payments and benefits described above that are or may be payable to our executive officers in connection with the Merger could be subject to decrease (but not increase) in the event that it is determined that (i) the payment of the full amount of such payments and benefits would subject the executive officer to “golden parachute” excise taxes and (ii) a reduction in such payments and benefits would result in the executive being in a better after-tax position than the executive would be in if the full amount of payments and benefits were received. In the event a reduction of payments and benefits is applied, it would be the minimum reduction necessary so that the executive officer would not be subject to such “golden parachute” excise taxes.

Indemnification and Insurance of Directors and Officers

After the Effective Time, Parent will cause all rights to exculpation, indemnification and reimbursement and advancement of expenses from liabilities, and all limitations of liability, existing in favor of any current and former directors or officers or member of the board of directors or board of managers (or comparable governing body) of ARI or any of its subsidiaries (collectively, the “Covered Persons”) as provided in their respective governing or organizational documents and any indemnification or other similar agreements of ARI or any of its subsidiaries in effect as of immediately prior to the Effective Time will survive the consummation of the transactions contemplated under the Merger Agreement and will continue in full force and effect. All such rights of exculpation, indemnification and reimbursement and advancement of expenses from liabilities, and all limitations of liability, will not be terminated or modified in such a manner as to adversely affect any Covered Person without the consent of such affected Covered Person. From and after the Effective Time, Parent, Surviving Corporation and its subsidiaries will pay all costs and expenses to any Covered Person, as incurred in connection with enforcing the exculpation, indemnity, reimbursement, advancement, limitations or other rights or obligations.

At the Effective Time, Parent will or will cause the Surviving Corporation and its subsidiaries to obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Covered Persons as direct beneficiaries with a claims period of at least six years after the Effective Time with respect to acts or omissions occurring on or prior to the Closing Date. The insurance policies will contain coverage terms and be in an amount not less favorable than the Covered Persons’ coverage currently maintained by ARI and will be reviewed and approved in advance by ARI. In satisfying these obligations, the Surviving Corporation is not obligated to pay annual premiums in excess of 300% of the amount paid by ARI for coverage in ARI’s fiscal 2016.

If the Surviving Corporation is unable to obtain such insurance coverage, it will obtain the greatest coverage available for a cost not exceeding 300% of the amount paid by ARI in fiscal 2016 from an insurance carrier with the same or better credit rating than ARI’s current insurance carrier. In the event a Covered Person is entitled to coverage under this “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of the Parent’s or Surviving Corporation’s failure to maintain and fulfill its obligations thereunder, Parent will or will cause the Surviving Corporation to pay the Covered Person such amounts and provide any other coverage or benefits as the Covered Persons would have received pursuant to this policy.

In any proceeding arising before, at or after the Effective Time where a Covered Person would be entitled to rights of exculpation, indemnification, reimbursement and advancement of expenses and any limitations on liability under the applicable governing or organizational documents and any indemnification or other similar agreements of ARI, is made on or prior to the sixth anniversary of the Effective Time, the provisions and benefits related to indemnification and insurance of the Covered Persons will continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation. For more information, see the section captioned “The Merger Agreement—Indemnification and Insurance,” beginning on page 78 of this proxy statement.

Executive Officers Following the Merger

As of the date of this proxy statement, none of our executive officers has entered into any new agreement or arrangement with ARI, TWC or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, however, certain of our executive officers have had and may continue to have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

During the one-year period following the Closing Date, Parent will or will cause the Surviving Corporation to provide ARI’s employees so long as they continue to be employed by the Surviving Corporation substantially comparable or greater base salary and substantially comparable target annual bonus opportunity (excluding cash long-term incentives and other broad-based equity-based incentive opportunities) to what is currently paid, as well as with respect to each employee substantially comparable or greater, in the aggregate, compensation and employee benefits (excluding deferred compensation and cash long-term incentive and equity-based incentive opportunities) to what is currently provided. As of the Closing Date, the Parent will or will cause the Surviving Corporation to comply with all terms of all ARI employment agreements covering ARI employees. For the purposes of this section, “ARI employee” means an employee of ARI immediately prior to the Closing Date.

During the one-year period following the Closing Date, the Surviving Corporation will provide each ARI employee whose employment is involuntarily terminated (other than for cause) with severance benefits that are no less favorable than the severance benefits such employee would have received with respect to termination following ARI’s severance practices and employment agreements covering ARI employees as in effect immediately prior to the Closing Date.

The Parent will or will cause the Surviving Company to give ARI employees credit for the purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining future vacation accruals and severance amounts under any benefits plans maintained by Parent or the Surviving Corporation in which such employee participates to the same extent and for the same purpose as recognized by ARI. Such service shall not be recognized to the extent that such recognition is a duplication of benefits with respect to the same period of service.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $140 million. This amount includes funds needed to (i) pay our shareholders the amounts due to them under the Merger Agreement, (ii) make payments due as of the Effective Time in respect of our outstanding equity-based awards pursuant to the Merger Agreement, and (iii) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement and Parent’s and Merger Sub’s agreement with the Lender. These payments are expected to be funded through a combination of (i) equity financing of $93,341,000, and (ii) borrowings under a senior credit facility of up to $72.5 million.

Equity Financing

On June 20, 2017, Parent entered into an equity commitment letter (the “Equity Commitment Letter”) with TWC, pursuant to which TWC has committed to contribute to Parent cash in an amount up to $93,341,000 at or prior to the Closing, directly or indirectly through one or more of TWC’s affiliated funds, subject to certain closing conditions, including the availability of the debt financing described below and the contemporaneous completion of the Merger. The Equity Commitment Letter provides, among other things, that ARI is an express third party beneficiary of the commitment in connection with ARI’s exercise of its rights related to specific performance under the Merger Agreement. The Equity Commitment Letter may not be waived, amended or modified except by an instrument in writing signed by ARI, TWC and Parent. TWC’s obligation to fund its commitment will terminate on the earliest to occur of (i) the Effective Time, (ii) valid termination of the Merger Agreement in accordance with its terms, (iii) the date on which any claim (other than those specifically excepted) is brought or action is initiated against TWC by ARI under the Equity Commitment Letter, the Merger Agreement or any transaction contemplated by those agreements, and (iv) ARI or any of its affiliates or related persons seeks to impose liability on TWC or any related party of the Parent in excess of $8,264,000 or any other limit on the liability of TWC under the Equity Commitment Letter or the Merger Agreement. TWC may assign any portion of its commitment to one or more of its affiliates, financing sources or other investors.

Debt Financing

Merger Sub (referred to as the “Borrower” in connection with the debt financing) and Parent have entered into a debt commitment letter with the Lender dated as of June 20, 2107 (the “Debt Commitment Letter”). Pursuant to the Debt Commitment Letter, the Lender has committed to provide to the Borrower a senior secured credit facility (the “Senior Credit Facility”). The Senior Credit Facility will consist of (i) a term loan of up to $55 million to $65 million, and (ii) a $7.5 million revolving credit facility. The Senior Credit Facility will be used to (i) finance a portion of the payments contemplated by the Merger Agreement, (ii) finance working capital and general corporate purposes of ARI, and (iii) pay fees and expenses associated with the Merger and related transactions. All obligations under the Senior Credit Facility will be unconditionally guaranteed by Parent and, with limited exceptions, each of Parent’s existing and subsequently acquired or organized direct or indirect subsidiaries.

The Lender will also serve as administrative agent and collateral agent in connection with the Senior Credit Facility and we refer to the Lender in those capacities as the agent (the “Agent”). Agent may select another entity to serve as administrative agent or collateral agent. The Lender will also act as sole lead arranger in connection with the Senior Credit Facility and, under certain circumstances, may arrange for one or more banks, financial institutions or other institutional lenders to co-invest with respect to any portion of the Lender’s commitment under the Debt Commitment Letter.

If the Borrower submits a written request to the Agent, the Borrower may increase the size of the term loan and/or add one or more incremental term loan facilities, subject to certain conditions and limitations, including a limitation of $25 million of aggregate principal amount of all incremental term loan facilities and the satisfaction of a leverage ratio test.

The Senior Credit Facility will close on the date on which (i) the Senior Credit Facility loan documents have been executed by all parties, (ii) the borrowings under the term loan are made, and (iii) all applicable conditions precedent in the Debt Commitment Letter and the Senior Credit Facility loan documents have been satisfied or waived by the Lender. The maturity date of the Senior Credit Facility will be the five-year anniversary of the Closing Date.

The availability of the Senior Credit Facility is subject to the following conditions, among others:

•

the Merger shall have been completed in accordance with the terms of the Merger Agreement substantially concurrently with the initial funding under the Senior Credit Facility (without giving effect to any material waiver, modification, supplement or amendment to the Merger

Agreement that is materially adverse to the interests of the Lender without the consent of the Lender);
•

since the date of the Merger Agreement, there shall not have occurred or arisen a Material Adverse Effect (as defined in the section captioned “The Merger Agreement—Representations and Warranties—ARI”);

•	the terms of an equity contribution and related agreements shall be reasonably satisfactory to the Lender;
•

concurrently with the completion of the Merger, and on terms satisfactory to the Lender, all pre-existing indebtedness of ARI (unless otherwise agreed to) shall have been repaid in full, all commitments related to the indebtedness shall have been terminated, and all liens or security interests related to the indebtedness shall have been terminated or released;

•

the Lender shall have received (i) unqualified audited financial statements of ARI for each of the three fiscal years ending more than 90 days prior to the Closing Date, and (ii) unaudited financial statements for any quarterly interim period or periods of ARI ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year;

•

at the time of funding, the total amount of indebtedness shall be limited such that the ratio of (a) total indebtedness of the Borrower and its subsidiaries as of the Closing Date, after giving effect to the Merger, to (b) consolidated adjusted LTM EBITDA (described below under the caption “—Certain Financial Projections”) will not be greater than 6.50:1.00;

•

all reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated by the Debt Commitment Letter and the related fee letter payable to the Agent or the Lender shall have been paid to the extent due, the Borrower shall have complied with all of its obligations under the related fee letter, and the Borrower shall have caused ARI to become liable in all respects with all of its obligations under the Debt Commitment Letter and the related fee letter, effective upon the completion of the Merger on the Closing Date; and

•

all definitive documentation shall have been executed and delivery of certain customary closing documents (including, among others, customary closing certificates, customary legal opinions and information required under anti-money laundering rules and regulations) will have been completed in accordance with the documentations principles set forth in the Debt Commitment Letter.

The commitments under the Debt Commitment Letter are made to the Borrower and may not be assigned by the Borrower without the prior written consent of the Lender. The Lender may assign its commitments and agreements under the Debt Commitment Letter, in whole or in part, to any of its affiliates, provided that no assignment may release the Lender of its obligations to make available its entire commitment under the Debt Commitment Letter if an assignee fails to do so on the Closing Date. Subject to certain limitations, other lenders, if any, may assign all or part of their loans and commitments under the Senior Credit Facility to (i) an affiliate of another lender, (ii) an approved fund, or (iii) one or more banks, financial institutions or other entities that are eligible assignees under the loan documents executed in connection the Senior Credit Facility and are reasonably acceptable to the Lender and the Borrower.

The commitment of the Lender will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the abandonment or termination of the definitive documentation for the Merger, including the Merger Agreement, (iii) a material breach by the Borrower or a failure of a condition of the Debt Commitment Letter or the related fee letter, and (iv) December 20, 2017, unless the closing of the Senior Credit Facility has been completed on or before that date on the terms and subject to the conditions set forth in the Debt Commitment Letter.

Limited Guaranty

Pursuant to a Limited Guaranty, TWC has agreed to guarantee the due and punctual payment by Parent to ARI of certain liabilities and obligations of Parent or Merger Sub under the Merger

Agreement, including (i) a termination fee of $8,264,000 if and when such fee is payable to ARI pursuant to the terms of the Merger Agreement, (ii) the indemnification and expense reimbursement obligations of Parent and Merger Sub in connection with any costs and expenses incurred or losses suffered by ARI in connection with the arrangement of the Senior Credit Facility, and (iii) certain reasonable and out-of-pocket costs and expenses that ARI may incur in connection with enforcement of the Merger Agreement or of its rights to damages, specific performance, injunctive relief and/or other equitable relief under the Merger Agreement; provided that in no event will the aggregate liability of TWC under the Limited Guaranty exceed $8,264,000.

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	immediately following the Effective Time and the deposit of the amounts required to be deposited at or before the closing with the paying agent in accordance with the terms of the Merger Agreement;
•

the termination of the Merger Agreement by mutual written consent of Parent and ARI or by written notice of ARI to Parent in order for ARI to enter into a definitive agreement providing for a Superior Offer;

•	the complete payment by the Guarantor, Parent or Merger Sub of $8,264,000;
•

the date that is six months following the valid termination of the Merger Agreement in accordance with its terms, other than as a result of mutual written consent or in order for ARI to enter into a definitive agreement providing for a Superior Offer, unless, prior to the expiration of the six-month period, ARI has provided notice asserting its rights under the Limited Guaranty or the Merger Agreement and has commenced an action against Guarantor, Parent or Merger Sub for any payment obligations under the Merger Agreement or against the Guarantor pursuant to the Limited Guaranty; provided that if the Merger Agreement has been terminated and notice has been provided, then TWC shall have no further liability or obligation under the Limited Guaranty from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction determining that TWC does not owe any amount under the Limited Guaranty, and (y) a written agreement among TWC and ARI terminating the obligations and liabilities of TWC pursuant to the Limited Guaranty; and

•

ARI or any of its affiliates seeks to impose liability upon TWC in excess of $8,264,000 or other limitations of liability under the Limited Guaranty or the Equity Commitment Letter or makes another claim under, or in connection with, the Merger Agreement, the Limited Guaranty or the Equity Commitment Letter, other than claims provided for under those agreements.

Closing and Effective Time

The closing of the transactions contemplated by the Merger Agreement will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the transactions contemplated by the Merger Agreement (as described under the caption “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

No dissenters’, appraisal or similar rights or demands are exercisable by any ARI shareholder in connection with the merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate or gift taxation, the alternative minimum tax, or the Medicare net investment income surtax) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; partnerships or any other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or an investor in a partnership); retirement or other tax deferred accounts; S corporations or any other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (or an investor in a S-corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of ARI’s common stock (by vote or value);

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	tax consequences to holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;
•	holders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar; or
•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER RELEVANT TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares, as adjusted for certain corporate actions. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Such gain or loss will be short-term capital gain or loss if such U.S. Holder’s holding period in such shares is one year or less at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

A U.S. Holder may be subject to information reporting and backup withholding in connection with the Merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	Fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her Social Security number;
•	Furnishes an incorrect taxpayer identification number; or
•	Fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as:

•	certain former citizens or residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	corporations that accumulate earnings to avoid U.S. federal income tax; and
•	pass-through entities, or investors in such entities.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

ARI is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although we can make no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Payments made to Non-U.S. Holders in the Merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly executed IRS Form W-8 (or a substitute or successor form) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until ARI and Parent file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically, a 30 day period) or the early termination of the waiting period. ARI and Parent made the necessary filings with the FTC and the DOJ on July 5, 2017. Early termination of the waiting period under the HSR Act was granted on July 14, 2017.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Legal Proceedings Regarding the Merger

On July 21, 2017, a putative class action lawsuit was filed by a purported shareholder of ARI against ARI and its directors in the U.S. District Court for the Eastern District of Wisconsin, captioned Sean Sharkey et al v. ARI Network Services, Inc. et al, Case No. 17-cv-1012. The action generally alleges failure to adequately disclose material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ and experts’ fees. ARI and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

On July 25, 2017, a putative class action lawsuit was filed by a purported shareholder of ARI against ARI, its directors, Parent, Merger Sub and TWC in the U.S. District Court for the Western District of Wisconsin, captioned Robert Berg et al v. ARI Network Services, Inc. et al, Case No. 17-cv-1033. The action generally alleges failure to adequately disclose material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ and experts’ fees. ARI, the individual defendants, Parent, Merger Sub and TWC all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by ARI, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC, and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by ARI in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among ARI, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of ARI, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of ARI, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding ARI, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding ARI and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, under the terms and subject to the conditions of the Merger Agreement, and in accordance with the WBCL, at the Effective Time, (1) Merger Sub will be merged with and into ARI, and (2) the separate existence of Merger Sub will cease, and ARI will continue to exist as the Surviving Corporation and as a wholly owned subsidiary of Parent.

At the Effective Time, the Articles of Incorporation of the Surviving Corporation will be the same as the Articles of Incorporation of ARI immediately prior to the Effective Time, and the by-laws of the Surviving Corporation will be the by-laws of Merger Sub in effect immediately prior to the Effective Time (with the name of the Surviving Corporation changed, as appropriate). The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of ARI immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Closing and Effective Time

The closing of the Merger take place at 9:00 a.m., Eastern time on the second business day following the satisfaction and/or waiver of all conditions to closing of the transactions contemplated by the Merger Agreement (described below under the caption “—Conditions to the Closing of the Merger”) (other than those conditions which are to be satisfied only on the closing date), or at such other time as ARI and Parent mutually agree in writing. Concurrently with the closing of the transactions contemplated by the Merger Agreement, the parties will file articles of merger with the Wisconsin Department of Financial Institutions in accordance with the applicable provisions of the

WBCL. The Merger will become effective when the articles of merger are filed with the Wisconsin Department of Financial Institutions, or at such later time as the parties agree and specify in the articles of merger.

Merger Consideration

Common Stock

Unless otherwise mutually agreed by the parties to the Merger Agreement or by Parent and the applicable shareholder, at the Effective Time, each share of common stock issued and outstanding immediately prior to the Effective Time (other than ARI treasury stock, which will be automatically cancelled and retired for no payment or distribution) will be cancelled and automatically into the right to receive the Per Share Merger Consideration (which is an amount in cash equal to $7.10 per share without interest). All shares converted into the right to receive the Per Share Merger Consideration will no longer be outstanding and will be automatically be cancelled at the Effective Time.

Outstanding Equity Awards and Warrants

The Merger Agreement provides that ARI’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Options. Unless otherwise mutually agreed by the parties to the Merger Agreement or by Parent and the applicable option holders, ARI will take all requisite action so that each option to purchase shares of common stock that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be cancelled and converted into the right to receive an amount, if any, for each share of common stock subject to such option, equal to (x) the Per Share Merger Consideration, minus (y) the sum of (1) the exercise price per share of common stock of such option and (2) any applicable tax withholding amounts.

Restricted Shares. Unless otherwise mutually agreed by the parties to the Merger Agreement or by Parent and the applicable holders of restricted shares of common stock, ARI will take all requisite action so that at the Effective Time, restricted shares that are outstanding immediately prior to the Effective Time will vest in full and become free of restrictions, and will be cancelled and converted automatically into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable tax withholding amount.

Performance Restricted Shares. Unless otherwise mutually agreed by the parties to the Merger Agreement or by Parent and the applicable holders of performance restricted shares, at the Effective Time, all or a portion of the unvested performance restricted shares will vest in accordance with the applicable provisions of the respective performance restricted share agreements, and such vested portion of the performance restricted shares will become free of restrictions and will be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable tax withholding amount. Any performance restricted shares that remain unvested at the Effective Time will be forfeited.

Restricted Stock Units. Unless otherwise mutually agreed by the parties to the Merger Agreement or by Parent and the applicable holders of restricted stock units (“RSUs”), as of the Effective Time, each holder of restricted stock units will be entitled to receive an amount, if any, for each share of common stock in respect of which such holder received a RSU, whether or not then vested in accordance with the terms of the applicable restricted stock unit agreement, equal to the Per Share Merger Consideration less any applicable tax withholding amount.

Warrants. In accordance with the terms of each warrant to purchase shares of common stock that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by a warrant holder with respect to a warrant, at the Effective Time, the Surviving Corporation will purchase such warrants by paying to each warrant holder an amount of cash equal to the Black

Scholes Value of the remaining unexercised portion of such warrant holder’s warrant immediately prior to the Effective Time.

Employee Stock Purchase Plan. Prior to the Effective Time, the Compensation Committee of ARI’s Board of Directors will determine a date prior to the Effective Time on which the then-current offering period under the Employee Stock Purchase Plan will terminate, and accumulated payroll deductions with respect to the Employee Stock Purchase Plan on that date will be used to purchase the applicable number of shares of ARI common stock. The Employee Stock Purchase Plan will terminate immediately following the termination date of the then-current offering period.

Merger Fund and Payment Procedures

At or before the closing of the Merger, Parent will deposit in trust with a bank or trust company designated by Parent and reasonably acceptable to ARI, which we refer to as the “paying agent,” cash in the aggregate amount (which we refer to as the “merger fund”) equal to the sum of (i) the aggregate Per Share Merger Consideration, (ii) the aggregate amount of unpaid fees and expenses incurred by ARI in connection with the transactions contemplated by the Merger Agreement (provided that the parties will determine in good faith the payment of some or all of the fees and expenses amount with cash on ARI’s balance sheet at the time of closing), and (iii) unless otherwise agreed by the parties in good faith, the aggregate amount of certain specified debt of ARI outstanding as of immediately prior to the Closing and the amount payable in respect of any warrants outstanding immediately prior to the Closing. The merger fund will be applied to pay (w) the consideration in respect of shares of common stock outstanding immediately prior to the Effective Time, (x) the amounts payable in respect of warrants, (y) the fees and expenses amount to each recipient of any payments of such amount, and (z) the specified debt amount to each recipient of any payments of such amount, except to the extent that, in the cases of clauses (x), (y) and (z), the payment is made in another manner as agreed by the Parties pursuant to the immediately preceding sentence.

Promptly after the Effective Time, the paying agent will mail to each holder of record of ARI common stock a letter of transmittal to be completed, executed and delivered by such holder to receive such holder’s portion of the merger fund, along with and instructions for effecting the surrender of stock certificates and uncertificated shares in exchange for the Per Share Merger Consideration. Upon proper completion, execution and delivery by a holder of record of shares of common stock to the paying agent of a letter of transmittal and all other documentation required by the letter of transmittal (including surrender of a stock certificate or certificates for cancellation or an affidavit of lost stock certificate as required by the letter of transmittal), such holder shall be entitled to receive, in exchange for each share of common stock, the Per Share Merger Consideration (less any applicable required tax withholding amounts with respect to such holder, as determined by ARI in good faith), and the surrendered stock certificates or uncertificated shares will be cancelled.

If any cash deposited with the paying agent for purposes of payment of the consideration in exchange for shares of common stock remains unclaimed one year after the Effective Time, the remaining cash will be returned to Parent, or its designee, automatically, and any holder of shares of common stock who has not converted such holder’s shares of common stock into the Per Share Merger Consideration prior to that time will thereafter look only to the Surviving Corporation for payment of such amount, without any interest thereon. Any amounts remaining unclaimed by holders of shares of common stock five years after the Effective Time will become the property of the Surviving Corporation free and clear of any claims or interest.

In the event that any stock certificate has been lost, stolen or destroyed, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof. Parent or the paying agent may, in its discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed stock certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the paying agent with respect to the stock certificates alleged to have been lost, stolen or destroyed.

Dissenters’ Rights

No dissenters’, appraisal or similar rights or demands are exercisable by any holder of common stock in connection with the Merger under the applicable provisions of the WBCL.

Representations and Warranties

The Merger Agreement contains representations and warranties of ARI, Parent and Merger Sub.

ARI

Certain of the representations and warranties in the Merger Agreement made by ARI are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) would reasonably be expected to have a material adverse effect on the business, operations or financial condition of ARI and its subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger. However, changes or effects relating to or arising out of are excluded from the definition of Material Adverse Effect:

•

business or economic conditions in the world or the industries in which ARI or any of its subsidiaries operates, to the extent ARI and its subsidiaries are not disproportionately affected thereby in a material adverse manner;

•

the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates), to the extent ARI and its subsidiaries are not disproportionately affected thereby in a material adverse manner;

•	national or international political or social conditions;
•	any conditions resulting from natural disasters, to the extent ARI and its subsidiaries are not disproportionately affected thereby in a material adverse manner;
•	changes in GAAP or any accounting standards or policies;
•	changes in applicable law or other government directives to the extent ARI and its subsidiaries are not disproportionately affected thereby in a material adverse manner;
•

the failure of the financial or operating performance of ARI or any of its subsidiaries to meet projections, forecasts or budgets for any period (it being understood that any cause of such failure may be deemed to constitute, in and of itself, a Material Adverse Effect, and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

•	any damage, destruction, loss or casualty to any of the properties or assets ARI or any of its subsidiaries that is covered by insurance;
•	any matter that is expressly disclosed on the disclosure schedules to the Merger Agreement; and
•

actions taken in compliance with the terms of the Merger Agreement or any of the other transaction documents or any of the transactions contemplated by such documents, or which are attributable to the announcement of the Merger Agreement and the transactions contemplated thereby or the identity of Parent or any of its affiliates.

In the Merger Agreement, ARI has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, active status and qualification and authority to conduct business with respect to ARI and its subsidiaries;

•	ARI’s corporate power and authority to execute, deliver and perform its covenants and obligations under the Merger Agreement, and the enforceability of the Merger Agreement;
•	the capitalization of ARI and ARI’s ownership of its subsidiaries;
•

the accuracy and compliance with applicable requirements of ARI’s SEC filings and financial statements, the absence of certain specified undisclosed liabilities, and the effectiveness of ARI’s internal control over financial reporting and disclosure controls and procedures;

•	the absence of conflicts with laws, ARI’s material contracts and ARI’s or its subsidiaries’ organizational documents;
•	the absence of material legal proceedings against ARI or any of its subsidiaries;
•	ARI’s and its subsidiaries’ valid title to and ownership of its tangible personal property;
•	real property matters;
•	tax matters;
•

the absence of any Material Adverse Effect from July 31, 2016 until the date of the Merger Agreement, the operation of ARI in the ordinary course of business and the absence of certain changes to ARI since April 30, 2017 through the date of the Merger Agreement;

•	the existence, status and enforceability of specified categories of ARI’s material contracts;
•	the existence of specified labor issues and, employment, management, change of control and severance agreements;
•	environmental matters;
•	ARI’s and its subsidiaries’ compliance with applicable laws;
•	retention and payment of brokers or finders in connection with the Merger Agreement or the related transaction documents;
•	employee benefit plans;
•	intellectual property rights;
•	the nonexistence of certain related party transactions;
•	the inapplicability of anti-takeover statutes to the transaction contemplated by the Merger Agreement;
•	insurance matters; and
•	ARI’s receipt of a fairness opinion from its financial advisor.

Parent and Merger Sub

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to ARI which, in some cases, are qualified by materiality or subject to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, active status and authority to conduct business with respect to Parent and Merger Sub;
•	the capitalization of Merger Sub;
•

Parent’s and Merger Sub’s limited liability or corporate power and authority to execute, deliver and perform its covenants and obligations under the Merger Agreement, and the enforceability of the Merger Agreement;

•	non-retention and payment of brokers or finders in connection with the Merger Agreement or the related transaction documents;
•	the absence of material legal proceedings against Parent or Merger Sub;
•	the absence of conflicts with laws, Parent’s or Merger Sub’s material contracts and Parent’s or Merger Sub’s organizational documents;
•	certain investigations undertaken by Parent in connection with the Merger Agreement and the transactions contemplated thereby;

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matters with respect to Parent’s financing (as more fully described below under “—Financing Efforts”) and sufficiency of funds; required consents and regulatory filings in connection with the Merger Agreement;

•

the solvency of the Surviving Corporation at its subsidiaries as of the closing, after giving effect to all of the transactions contemplated by the Merger Agreement and the other transaction documents;

•	the accuracy of the information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;
•	Parent’s, Merger Sub’s and certain of affiliates’ lack of any ownership interest in ARI or ARI’s competitors; and
•	the absence of certain other agreements relating to the Merger.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business Pending the Merger

ARI has agreed under the Merger Agreement that, except as (1) expressly contemplated in the Merger Agreement or and of the other transaction documents; (2) set forth in the confidential disclosure schedules to the Merger Agreement; (3) consented to by Parent in writing (which such consent will not be unreasonably withheld, delayed or conditioned); (4) required by the terms of ARI contracts in existence on the date of the Merger Agreement, which have been made available to Parent; or (5) required by applicable law, during the period of time between the signing of the Merger Agreement and the Effective Time (or the termination of the Merger Agreement), ARI will, and will cause each of its subsidiaries to:

•	conduct business in the ordinary course of business in all material respects and in compliance in all material respects with applicable laws;
•	use their respective reasonable best efforts to preserve intact the material assets, properties, contracts or other legally binding understandings ARI and its subsidiaries;
•	use their respective commercially reasonable efforts to keep available the services of its current officers and key employees;
•

and use their respective commercially reasonable best efforts to preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with which ARI or any of its subsidiaries has business relations.

ARI has also agreed that, except as (1) expressly contemplated in the Merger Agreement or and of the other transaction documents; (2) set forth in the confidential disclosure schedules to the Merger Agreement; (3) consented to by Parent in writing (which such consent will not be unreasonably withheld, delayed or conditioned); (4) required by the terms of ARI contracts in existence on the date of the Merger Agreement, which have been made available to Parent; or (5) required by applicable law, during the period of time between the signing of the Merger Agreement and the Effective Time, ARI will not, and will permit any of its subsidiaries to, subject in each case to certain specified exceptions, among other things:

•	authorize or effect any amendment or change in its organizational documents;
•	grant any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, or reclassify, combine, split or subdivide any of its capital stock;
•

declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other ownership interests, or redeem, repurchase or otherwise reacquire any shares of its capital stock except upon the exercise or vesting of options, restricted shares or warrants outstanding as of the date of the Merger Agreement;

•	issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•

sell, lease, transfer, license or otherwise dispose of or encumber material properties or material assets in excess of $100,000 individually and $250,000 in the aggregate that relate to and are used in the business;

•	incur or enter into any commitment with a third party for capital expenditures in excess of $100,000 individually or $400,000 in the aggregate;
•	enter into any new labor or collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council relating to their respective employees;
•

enter into, adopt, establish, terminate, modify or amend any material bonus, profit sharing, compensation, severance, change in control, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other employee benefit agreement, or accelerate the timing of payment, vesting or funding of wages, salary, bonus or other compensation or benefits of any officer or employee, except as may be required by applicable law or the terms of any equity plan in effect on the date of the Merger Agreement; in connection with any new employee hires whose annual salary is less than $150,000; or, for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $150,000;

•	cancel, waive, release or compromise any material debt owed to them, or material claim or material right of ARI or its subsidiaries that relates to the business;
•	change its accounting methods or accounting practices and policies, except as required by GAAP;
•

make any capital investment in or loan to any person, except for extensions of credit to customers and vendors in the ordinary course of business, and advances to current or former employees for travel and business expenses;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or convert or otherwise change their respective form of legal entity;

•

settle, release, waive or compromise any action pending or threatened against ARI or any of its subsidiaries that would require the them to pay an amount in excess of $50,000 for any individual action or $100,000 in the aggregate for all actions;

•	cancel or terminate any material insurance policy without obtaining comparable substitute insurance coverage;
•	acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;
•

except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of business;

•

make or change any material tax election; settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund, in each case in excess of $50,000; consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; file an amended tax return that could materially increase the taxes payable by ARI or its subsidiaries; or enter into a closing agreement regarding any material tax involving a payment in excess of $50,000;

•	except in the ordinary course of business, (i) enter into, terminate, materially modify or waive any material provision of any material contract, or (ii) enter into any new material contracts; or
•	commit in writing to take any of the foregoing actions.

Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, ARI has agreed, among other things, to:

•

cease and cause to be terminated any discussions or negotiations with any person or its affiliates, directors, officers, managers, employees, consultants, agents, financing sources, attorneys, accounting, representatives and other advisors with respect to any Acquisition Proposal (as defined below), and to request the prompt return or destruction of all non-public information concerning ARI or its subsidiaries furnished to any such person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date of the Merger Agreement;

•	cease providing any further information with respect to ARI or any Acquisition Proposal to any such person or its representatives; and
•	terminate all access granted to any such person and its representatives to any physical or electronic data room.

ARI has also agreed that neither it nor its subsidiaries will, and ARI will not instruct, authorize or knowingly permit its and its subsidiaries’ representatives to, directly or indirectly:

•	solicit, initiate, propose or induce the making of, or knowingly encourage, any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
•

engage in, continue or otherwise participate in any external discussions or negotiations regarding, or provide any non-public information or data, or afford access to ARI’s business, employees, properties, assets, books, or records to any person (other than to Parent, Merger Sub or their designees) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal;

•	knowingly facilitate any effort or attempt to make an Acquisition Proposal;
•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
•

enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (except for a Comparable Confidentiality Agreement (as defined below)).

Notwithstanding these restrictions, at any time prior to obtaining the approval of the Merger by ARI’s shareholders, ARI, in response to any written Acquisition Proposal delivered to after the date of the Merger Agreement that did not result from or arise in connection with a breach by ARI of the restrictions set forth above, may provide, subject to an executed Comparable Confidentiality Agreement, information relating to ARI and its subsidiaries to, and engage in discussions or negotiations with, and afford access to the business, employees, properties, assets, books and records of ARI to, the person that submitted such written Acquisition Proposal and its representatives, provided that ARI’s Board (or a committee thereof) determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer (as defined below) and that failure to engage in such discussions or negotiations would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. ARI has agreed to promptly (and in any event within one (1) business day) make available to Parent any non-public information concerning ARI and its subsidiaries that is provided to any such person or its representatives that was not previously made available to Parent.

ARI will promptly (and, in any event, within one (1) business day) notify Parent of the receipt of any inquiry, offer or proposal that constitutes as Acquisition Proposal. Any such notice must include the identity of the person or group of persons making the offer or proposal, copies of any Acquisition Proposal or Alternative Acquisition Agreement (as defined below) related thereto and a summary of the material terms and conditions of any unwritten Acquisition Proposal. ARI will keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any and all Acquisition Proposals, and promptly notify Parent of any scheduled meeting of ARI’s Board or committee thereof at which it is reasonably likely that the

Board will consider any Acquisition Proposal, and of any determination by the Board or any committee thereof that an Acquisition Proposal constitutes a Superior Offer.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition Proposal” means any bona fide indication of interest, proposal or offer from any person or group (as defined pursuant to Section 13(d) of the Exchange Act) (other than Parent, Merger Sub and any of their affiliates) to purchase, license or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of ARI and its subsidiaries (including securities of subsidiaries) that account for more than 20% of ARI’s consolidated assets or from which more than 20% of ARI’s revenues or earnings on a consolidated basis are derived or (ii) more than 20% of ARI’s outstanding common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, reorganization, liquidation, dissolution or other transaction;

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (except for a Comparable Confidentiality Agreement);

“Comparable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to ARI than the terms set forth in the confidentiality agreement entered into between ARI and Parent (except that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto from making any Acquisition Proposal, acquiring ARI or taking any other similar action);

“Intervening Event” means a positive material event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Acquisition Proposal) arising after the date of the Merger Agreement that (i) was neither known to, nor reasonably foreseeable by, ARI’s Board prior to the date of the Merger Agreement, and (ii) does not relate to any Acquisition Proposal or the mere fact, in and of itself, that ARI meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of ARI common stock or ARI’s credit rating; and

“Superior Offer” means any bona fide, written Acquisition Proposal (a) was not obtained or made as a result of a breach of the non-solicitation provisions described above, and (b) contains terms and conditions that the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, having taken into account the financing aspects of the proposal and the likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal, the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, to be more favorable from a financial point of view to ARI’s shareholders than the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent during the three business day period beginning on the date on which ARI notifies Parent that it intends to change the recommendation of the Board or terminate the Merger Agreement in connection with a Superior Offer; provided, however, that for purposes of this definition, the references to 20% in clauses (i) and (ii) of the definition of “Acquisition Proposal” will each be deemed to be a reference to “50%.”

The Board of Directors’ Recommendation; Change of Recommendation

As described above, and subject to the provisions described below, ARI’s Board of Directors has recommended that the holders of shares of ARI common stock vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that the Board of Directors may not effect a Change of Recommendation except as described below.

The Board of Directors may not (with any action described in the following being referred to as a “Change of Recommendation”):

•

withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent or Merger Sub, the recommendation by the Board of the Merger Agreement or the Merger;

•	approve, recommend or otherwise declare advisable or propose or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal;
•

take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by ARI’s Board to ARI’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that ARI’s Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the non-solicitation provisions of the Merger Agreement;

•

fail to publicly reaffirm the recommendation by the Board of the Merger Agreement or the Merger within ten business days after Parent so requests in writing (it being understood that ARI will not be obligated to make such reaffirmation on more than one occasion); or fail to include the recommendation by the Board of the Merger Agreement or the Merger in this proxy statement.

Prior to the Special Meeting, and notwithstanding the restrictions described above in “—Acquisition Proposals,” ARI’s Board of Directors is permitted in certain circumstances and subject to ARI’s compliance with certain obligations (as summarized below), to make a Change of Recommendation in response to a Superior Offer and/or terminate the Merger Agreement to enter into a definitive agreement to consummate a Superior Offer, which did not result from any material breach by ARI of the non-solicitation provisions described above, if the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, if and only if prior to any Change of Recommendation or termination of the Merger Agreement in connection with a Superior Offer:

•

ARI has provided prior written notice to Parent and Merger Sub, at least three business days in advance (which period we refer to as the “Superior Offer Notice Period”), of the intention of the Board to effect a Change of Recommendation or to terminate the Merger Agreement in connection with a Superior Offer, which notice, if concerning an intended Change of Recommendation in response to a Superior Offer or concerning an intended termination the Merger Agreement in connection with a Superior Offer, must specify the identity of the person (or group of persons) making such Superior Offer and the material terms and conditions of the Superior Offer (or of any material modification thereto) and include an unredacted copy of the Superior Offer and an unredacted copy of the then-current proposed draft alternative acquisition agreements;

•

if requested by Parent, ARI has negotiated with, and caused its representatives to negotiate with, Parent in good faith during the Superior Offer Notice Period to make any bona fide modifications proposed by Parent to the terms and conditions of the Merger Agreement so that such Superior Offer would cease to constitute a “Superior Offer;”

•

either (A) Parent has not, prior to the expiration of the Superior Offer Notice Period, made a written offer to modify the terms of the Merger Agreement in a manner that would cause such Superior Offer to cease to constitute a “Superior Offer,” which written offer would be binding on Parent upon ARI’s acceptance, or (B) the Board (after consulting with its outside financial advisors and outside legal counsel) has considered in good faith any changes to the Merger Agreement offered in writing by Parent to modify the terms of the Merger Agreement, and has determined that the Superior Offer continues to constitute a Superior Offer if such changes were to be given effect, and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law (it being understood that any change to the financial or other material terms of an Acquisition

Proposal that was previously the subject of a notice would require a new notice to Parent as described above, but with respect to any such subsequent notices the Superior Offer Notice Period would be one business day rather than three business days); and

•

in the event of any termination of the Merger Agreement in order to cause or permit ARI or any of its subsidiaries to enter into a definitive agreement to consummate a Superior Offer, ARI will have validly terminated the Merger Agreement.

The Board of Directors is permitted to make a Change of Recommendation in response to an Intervening Event if the Board of Directors or any committee thereof determines in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, and it has:

•

provided prior written notice to Parent and Merger Sub, at least three business days in advance, of the intention of the Board to effect a Change of Recommendation in response to an Intervening Event and specifying in reasonable detail the reasons for such Change of Recommendation; and

•

the Board or any committee thereof (after consulting with its outside financial advisors and outside legal counsel) has considered in good faith any changes to the Merger Agreement offered in writing by Parent with respect to an intended Change of Recommendation in response to an Intervening Event, and has determined that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The Merger Agreement does not prohibit ARI or the Board of Directors or any committee thereof from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with its obligations under Rules 14d-9 and 14e-2 under the Exchange Act in response to an Acquisition Proposal, or making any disclosure to its shareholders required (after consultation with outside legal advisors) under applicable law. In addition, the Merger Agreement provides that a factually accurate public disclosure that describes ARI’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto will not be deemed a Change of Recommendation.

Employee Benefits

During the one-year period following the Closing Date, Parent will or will cause the Surviving Corporation to provide ARI’s employees so long as they continue to be employed by the Surviving Corporation or any other affiliate of Parent, substantially comparable or greater base salary and substantially comparable target annual bonus opportunity (excluding cash long-term incentives or other equity-based incentive opportunities) to what is currently paid, as well as compensation and employee benefits (excluding deferred compensation and cash long-term incentive and equity-based incentive opportunities) that, with respect to each such employee, are substantially similar or greater. in the aggregate, to the compensation and benefits provided to such employee immediately prior to the Closing Date under ARI’s existing plans. As of the Closing Date, the Parent will or will cause the Surviving Corporation to comply with all terms of all ARI employment agreements covering ARI employees. For the purposes of this section, “ARI employee” means an employee of ARI or any of its subsidiaries immediately prior to the Closing Date.

During the one-year period following the Closing Date, the Surviving Corporation will provide each ARI employee whose employment is involuntarily terminated (other than for cause) with severance benefits that are no less favorable than the severance benefits such employee would have received with respect to termination following ARI’s severance practices and employment agreements covering ARI employees as in effect immediately prior to the Closing Date under ARI’s existing employee plans.

The Parent will or will cause the Surviving Company to give ARI employees credit for the purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining future vacation accruals and severance amounts under any benefits plans maintained by Parent or the Surviving Corporation in which such employee participates to the same extent and for the same purpose as recognized by ARI. Such service shall not be recognized to the extent that such recognition is a duplication of benefits with respect to the same period of service.

Financing Efforts

Parent and Merger Sub have represented to ARI, subject to specified qualifications and assumptions, that:

•

Parent has delivered to ARI true, complete and correct copies of (i) the fully executed Equity Commitment Letter pursuant to which TWC has committed to provide, upon the terms and subject to the conditions thereof, equity funding to Parent to enable Parent to provide the equity financing for the transactions contemplated under the Merger Agreement (which we refer to as the “Equity Financing”), and (ii) a fully executed Debt Commitment Letter (together with the Equity Commitment Letter, the “Financing Commitment Letters”) pursuant to which the Lender has committed, upon the terms and subject to the conditions thereof, to provide debt financing to Merger Sub for the purpose of financing the transactions contemplated under the Merger Agreement and for other general corporate purposes (collectively, the “Debt Financing,” and together with the Equity Financing, the “Financing”).

•	The Equity Commitment Letter provides, and will continue to provide, that ARI is a third party beneficiary thereof.
•

Each of the Financing Commitment Letters is a legal, valid and binding obligation of Parent and each of the other parties thereto, enforceable against Parent and, to the Parent’s knowledge, each such other party in accordance with its terms (subject to customary exceptions), and is in full force and effect. As of the date of the Merger Agreement, neither Parent nor, to Parent’s knowledge, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitment Letters, and to Parent’s knowledge, no event has occurred or circumstance exists that would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any person under any of the Financing Commitment Letters, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitment Letters, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitment Letters inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available. Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitment Letters. None of the Financing Commitment Letters have been withdrawn, repudiated, rescinded or terminated, or otherwise amended, supplemented or modified in any respect, and Parent has no reason to believe that the Financing contemplated by any of the Financing Commitment Letters will not be available as of the closing of the Merger. There are no conditions precedent or other contingencies related to the funding of the full amounts of the Financing, other than as set forth in the Financing Commitment Letters. Parent has fully paid any and all commitment fees or other fees and amounts required by any of the Financing Commitment Letters to be paid on or before the date of the Merger Agreement. The aggregate proceeds of the Financing constitute all of the financing required for the constitute all of the financing required for the consummation of the transactions contemplated by the Merger Agreement. Assuming satisfaction of the conditions applicable to Parent’s and Merger Sub’s obligations to consummate the closing and that the Debt Financing and Equity Financing are funded in accordance with their terms, the Debt Financing and the Equity Financing will be sufficient at the closing to enable Parent to consummate on a timely basis the transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of ARI.

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the

Financing on the terms set forth in the Financing Commitments Letters, including using reasonable best efforts to:

•

comply with and maintain in full force and effect the Financing Commitment Letters on the terms set forth therein, and to promptly negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitment Letters (which we refer to as the “Definitive Financing Agreements”) (and comply with and maintain in effect the Definitive Financing Agreements);

•

satisfy on a timely basis all conditions to obtaining the Financing set forth in the Financing Commitment Letters and the Definitive Financing Agreements that are applicable to Parent and Merger Sub, and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the sources of the Financing to fund the Financing at the Closing; and

•

enforce its rights under the Financing Commitment Letters and Definitive Financing Agreements (provided that neither Parent nor Merger Sub will be required to seek specific performance against any financing source).

The Merger Agreement provides that, without the prior written consent of ARI, Parent may not directly or indirectly take any action that would be reasonably likely to result in the Financing not being available, or agree to or permit any amendment, supplement, replacement or modification to be made to, or grant any waiver of, any provision or remedy under, any of the Financing Commitment Letters or Definitive Financing Agreement, if such amendment, supplement, replacement or modification would or would be reasonably likely to:

•	reduce the aggregate amount of the Debt Financing or Equity Financing, as applicable, below the amount required to consummate the transactions contemplated by the Merger Agreement;
•

impose new or additional conditions precedent, or amend, expand or modify the conditions precedent, to the Debt Financing or the Equity Financing or any other terms of the Financing Commitment Letters in a manner that would reasonably be expected to materially delay or prevent the closing or make the funding of the Debt Financing or the Equity Financing materially less likely to occur; or

•	adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements.

Subject to specified conditions, that Parent or Merger Sub, as applicable, may amend the Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities. Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Definitive Financing Agreement, Parent shall deliver a copy thereof to ARI and references in the Merger Agreement to “Financing Commitments,” “Debt Commitment Letter,” “Equity Commitment Letter” and “Definitive Financing Agreements” will include and mean such documents as amended, supplemented, modified, replaced or waived.

If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations, the Debt Commitment Letter expires or is terminated, or the Debt Financing contemplated by the Debt Commitment Letter otherwise becomes unavailable, in whole or in part, for any reason, Parent is required to promptly notify ARI of such expiration, termination or unavailability and the reasons therefor and/or the circumstances giving rise thereto and use its reasonable best efforts promptly, and in any event prior to the closing, to arrange for alternative financing from other sources (which alternative financing shall be in an amount at least equal to the Debt Financing or such unavailable portion thereof, which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter that expired or terminated, or for which the Debt Financing contemplated thereby became unavailable, and which shall not otherwise include terms that would reasonably be expected to make the likelihood that the Alternative Debt Financing would be funded less likely) (the “Alternative Debt Financing”) to replace the Debt Financing contemplated by the expired or terminated Debt Commitment Letter or which otherwise became unavailable, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “Alternative Debt Commitment Letters”), copies of which shall be promptly provided to ARI. Failure to arrange for such Alternative Debt Financing does not relieve Parent of any of its obligations under the Merger Agreement. In the event any Alternative Debt Commitment Letters are obtained, any reference in the Merger Agreement to the “Financing” or the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letter as modified, and any reference in the Merger Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternative Debt Commitment Letter at the time in question and any Alternative Debt Commitment Letters to the extent then in effect.

Parent is required under the Merger Agreement to give ARI prompt written notice upon becoming aware of (A) any breach or default by any party to the Financing Commitment Letters or any Definitive Financing Agreements, (B) any failure to carry out any of the terms of the Financing Commitment Letters or any the Definitive Financing Agreements by any party thereto, (C) any actual or threatened withdrawal, rescission, termination or repudiation of any of the Financing Commitment Letters or any Definitive Financing Agreements by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the Financing Commitment Letters or any Definitive Financing Agreements, or (E) the occurrence of an event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the Financing. Parent will keep ARI informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Financing Commitment Letters.

ARI, at Parent’s sole expense, has agreed to reasonably cooperate with and reasonably assist the Parent and Merger Sub in connection with the arrangement of the Debt Financing, provided, that such cooperation and assistance will only be required upon reasonable advance notice and in a manner as would not be unreasonably disruptive to the business or operations of ARI or any of its subsidiaries, and shall only include such matters that would customarily be done in connection with the arrangement of credit facilities of the same nature as the Debt Financing, including using its reasonable best efforts to:

•

furnish Parent with the financial information required to be delivered pursuant to the Debt Commitment Letter, including any information reasonably necessary to prepare the pro forma financial statements required to be furnished by Parent and/or Merger Sub pursuant to the Debt Commitment Letter, to the extent reasonably available to ARI;

•

facilitate obtaining executed payoff letters and releases of existing liens (to the extent required under the Merger Agreement or in the Debt Commitment Letter), provided that any obligations and releases of liens contained in all such agreements and documents will be subject to the occurrence of the closing and become effective no earlier than the Closing Date;

•

furnish Parent with all documentation and other information reasonably required or requested with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested in writing;

•	assist in the preparation of schedules and other disclosures required pursuant to the definitive financing documents as may be reasonably requested by Parent; and
•

cooperate in Parent and Merger Sub’s efforts to satisfy the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, ARI, its subsidiaries or their respective representatives (including assisting with the return and delivery of any original stock certificates or other possessory collateral in the possession of existing lenders or any other third party, and execution and delivery of any payoff documentation as may be required to be delivered pursuant to the Debt Commitment letter or any of the definitive financing documentation).

Parent has agreed to indemnify and hold harmless ARI, its subsidiaries, its shareholders, its equity award holders and any of their respective affiliates, and any employees, officers, directors, managers, members, shareholders, partners, representatives, advisors and agents thereof, from and against any and all losses, damages, claims, penalties, costs and expenses suffered or incurred by any of them in connection with ARI’s cooperation and assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith, except to the extent arising from fraud or intentional misrepresentation by ARI. Parent will from time to time, promptly upon request by ARI, reimburse ARI for all of its reasonable out-of-pocket costs and expenses incurred in connection such cooperation.

Indemnification and Insurance

After the Effective Time, Parent will cause all rights to exculpation, indemnification and reimbursement and advancement of expenses from liabilities, and all limitations of liability, existing in favor of the Covered Persons as provided in their respective governing or organizational documents and any indemnification or other similar agreements of ARI or any of its subsidiaries in effect as of immediately prior to the Effective Time will survive the consummation of the transactions contemplated under the Merger Agreement and will continue in full force and effect. All such rights of exculpation, indemnification and reimbursement and advancement of expenses from liabilities, and all limitations of liability, will not be terminated or modified in such a manner as to adversely affect any Covered Person without the consent of such affected Covered Person. From and after the Effective Time, Parent, Surviving Corporation and its subsidiaries will pay all costs and expenses to any Covered Person, as incurred in connection with enforcing the exculpation, indemnity, reimbursement, advancement, limitations or other rights or obligations.

At the Effective Time, Parent will or will cause the Surviving Corporation and its subsidiaries to obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Covered Persons as direct beneficiaries with a claims period of at least six years after the Effective Time with respect to acts or omissions occurring on or prior to the Closing Date. The insurance policies will contain coverage terms and be in an amount not less favorable than the Covered Persons’ coverage currently maintained by ARI and will be reviewed and approved in advance by ARI. In satisfying these obligations, the Surviving Corporation is not obligated to pay annual premiums in excess of 300% of the amount paid by ARI for coverage in ARI’s fiscal 2016.

If the Surviving Corporation is unable to obtain such insurance coverage, it will obtain the greatest coverage available for a cost not exceeding 300% of the amount paid by ARI in fiscal 2016 from an insurance carrier with the same or better credit rating than ARI’s current insurance carrier. In the event a Covered Person is entitled to coverage under this “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of the Parent’s or Surviving Corporation’s failure to maintain and fulfill its obligations thereunder, Parent will or will cause the Surviving Corporation to pay the Covered Person such amounts and provide any other coverage or benefits as the Covered Persons would have received pursuant to this policy.

In any proceeding arising before, at or after the Effective Time where a Covered Person would be entitled to rights of exculpation, indemnification, reimbursement and advancement of expenses and any limitations on liability under the applicable governing or organizational documents and any indemnification or other similar agreements of ARI, is made against any Covered Person on or prior to the sixth anniversary of the Effective Time, the provisions and benefits related to indemnification and insurance of the Covered Persons will continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

Other Covenants

Shareholders Meeting

ARI will take all action necessary to call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the requisite shareholder approvals, and hold the Special Meeting as promptly as practicable after the commencement of mailing the proxy statement to ARI shareholders. Parent will cause all shares of common stock owned by Parent or Merger Sub (if any) to be voted in favor of the Merger Agreement.

Shareholder Litigation

Prior to the Effective Time, ARI will provide Parent with prompt notice of all shareholder litigation and keep Parent reasonably informed with respect to the status thereof. ARI will give Parent the opportunity to participate in, but not control, the defense and settlement of any ARI shareholder litigation against ARI or its directors relating to the transactions contemplated under the Merger Agreement and any ancillary documents, and that settlement will not be agreed to without Parent’s prior written consent. In the event litigation is brought against Parent or its directors relating to the transactions contemplated under the Merger Agreement and any ancillary documents, Parent will promptly notify ARI of such litigation and keep ARI informed on a current basis with respect to the status thereof and give ARI the opportunity to participate in, but not control, the defense and settlement of any litigation.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver by ARI and Parent of the following conditions:

•	all waiting periods under the HSR Act will have been terminated or expired;
•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction; and
•	shareholder approval of the Merger and Merger Agreement will have been obtained and will be in full force and effect.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:

•	The representations and warranties of ARI:
-	Each of:
o

ARI’s representation and warranties contained in the following sections of the Merger Agreement will be true an correct as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties for a specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect: Sections 3.1(e) (Company Reports; Historical Financial Statements; No Undisclosed Liabilities; Internal Controls; NASDAQ Compliance); 3.1(f) (No Conflict or Violation); 3.1(g) (Legal Proceedings); 3.1(h) (Personal Property); 3.1(i) (Real Property); 3.1(j) (Taxes); 3.1(k) (Absence of Certain Changes); 3.1(l) (Company Contracts); 3.1(m) (Labor); 3.1(n) (Employment, Management, Change of Control or Severance Agreements; 3.1(o) (Environmental Liability); 3.1(p) (Compliance with Laws); 3.1(r) (Employee Benefits); 3.1(s) (Intellectual Property); 3.1(t) (Related Party Transactions); 3.1(v) (Insurance); 3.1(w) (Opinion of Financial Advisor); and 3.1(x) (No Other Representations);

o

ARI’s representations and warranties contained in the following Sections of the Merger Agreement will be true and correct in all respects as of the Closing Date as if made at or on the Closing Date: Sections 3.1(b) (Authorization of the Transaction) (excluding the last sentence thereof); 3.1(d) (Company Subsidiaries); 3.1(q) (Brokers’ fees); and 3.1(u) (Takeover Laws) that are not qualified by Material Adverse Effect or other materiality qualifications; and Section 3.1(a) (Due Organization and Good Standing);

o

The representations and warranties set forth in Section 3.1(c) (Capital Structure) will be true and correct in all respects as of the Closing Date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to ARI, Parent or their affiliates that is more than $200,000 (individually or in the aggregate);

-	ARI will have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to Closing;

•	No Material Adverse Effect will have occurred subsequent to the date of the Merger Agreement; and
•	Parent’s receipt of a certificate signed by an officer of ARI certifying the matters in the foregoing bullets.

In addition, the obligation of ARI to consummate the Merger is subject to the satisfaction or waiver by ARI of each of the following additional conditions:

•

The representations of Parent and Merger Sub contained in the Merger Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties made as of a specified date), expect where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and other transactions contemplated thereby;

•

Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all of their closing covenants to be performed or complied with by it or at or prior to the Closing; and

•	ARI’s receipt of a certificate signed by an officer of each of Parent and Merger Sub certifying the matters in the foregoing bullets.

Termination of the Merger Agreement

The Merger Agreement may be terminated as follows:

•	By mutual written consent of ARI and Parent prior to the Effective Time;
•	By either ARI or Parent:
-

if the Closing has not occurred by December 20, 2017 (the “Outside Date”); provided, however, that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to fulfill any obligations under the Merger Agreement will have been the cause of, or will have resulted in the failure to satisfy the conditions to obligations of the terminating party to consummate the Merger prior to the Outside Date or the failure of the Closing to occur on or prior to the Outside Date;

-	if shareholder approval will not have been obtained at the Special Meeting or any adjournment or postponement thereof at which the vote was taken in respect of the Merger Agreement and Merger; and
-

if there shall be a permanent injunction, restraining order, ruling or decree of any nature of any governmental entity that is in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby.

•	By ARI:
-

if any representation or warranty of the Parent or the Merger Sub has become untrue or upon a breach of any representation, warranty, covenant or obligation by the Parent or the Merger Sub, which (i) would result in the failure of certain of ARI’s closing conditions and (ii) such failure is not capable of being cured, or is not cured by Parent or Merger Sub, before the earlier of the Outside Date or, if curable or able to be performed by the Outside Date, the date that is 30 calendar days following ARI’s delivery of written notice thereof, it being understood that ARI will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination; provided that any failures related to the financing of the Merger is provided for below;

-

by ARI at any time prior to shareholder approval of the Merger Agreement in order to enter into a definitive agreement providing for a Superior Offer in accordance with the terms of the Merger Agreement;

-	by ARI if all of the Parent’s conditions have been satisfied or waived and the Parent fails to consummate the transactions; and/or
-	if (i) all of the conditions applicable to Parent’s and Merger Sub’s closing conditions have been satisfied or, to the extent permitted by applicable law and the Merger Agreement,

waived (other than those conditions which are to be satisfied only on the Closing Date), (ii) ARI has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing, (iii) ARI has given Parent three business days of notice prior to such termination stating ARI’s intention to terminate the Merger Agreement if the Parent and Merger Sub fail to consummate the Merger by the Closing Date, and (iv) Parent fails to complete the Closing on the later of the expiration of the three business day period, and the date on which the parties are required to close the Merger in accordance with the terms of the Merger Agreement.

•	By Parent:
-	in the event the Board will have made a Change of Recommendation; and/or
-

if any representation or warranty of ARI has become untrue or upon a breach or failure to perform of any representation, warranty, covenant or obligation by ARI, which (i) would result in the failure of certain of Parent’s and Merger Sub’s closing conditions and (ii) such failure is not capable of being cured, or, if curable or able to be performed, is not cured by Parent or Merger Sub, before the earlier of the Outside Date and the date that is 30 calendar days following ARI’s delivery of written notice thereof, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice thereof shall be given to the other party or parties specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become void and of no effect without any further liability or obligation on the part of any party thereto. However, certain provisions of the Merger Agreement relating to certain confidentiality obligations, certain indemnification and reimbursement obligations, the effect of termination of the Merger Agreement, termination fees, expenses, and certain general provisions, will survive any termination of the Merger Agreement.

Termination Fees and Expense Reimbursement

Except as described below, all fees and expenses incurred in connection with the proposed agreement are to be paid by the party incurring such fees and expenses whether or not the merger is consummated. Parent will also be responsible for all transfer taxes related to the transactions and all HSR Act filing fees.

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent or its designee would be entitled to receive a termination fee equal to $4,767,000 from ARI under the following circumstances:

•	ARI terminates the Merger Agreement in order to enter into a definitive agreement providing for a Superior Offer in accordance with the terms of the Merger Agreement;
•	Parent terminates the Merger Agreement in the event the Board will have made a Change of Recommendation; and/or
•

the Merger Agreement is validly terminated by written notice of either party if (i) Closing has not occurred by the Outside Date or if shareholder approval is not obtained, or by Parent if ARI breached or failed to perform any representation, warranty, covenant or obligation such that the conditions to ARI’s obligations to effect the merger would not be satisfied, subject to a cure period, (ii) following the execution of the Merger Agreement and prior to the termination of the Merger Agreement as detailed in section (i) hereof, an Acquisition Proposal is publicly announced or disclosed or privately submitted to the Board and not withdrawn or otherwise abandoned, and (iii) within one year of the termination of the Merger Agreement as described in section (i) hereof, either an Acquisition Transaction is consummated or ARI enters into a definitive agreement providing for an Acquisition Transaction and such transaction is subsequently consummated.

ARI or its designee would be entitled to receive a reverse termination fee equal to $8,264,000 from Parent under the following circumstances:

•

if any representation or warranty of the Parent or the Merger Sub has become untrue or upon a breach of any representation, warranty, covenant or obligation by the Parent or the Merger Sub, which (i) would result in the failure of certain of ARI’s closing conditions and (ii) such failure is not capable of being cured, or is not cured by Parent or Merger Sub, before the earlier of the Outside Date and the date that is 30 calendar days following ARI’s delivery of written notice thereof; provided that any failures related to the financing of the Merger is provided for below; and/or

•

if (i) all of the conditions applicable to Parent’s and Merger Sub’s closing conditions have been satisfied or, to the extent permitted by applicable law and the Merger Agreement, waived, (ii) ARI has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing (other than those conditions which are to be satisfied only on the Closing Date), (iii) ARI has given Parent three business days of notice prior to such termination stating ARI’s intention to terminate the Merger Agreement if the Parent and Merger Sub fail to consummate the Merger by the Closing Date, and (iv) Parent fails to complete the Closing on the later of the expiration of the three business day period, and the date on which the parties are required to close the Merger in accordance with the terms of the Merger Agreement.

Specific Performance

Prior to any valid termination of the Merger Agreement, each of the parties has the right to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of the Merger Agreement and to enforce its rights thereunder not only by action(s) for damages but also by action(s) for specific performance, injunctive and/or equitable relief.

However, ARI will be only entitled to specific performance to cause the Equity Financing to be funded and cause Parent to consummate the transactions contemplated by the Merger Agreement, including to effect the Closing, if (A) all conditions (other than those conditions that are satisfied by or at Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (B) Parent fails to complete the Closing by the date on which the Closing is required to have occurred, (C) ARI has irrevocably confirmed in writing to Parent that (x) if specific performance is granted and the Debt Financing (or Alternative Debt Financing) and the Equity Financing were funded, then it will take such actions that are required of it under the Merger Agreement to cause Closing to occur, and (y) ARI is prepared, willing and able to effect the Closing, and (D) the Debt Financing (or Alternative Debt Financing) has been funded or will be funded at Closing (if the Equity Financing is funded), or the debt financing sources have irrevocably confirmed to the Parent that the Debt Financing will be funded and available at Closing (if the Equity Financing is funded).

Amendment

The Merger Agreement may be amended in writing by the parties to the Merger Agreement at any time before or after the approval and adoption of the Merger Agreement by shareholders. However, after the approval and adoption of the Merger Agreement by shareholders, no amendment that requires further approval by such shareholders without obtaining such required approval under the WBCL.

Governing Law

The Merger Agreement is governed by Wisconsin law, provided that any disputes involving the debt financing sources with respect to the debt financing and the performance thereof by the lenders shall be governed by and construed in accordance with the laws of the State of New York.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “ARIS.” As of July 21, 2017, there were 17,369,872 shares of ARI common stock outstanding, held by approximately 2,800 shareholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2017—Quarter Ended
July 31	$7.48	$4.71
April 30	5.55	4.80
January 31	5.59	4.73
October 31	5.50	4.20
Fiscal Year 2016—Quarter Ended
July 31	$5.47	$3.68
April 30	4.69	3.50
January 31	4.82	3.33
October 31	4.80	2.95
Fiscal Year 2015—Quarter Ended
July 31	$3.30	$2.74
April 30	3.99	3.01
January 31	4.45	3.07
October 31	3.56	2.41

On July 28, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $7.06 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of July 11, 2017 by:

•	each shareholder, or group of affiliated shareholders, known to us to beneficially own more than 5% of our outstanding common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal shareholders and Schedules 13G and 13D filed with the SEC through July 11, 2017.

The percentage ownership is based upon 17,371,256 shares of common stock outstanding as of July 11, 2017.

For purposes of the table below, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 11, 2017 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Shareholders
Wellington Trust Company, NA(2) Wellington Management Group, LLP Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio 280 Congress Street Boston MA 02210	1,509,294	8.69%
Cowen Prime Advisors, a division of Cowen Prime Services LLC(3) 1010 Franklin Avenue, Suite 303 Garden City, NY 11530	1,352,950	7.79%
Michael D. Sifen, Inc.(4) 500 Central Drive, Suite 106 Virginia Beach, VA 23454	1,205,128	6.94%
12 West Capital Management LP(5) 90 Park Avenue, 41st Floor New York, NY 10016	1,020,000	5.87%
Samjo Capital, LLC(6) Samjo Management, LLC Andrew N. Wiener 1345 Avenue of the Americas, 3rd Floor New York, New York 10105	941,800	5.42%
Grand Slam Capital Master Fund, Ltd.(7) Grand Slam Asset Management, LLC Mitchell Saks 2160 North Central Road, Suite 306 Fort Lee, NJ 07024	877,404	5.05%
Named Executive Officers and Directors
Roy W. Olivier(8)	875,643	5.04%
William A. Nurthen	176,557	1.02%
Robert A. Ostermann	167,213	*
Chad J. Cooper	170,666	*
William H. Luden, III	122,596	*
P. Lee Poseidon	118,415	*
William C. Mortimore	113,966	*
Robert Y. Newell, IV	101,346	*
All current executive officers and directors as a group (8 persons)	1,833,345	10.55%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of July 11, 2017, there were no options currently exercisable or exercisable within 60 days of such date. Mr. Cooper’s total includes 88,000 shares owned by a family trust of which Mr. Cooper is co-trustee.

(2)

Ownership information is provided as of December 30, 2016 based in part upon Amendments No. 3 to Schedules 13G filed on February 9, 2017 by each of Wellington Trust Company, NA (“Wellington Trust”), Wellington Management Group, LLP (“Wellington Management”) and Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (“Wellington Micro Cap”). According to the amended Schedules 13G, each of Wellington Trust and Wellington Management, in its respective capacity as investment adviser, may be deemed to beneficially own 799,000 shares of the Company that are held of record by their respective clients, and each reports shared voting and dispositive power with respect to such shares; and Wellington Micro Cap is the beneficial owner of 710,294 of such shares. According to the amended Schedules 13G, the shares are owned of record by clients of Wellington Trust and Wellington Management, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares; and no such client is known to have the right or power with respect to more than five percent of the Company’s common stock except for Wellington Trust and Wellington Micro Cap, each of which is a client of Wellington Management.

(3)

Ownership information is provided as of December 31, 2016 based on a Schedule 13G filed on February 10, 2017 by Cowen Prime Advisors (“CPA”), a division of Cowen Prime Services, LLC. In its role as investment adviser, CPA possesses discretionary investment authority with respect to the shares reported, which are owned by various clients who have retained sole primary voting authority over all of such shares.

(4)

Ownership information is provided as of March 15, 2013 based upon Schedule 13G filed on May 22, 2013 by Michael D. Sifen, Inc. Total includes 498,461 shares of common stock held by Michael D. Sifen and 706,667 shares of common stock held by Michael D. Sifen, Inc., an entity controlled by Mr. Sifen. Ownership information is based on the Company’s information with respect to (i) share certificates transferred to Mr. Sifen by the Company’s transfer agent on October 17, 2011 related to shares of common stock acquired by Channel Blade Technologies Corporation (“Channel Blade”) on April 29, 2009 in connection with the Company’s acquisition of substantially all of the assets of Channel Blade; (ii) shares of common stock issued by the Company to Michael D. Sifen, Inc., an entity controlled by Mr. Sifen, as of December 4, 2012; and (iii) shares of common stock issued to Michael D. Sifen, Inc. as a result of the exercise of the Warrant issued in connection with the Company’s private placement.

(5)

Ownership information is provided as of July 1, 2016 based on a Schedule 13D filed on July 11, 2016 by 12 West Capital Management LP (“12 West Management”). 12 West Management serves as investment manager to 12 West Capital Fund LP, a Delaware Limited Partnership (“12 West Onshore Fund”) and 12 West Capital Offshore Fund LP, a Cayman Islands exempted limited partnership (“12 West Offshore Fund”), and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by 12 West Onshore Fund and 12 West Offshore Fund. Joel Ramin, as the sole member of 12 West Capital Management, LLC and the general partner of 12 West Management, possesses the voting and dispositive power with respect to all securities beneficially owned by 12 West Management. Total includes 597,720 shares of common stock held by 12 West Onshore Fund and 422,280 shares of common stock held by 12 West Offshore Fund.

(6)

Ownership information is provided as of December 31, 2016 based upon Amendment No. 1 to the Schedule 13G filed on February 10, 2017. Samjo Capital, LLC, Samjo Management, LLC and Mr. Andrew N. Wiener share voting and dispositive power over 941,800 shares, and Mr. Wiener has sole voting and dispositive power over 12,000 shares.

(7)

Ownership information is provided as of August 15, 2016 based upon the Schedule 13G filed on February 2, 2017. Grand Slam Capital Master Fund, Ltd., Grand Slam Asset Management, LLC and Mitchell Saks share voting and dispositive power 877,404 shares.

(8)

Mr. Olivier’s total includes 155,200 shares held in the Company’s 401(k) plan, of which Mr. Olivier is a trustee with voting power. Mr. Olivier disclaims any beneficial ownership in these shares in excess of his pecuniary interest of 13,246 shares.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of ARI. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

ARI will hold an annual meeting in fiscal 2018 only if the Merger has not already been completed. All proposals of shareholders for nominations of persons for election to the Board of Directors must be received by ARI at its executive offices no earlier than August 8, 2017 and no later than October 7, 2017, and must otherwise be in accordance with ARI’s By-laws. All other proposals of shareholders intended to be presented at ARI’s fiscal 2017 Annual Meeting must be received by ARI at its executive offices on or before October 7, 2017, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the By-laws of ARI) and must be received by July 31, 2017 to be considered for inclusion in the proxy statement for that meeting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ARI filings with the SEC are incorporated by reference:

•	ARI’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016;
•	ARI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2016, January 31, 2017 and April 30, 2017;
•

ARI’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 28, 2016 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended July 31, 2016); and

•	ARI’s Current Reports on Form 8-K filed on June 21, 2017 and June 23, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

ARI Network Services, Inc.
Attn: Secretary
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, http://www.investor.arinet.com under the SEC Filings tab. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue–3rd floor
Stamford, CT 06902

Banks and Brokerage Firms May Call Collect: (203) 658-9400
Shareholders May Call Toll-Free: (800) 662-5200

MISCELLANEOUS

ARI has supplied all information relating to ARI, and Parent has supplied, and ARI has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 31, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of June 20, 2017

by and among

EXPEDITION HOLDINGS LLC,

EXPEDITION MERGER SUB, INC.

and

ARI NETWORK SERVICES, INC.

A-i

Exhibit A Certain Permitted Encumbrances

INDEX OF DEFINED TERMS

Acquisition Proposal	1.1
Action	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Acquisition Agreement	5.8(a)
Alternative Debt Commitment Letters	5.11(b)
Alternative Debt Financing	5.11(b)
Anti-Corruption Laws	1.1
Articles of Merger	2.2
Award	1.1
Awardholder	1.1
Black Scholes Value	1.1
Board	Recital
Board Recommendation	3.1(b)
Business	1.1
Business Day	1.1
Bylaws	3.1(a)
Change of Recommendation	5.8(d)
Closing	2.8(a)
Closing Date	2.8(a)
Closing Disbursement Schedule	2.5(b)
Code	1.1
Common Stock	1.1
Common Stock Merger Consideration	2.5(a)
Company	Preamble
Company Contracts	3.1(l)(i)
Company Disclosure Schedules	1.1
Company Employee	5.17(a)
Company Equity Plans	1.1
Company Financial Advisors	1.1
Company Indemnitees	5.6(a)
Company Lease	3.1(i)(iii)
Company Plan	3.1(r)
Company Related Parties	6.1(b)(v)
Company Reports	3.1(e)(i)

A-ii

Company SEC Documents	1.1
Company Shareholders’ Meeting	5.10(a)
Company Stockholder Approval	1.1
Company Termination Fee	1.1
Comparable Confidentiality Agreement	1.1
Contract	1.1
Debt Commitment Letter	3.2(h)
Debt Financing	3.2(h)
Effective Time	2.2
Employee Stock Purchase Plan	1.1
Encumbrance	1.1
Environment	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity	1.1
Equity Commitment Letter	3.2(h)
Equity Financing	3.2(h)
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Export Control Laws	3.1(p)
Fee Letter	3.2(h)
Fees and Expenses	1.1
Fees and Expenses Amount	1.1
Financing	3.2(h)
Financing Commitment Letters	3.2(h)
Financing Sources	1.1
GAAP	1.1
Governmental Entity	1.1
Guarantor	5.14
Hazardous Material	1.1
Historical Financial Statements	3.1(e)(ii)
HSR Act	1.1
Indebtedness	1.1
Intellectual Property	1.1
Interim Balance Sheet	1.1
Intervening Event	5.8(f)
IRS	1.1
Knowledge of Parent	1.1
Knowledge of the Company	1.1
Law	1.1
Leased Real Property	3.1(i)(ii)
Limited Guaranty	5.14
Material Adverse Effect	1.1
Maximum Annual Premium	5.6(b)
Merger	Recital
Merger Consideration	2.5(a)
Merger Fund	2.6(a)
MergerSub	Preamble
Most Recent Financial Statements	1.1
Multiemployer Plan	1.1
NASDAQ	1.1
Offering Materials	5.11(e)
Option	1.1
Optionholder	1.1

A-iii

Options Payment Amount	2.4(d)(ii)
Ordinary Course of Business	1.1
Other Filings	1.1
Outside Date	6.1(a)(ii)
Parent	Preamble
Parent Liability Limitation	6.1(d)
Parent Related Parties	6.1(b)(v)
Parent Termination Fee	1.1
Paying Agent	2.6(a)
Per Share Merger Consideration	2.4(a)
Performance Restricted Share	1.1
Performance Restricted Share Agreements	1.1
Performance Restricted Shares Payment Amount	2.4(f)
Permits	3.1(o)(i)
Permitted Encumbrances	1.1
Person	1.1
Preferred Stock	1.1
Proxy Statement	1.1
Record Date	5.10(b)
Registered IP	3.1(s)
Representatives	5.8(a)
Required Withholding Amounts	1.1
Restricted Commitment Letter Amendments	5.11(a)
Restricted Share	1.1
Restricted Shares Payment Amount	2.4(f)
RSU	1.1
RSUholder	1.1
SEC	1.1
Securities Act	3.1(e)(i)
Shareholder	1.1
Shares	1.1
Solvent	1.1
Specified Company Employees	1.1
Specified Debt	1.1
Specified Debt Amount	1.1
Specified Loan Documents	1.1
Specified Representations	1.1
Stock Certificates	2.4(a)
Sublease	3.1(i)iv)
Subsidiary	1.1
Superior Offer	1.1
Superior Offer Notice Period	5.8(e)(i)
Surviving Corporation	2.1
Takeover Laws	3(u)
Tax	1.1
Tax Return	1.1
Taxing Authority	1.1
Transaction Documents	1.1
Transfer Taxes	1.1
WARN Act	5.12
Warrant	1.1
Warrantholder	1.1
Warrants Payment Amount	2.4(h)
WBCL	2.1

A-iv

THIS AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 20, 2017, by and among (a) Expedition Holdings LLC, a Delaware limited liability company (“Parent”), (b) Expedition Merger Sub, Inc., a Wisconsin corporation and a direct wholly owned Subsidiary of Parent (“MergerSub”), and (c) ARI Network Services, Inc., a Wisconsin corporation (the “Company”). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.

RECITALS

WHEREAS, the parties hereto consider it desirable that Parent acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate such acquisition, it is proposed that MergerSub merge with and into the Company as set forth in Article II hereof (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, (i) the boards of directors of each of Parent and MergerSub have unanimously, upon the terms and subject to the conditions set forth in this Agreement, approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, taken together, are advisable and in the best interests of their respective stockholders, and (ii) Parent, acting as the sole stockholder of MergerSub, has approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously, upon the terms and subject to the conditions set forth in this Agreement, (x) approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, taken together, are in the best interests of the Company’s shareholders, and (y) recommended approval by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a result of the Merger, at the Effective Time, the Company will become a wholly-owned Subsidiary of Parent; and

WHEREAS, Parent, MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For purposes of this Agreement, the following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1. Each term used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith that is not defined in this Section 1.1 has the meaning assigned to such term in the Section indicated in the index of defined terms preceding the text of this Agreement.

“Acquisition Proposal” means any bona fide indication of interest, proposal or offer from any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) (other than Parent, MergerSub and any of their Affiliates) to purchase, license or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for more than twenty percent (20%) of the Company’s consolidated assets or from which more than twenty percent (20%) of the

Company’s revenues or earnings on a consolidated basis are derived or (ii) more than twenty percent (20%) of the outstanding Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, reorganization, liquidation, dissolution or other transaction. Any transaction or series of related transactions (other than the Merger) of types set forth in clauses (i)-(ii) are referred to herein as an “Acquisition Transaction”.

“Action” means any action, arbitration, assessment, audit, charge, claim, complaint, demand, grievance, investigation, inquiry, petition, suit or other proceeding, whether civil or criminal, in law or in equity, brought by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Award” means an Option, RSU or Restricted Share granted under any Company Equity Plan.

“Awardholder” means any Person who holds one or more outstanding Awards immediately prior to Closing.

“Black Scholes Value” means the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. determined as of the Closing Date for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the Merger and March 15, 2018, (ii) an expected volatility equal to the greater of 100% and the 100-day volatility obtained from the HVT function on Bloomberg L.P. as of the trading day immediately following the public announcement of the Merger, (iii) the underlying price per share used in such calculation shall be the Per Share Merger Consideration and (iv) a remaining option time equal to the time between the date of the public announcement of the Merger and March 15, 2018.

“Business” means the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company Disclosure Schedules” means the “Company Disclosure Schedules” which are attached hereto and delivered by the Company to Parent and MergerSub pursuant to this Agreement, as the same may be amended, supplemented, updated or otherwise modified from time to time by a Disclosure Supplement delivered in accordance with the terms of Section 5.7.

“Company Equity Plans” means the following plans, in each case as amended: the ARI Network Services, Inc. 2000 Stock Option Plan; the ARI Network Services, Inc. 2010 Equity Incentive Plan; and the Employee Stock Purchase Plan.

“Company Financial Advisors” means Pacific Crest Securities, Technology Specialists of KeyBanc Capital Markets, and Houlihan Lokey Capital, Inc.

“Company SEC Documents” means, collectively, the Annual Report on Form 10-K, filed with the SEC on October 28, 2016, the Company’s latest Quarterly Reports on Form 10-Q, filed with the SEC on December 15, 2016 and March 17, 2017, and each Form 8-K filed with the SEC since October 28, 2016, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as the same may have been amended since the date of their filing and prior to the date of this Agreement.

“Company Shareholder Approval” means approval of this Agreement and the Merger by the affirmative vote of a majority of the votes that the holders of the outstanding shares of Common Stock are entitled to cast thereon.

“Company Termination Fee” means an amount equal to $4,767,000.

“Comparable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Acquisition Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.8.

“Contract” means any written: agreement, bond, commitment, contract, indenture, instrument, lease, license, purchase order or sublicense.

“Employee Stock Purchase Plan” means the ARI Network Services, Inc. 2000 Equity Incentive Plan as amended and restated.

“Encumbrance” means any charge, covenant, easement, encumbrance, pledge, security interest, mortgage, deed of trust, hypothecation or lien, whether imposed by Contract or Law.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Law” means any applicable Law relating to (a) the pollution, protection, preservation or restoration of the Environment or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Materials, or the investigation, clean-up or remediation thereof.

“Environmental Permit” means any material permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under any Environmental Law.

“Equity” means (i) Common Stock, (ii) any contract, security or right convertible, exercisable or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) any options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) any obligation of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) any outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company, (vi) any security that has the right or power to vote together with the Common Stock or that participates with holders of Common Stock on any dividend or distribution, or (vii) any similar security of any subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any Person which is or was, at a relevant time, treated as a single employer with the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fees and Expenses” means all fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including (a) all legal fees and expenses and the fees and expenses of other advisors and consultants, and (b) all brokerage fees, commissions, finders’ fees, investment banking fees and financial advisory fees; provided, however, that “Fees and Expenses” shall not include any fees or expenses of, or payments to be made by, the Company or its Subsidiaries (i) incurred or to be incurred in connection with Parent’s obtaining any financing that may be used (x) to pay the Merger Consideration, the Specified Debt Amount, the Fees and Expenses Amount and all fees and expenses of Parent and MergerSub arising in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (y) to finance the working capital needs of Parent, the Company and/or any of their respective Subsidiaries following the Closing or (ii) for which Parent is liable pursuant to the terms of this Agreement or any of the other Transaction Documents (including, without limitation, any Transfer Taxes and all filing fees in connection with any filings, applications or submissions under the HSR Act or any other applicable competition Laws).

“Fees and Expenses Amount” means the aggregate amount of unpaid Fees and Expenses as of the Closing.

“Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger, including under the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, board, bureau, commission, court, arbitrator or judicial body, department, political subdivision, tribunal or other instrumentality thereof, in each case whether federal, state, county or provincial, and whether local or foreign.

“Hazardous Material” means hazardous substances, hazardous wastes, any petroleum product or petroleum-based contaminant, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos-containing materials, radon or any other radioactive materials, including any source, special nuclear or by-product material, and any other chemical, substance, waste, material, pollutant, or contaminant defined or regulated as hazardous or toxic under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or securities (other than ordinary course trade accounts payable which are not past due), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person and all accrued current liabilities of such Person), (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness), (d) letters of credit and all non-contingent obligations of such Person to reimburse any bank in respect of amounts paid under banker’s acceptances, bid bonds, performance bonds, and other financial guarantees issued for the account of such Person, (e) interest rate protection agreements, hedging or swap obligations or similar arrangements, (f) contingent purchase price obligations or earnout obligations in connection with any acquisition, (g) any unfunded liabilities under any gratuity or termination indemnity plans, (h) all obligations of the type referred to in clauses (a) through (g) of any other Person the payment of which such Person is liable as obligor, guarantor, surety or otherwise, (i) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Encumbrance) and (i) all interest, premiums, penalties and other amounts owing in respect of the items described in clauses (a) through (h).

“Intellectual Property” means any and all intellectual property and proprietary rights throughout the world, including any of the following: (a) patents, (b) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names, (c) copyrights, (d) registrations and applications for any of the foregoing, and (e) trade secrets and confidential information or know-how (including research and development, formulas, compositions, manufacturing and production processes and techniques, technical data and designs).

“Interim Balance Sheet” means that certain unaudited consolidated balance sheet of the Company and its Subsidiaries as at April 30, 2017.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Parent” means the actual knowledge of Adam Clammer, David Hirsch and Matthew Wilson.

“Knowledge of the Company” means the actual knowledge of Roy W. Olivier, William A. Nurthen, Robert A. Ostermann, and Robert A. Jones, in each case after reasonable inquiry of their respective direct reports who are reasonably likely to have actual knowledge of the matter in question.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), act, ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment or writ, in any such case, of any applicable Governmental Entity.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger, but shall exclude any change or effect relating to or arising out of (i) business or economic conditions in the world or the industries in which the Company or any of its Subsidiaries operates, to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (ii) the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates), to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (iii) national or international political or social conditions, including the engagement by any country, state, republic, union or sovereignty in hostilities (or any escalation or worsening of such hostilities), whether or not pursuant to the declaration of a national emergency or war, any civil hostilities (including any civil war, civil unrest, rebellion or similar uprising) or the occurrence of any military or terrorist attack upon any country, state, republic, union or sovereignty, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any country, state, republic, union or sovereignty, (iv) any conditions resulting from natural disasters, to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business (v) changes in GAAP or any accounting standards or policies, (vi) changes in Law or other directives issued by any Governmental Entity to the extent

(and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (vii) the failure of the financial or operating performance of the Company or any of its Subsidiaries to meet projections, forecasts or budgets for any period (it being understood that any cause of such failure may be deemed to constitute, in and of itself, a Material Adverse Effect, and may be taken into consideration when determining whether a Material Adverse Effect has occurred), (vii) any damage, destruction, loss or casualty to any of the properties or assets of the Company or any of its Subsidiaries that is covered by insurance (subject to standard deductibles required by the terms of the applicable insurance policies), (ix) any matter that is expressly disclosed on the Company Disclosure Schedules or (x) actions taken by any Person in compliance with the terms of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, or which are attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of Parent or any of its Affiliates, including without limitation, (A) any actions of competitors of the Company or any of its Subsidiaries, (B) any actions taken by, or losses of, current or former employees of the Company or any of its Subsidiaries, (C) any delays or cancellations of orders for products or services of the Company or any of its Subsidiaries, or any other actions taken or proposed to be taken by customers of the Company or any of its Subsidiaries, and (D) any actions taken by vendors, suppliers or distributors of the Company or any of its Subsidiaries, in each case other than for purposes of any representation or warranty contained in Section 3.1(f).

“Most Recent Financial Statements” means the consolidated financial statements of the Company filed with the SEC as part of its Quarterly Report on Form 10-Q on June 14, 2017.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Option” means any option to purchase shares of Common Stock granted by the Company.

“Optionholder” means any Person that holds one or more outstanding Options as of immediately prior to the Closing.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business consistent with past practices.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with the Merger.

“Parent Termination Fee” means an amount equal to $8,264,000.

“Performance Restricted Share” means a share of Common Stock granted on March 4, 2015 subject to vesting or other lapse of restrictions based on the attainment of certain Common Stock target price conditions, as described in the Performance Restricted Share Agreements.

“Performance Restricted Share Agreements” means those certain Restricted Stock Award Agreements dated March 4, 2015 between the Company and the grantees thereof.

“Permitted Encumbrances” means (a) all statutory or other liens for Taxes which are not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) all cashiers’, landlords’, workmen’s’, repairmen’s’, mechanics’, warehousemen’s’ and carriers’ liens and other similar liens imposed by Law, incurred in the Ordinary Course of Business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) all pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) for which there is no default on the part of the Company or any of its Subsidiaries; (d) all source code escrows; (e) all leases, subleases, licenses or sublicenses (other than capital leases and leases underlying sale leaseback transactions) entered in the Ordinary Course of Business to which the Company or any of its Subsidiaries is a party and liens securing such leases, subleases, licenses or sublicenses; (f) all purchase money liens (including, without limitation, liens securing obligations to pay the deferred and unpaid purchase price of property acquired by the Company and/or any of its Subsidiaries in the Ordinary Course of Business); (g) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not materially interfere with the present use of any of the properties or assets of the Company or any of its Subsidiaries; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other Encumbrances that do not materially impair the current use or value of any of the properties or assets of the Company or any of its Subsidiaries; (i) matters which would be disclosed by an accurate survey or inspection of real property which do not materially impair the occupancy or current use of the real property they encumber; (j) Encumbrances that secure any indebtedness, obligations or other liabilities under any of the Specified Loan Documents (whether direct or indirect, absolute or contingent, or due or to become due); (k) Encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution; and (l) Encumbrances arising out of, under or in connection with applicable federal, state and/or local securities Laws.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Preferred Stock” means the Company’s authorized preferred stock, $0.001 par value per share.

“Proxy Statement” means the proxy statement, together with any amendments and supplements thereto and related materials, relating to the Company Shareholders’ Meeting to be held in connection with this Agreement.

“Required Withholding Amounts” means any amounts that are required by applicable federal, state, local or foreign withholding Laws to be withheld by the Company or any of its Subsidiaries from a payment to which a Person is entitled under this Agreement and that are payable to Taxing Authorities pursuant to such withholding Laws.

“Restricted Share” means each share of Common Stock subject to vesting or other lapse of restrictions, but which is not a Performance Restricted Share.

“RSU” means a restricted stock unit with respect to one shares of Common Stock granted by the Company.

“RSUholder” means any Person that holds one or more outstanding RSUs as of immediately prior to the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder” means any holder of Shares.

“Shares” means the issued and outstanding shares of Common Stock.

“Solvent” means, with respect to any Person on any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Specified Company Employees” means, collectively, Roy W. Olivier, William A. Nurthen, Robert A. Ostermann, and Robert A. Jones.

“Specified Debt” means all Indebtedness of the Company and its Subsidiaries under the Specified Loan Documents.

“Specified Debt Amount” means the aggregate amount of all Specified Debt outstanding as of immediately prior to the Closing.

“Specified Loan Documents” means, collectively, (a) that certain Loan and Security Agreement dated as of April 26, 2013 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc., as modified pursuant to (i) that certain First Loan Modification Agreement dated as of September 30, 2014 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc. and (ii) that certain Second Loan Modification Agreement dated November 1, 2016 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc.; (b) that certain Unsecured Non-Negotiable Subordinated Promissory Note dated July 13, 2015 made by the Company in favor of Direct Communications, Incorporated; and (c) those two certain Promissory Notes dated September 30, 2014 made by the Company in favor of, respectively, Barry Reese and Kenny Pratt; in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Specified Representations” means the representations and warranties of the Company made in Section 3.1(a), Section 3.1(b) (other than the representations and warranties made in the last sentence of Section 3.1(b)), Section 3.1(d), Section 3.1(q) and Section 3.1(u).

“Subsidiary” means, as of any time of determination and with respect to any specified Person, (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (b) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns equity representing more than fifty percent (50%) of the economic interest of all of the equity in its entirety or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity as of such time.

“Superior Offer” means any bona fide, written Acquisition Proposal for an Acquisition Transaction that (a) was not obtained or made as a result of a breach of Section 5.8, and (b) contains terms and conditions that the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, having taken into account the financing aspects of the proposal and the likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal, the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, to be more favorable from a financial point of view to the Company’s Shareholders than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent during the Superior Offer Notice Period set forth in Section 5.8(e)); provided, however, the references to 20% in clauses (i) and (ii) of the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%”.

“Tax” means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or similar or other taxes of any kind whatsoever, including all interest, additions, surcharges, fees or penalties related thereto.

“Tax Return” means a report, return or other information filed or required to be filed with a Taxing Authority with respect to Taxes (including any schedules or attachments thereto and any amendments thereof).

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Transaction Documents” means, collectively, this Agreement, the certificates delivered at the Closing pursuant to Section 4.1(a)(iii) and Section 4.2(a)(iii), and all other agreements, certificates, and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated hereby.

“Warrant” means a warrant issued by the Company to purchase shares of Common Stock pursuant to the Common Stock Purchase Warrant agreements dated March 15, 2013.

“Warrantholder” means any Person that holds one or more outstanding Options as of immediately prior to the Effective Time.

ARTICLE II

MERGER

Section 2.1 The Merger. Under the terms and subject to the conditions in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), pursuant to the Merger, MergerSub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of MergerSub shall cease, and the Company shall continue to exist as the surviving corporation (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL.

Section 2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and MergerSub shall duly file, or shall cause to be duly filed, with the Wisconsin Department of Financial Institutions, articles of merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the WBCL. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Wisconsin Department of Financial Institutions, or such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

Section 2.3 Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of the Company immediately prior to the Effective Time until amended in accordance therewith and with applicable Law.

(b) By-laws. The by-laws of MergerSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until amended in accordance therewith and in accordance with the Certificate of Incorporation of the Surviving Corporation and applicable Law.

(c) Directors. The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(d) Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.4 Conversion, Cancellation or Redemption of Shares, Options and Warrants in the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a) Common Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable stockholder, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.4(b)) shall be cancelled and shall be converted automatically into the right to receive, subject to Section 2.5(b), an amount in cash equal to $7.10 without interest (the “Per Share Merger Consideration”). As of the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.4(b)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of such shares of Common Stock (whether or not any such shares of Common Stock are represented by a certificate or certificates (the “Stock Certificates”)) shall cease to have any rights with respect to such shares of Common Stock, except for the right to receive, with respect to each such share of Common Stock, the Per Share Merger Consideration.

(b) Company Treasury Stock. At the Effective Time, each share of Common Stock that is held in the treasury of the Company, if any, shall automatically be cancelled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

(c) MergerSub Stock. At the Effective Time, each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Treatment of Options. Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, the Company shall take all requisite action so that, as of the Effective Time, each Option that is outstanding under any Company Equity Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Optionholder, cancelled and converted into the right of the Optionholder to receive an amount, if any, for each share of Common Stock subject to such Optionholder’s Option, equal to (x) the Per Share Merger Consideration, minus (y) the sum of (1) the exercise price per share of Common Stock of such Option and (2) any applicable Required Withholding Amounts with respect to the amount equal to the Per Share Merger Consideration minus the exercise price per share of Common Stock of such Option (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities). The aggregate amount payable to all Optionholders pursuant to this Section 2.4(d) is referred to in this Agreement as the “Options Payment Amount”.

(e) Treatment of Restricted Shares. Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, the Company shall take all requisite action so that, at the Effective Time, Restricted Shares that are outstanding under any Company Equity Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable Required Withholding Amount ( such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities). The aggregate amount payable to applicable Awardholders pursuant to this Section 2.4(e) is referred to in this Agreement as the “Restricted Shares Payment Amount.”

(f) Treatment of Performance Restricted Shares. Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, at the Effective Time, all or a portion of the unvested Performance Restricted Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in accordance with Section 4 of the Performance Restricted Share Agreements, and such vested portion of the Performance Restricted Shares shall become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable Required Withholding Amount (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities). Any Performance Restricted Shares that remain unvested after giving effect to this Section 2.4(f) shall be forfeited, and the number of shares of Common Stock outstanding as of the Effective Time shall be decreased by the number thereof. The aggregate amount payable to applicable Awardholders pursuant to this Section 2.4 (f) is referred to in this Agreement as the “Performance Restricted Shares Payment Amount.”

(g) Treatment of RSUs. Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, as of the Effective Time, each RSUholder shall be entitled to receive an amount, if any, for each share of Common Stock in respect of which such RSUholder received an RSU, whether or not then vested in accordance with the terms of the restricted stock unit agreement to which such RSUholder’s RSUs are subject, equal to (x) the Per Share Merger Consideration, minus (y) any applicable Required Withholding Amounts with respect to the amount described in clause (x) (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities). The aggregate amount payable to all RSUholders pursuant to this Section 2.4(g) is referred to in this Agreement as the “RSUs Payment Amount.”

(h) Treatment of Warrants. In accordance with the terms of each Warrant that is listed on Schedule 2.4(h) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by a Warrantholder with respect to a Warrant, at the Effective Time, Parent shall cause the Surviving Corporation to purchase such Warrants from the Warrantholders by paying to each Warrantholder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of such Warrantholder’s Warrant immediately prior to the Effective Time. The aggregate amount payable to all Warrantholders pursuant to this Section 2.4(h) is referred to in this Agreement as the “Warrants Payment Amount.”

(i) Employee Stock Purchase Plan. Prior to the Effective Time, (i) the Compensation Committee of the Board shall determine a date prior to the Effective Time on which the then-current offering period under the Employee Stock Purchase Plan shall terminate, and (ii) accumulated payroll deductions with respect to the Employee Stock Purchase Plan on such date shall be used to purchase the applicable number of shares of Common Stock. The Employee Stock Purchase Plan shall terminate immediately following the termination date of the then-current offering period. Notwithstanding anything to the contrary set forth herein, the Company shall take any further actions as may be necessary to ensure that (x) a new offering period does not begin following the date of this Agreement, (y) no participants are allowed to increase their respective payroll deduction amounts with respect to the current offering period, and (z) no new participants are allowed to participate in payroll deductions with respect to the current offering period.

Section 2.5 Merger Consideration.

(a) The aggregate consideration to be paid by Parent and MergerSub to Shareholders and Awardholders in connection with the Merger shall be an amount equal to the sum of (i) the product of (x) the Per Share Merger Consideration and (y) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.4(b)) (such amount, the “Common Stock Merger Consideration”), plus (ii) the Options Payment Amount, plus (iii) the Restricted Shares Payment Amount, plus (iv) the Performance Restricted Shares Payment Amount, plus the RSUs Payment Amount, plus (iv) the Warrants Payment Amount (such amount, the “Merger Consideration”). As of the date of this Agreement, the Merger Consideration is $127,130,910 (such amount to be updated, as necessary, in accordance with this Section 2.5(a) and the last sentence of Section 2.5(b), and to reflect any adjustments with respect to the Awards as a result of the mutual agreement of the Parties or of Parent and the applicable Awardholders).

(b) At least five (5) Business Days, but not more than ten (10) Business Days, prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent and the Paying Agent, as applicable, a schedule (the “Closing Disbursement Schedule”)), which shall set forth estimates of the following (such estimates to be updated and adjusted, if necessary, in accordance with the last sentence of this Section 2.5(b)): (i) the Fees and Expenses Amount, together with the wire transfer instructions for the account(s) of each recipient of any payments of such amount, (ii) the Specified Debt Amount, together with the wire transfer instructions for the account(s) of each recipient of any payments of such amount and (iii) the Merger Consideration, together with (A) the Paying Agent’s and each Awardholder’s wire transfer instructions for the accounts into which payment of portions of the Merger Consideration shall be made, (B) each Warrantholder’s wire transfer instructions for the accounts into which payment in respect of the Warrants shall be made and (C) any applicable Required Withholding Amounts with respect to the amounts payable to the Optionholders in respect of Options, applicable Awardholders in respect of Restricted Shares and Performance Restricted Shares, and RSUholders in respect of RSUs. The Closing Disbursement Schedule shall, to the extent necessary, be updated by the Company from time to time prior to the Closing to reflect any changes therein of which the Company becomes aware prior to the Closing, and the most recently updated Closing Disbursement Schedule shall constitute the Closing Disbursement Schedule for all purposes of this Agreement and the other Transaction Documents.

(c) The Per Share Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

Section 2.6 Merger Fund and Payments.

(a) At or before the Closing, Parent shall deposit, or cause to be deposited, in trust with a bank or trust company designated by Parent and reasonably acceptable to the Company (such bank or trust company, the “Paying Agent”), cash in the aggregate amount equal to the sum of (i) the Common Stock Merger Consideration, (ii) the Fees and Expenses Amount, provided that the Parties will determine in good faith the payment of some or all of the Fees and Expenses Amount with cash on the Company’s balance sheet at the time of Closing, and (iii) unless otherwise agreed by the Parties in good faith, the Specified Debt Amount and the Warrant Amount (such deposit, the “Merger Fund”). The Merger Fund deposited with the Paying Agent shall be applied to pay (w) the consideration in respect of shares of Common Stock outstanding immediately prior to the Effective Time (subject to the provisions of Section 2.4(b) relating to treasury stock), (x) the amounts payable in respect of Warrants under Section 2.4(h) of this Agreement, (y) the Fees and Expenses Amount to each recipient of any payments of such amount, and (z) the Specified Debt Amount to each recipient of any payments of such amount, except to the extent that, in the cases of clauses (x), (y) and (z), the payment is made in another manner as agreed by the Parties pursuant to the immediately preceding sentence. Pending distribution of the Merger Fund pursuant to Section 2.6(b), the Merger Fund shall be held by the Paying Agent in trust, in cash, for the benefit of the Company, the Surviving Corporation, Shareholders, Warrantholders, recipients of the Fees and Expenses Amount and recipients of the Specified Debt Amount, as the case may be, and the Merger Fund shall not be used for any other purposes.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (i) distribute to each recipient of any payments of such amount, the applicable portion of the Merger Fund comprised of the Fees and Expenses Amount, (ii) distribute to Warrantholders the portion of the Merger Fund payable to such Warrantholders pursuant to Section 2.4(h), (iii) distribute to each recipient of any payments of such amount the portion of the Merger Fund comprised of the Specified Debt Amount, except to the extent that, in the cases of clauses (i), (ii) and (iii), the payment is made in another manner as agreed by the Parties pursuant to Section 2.6(a), and (iv) mail to each holder of record of Shares (A) a letter of transmittal in a customary form reasonably acceptable to the Company, to be completed, executed and delivered by such holder to receive such holder’s portion of the Merger Fund and (B) instructions for effecting the surrender of Stock Certificates and uncertificated shares in exchange for the Per Share Merger Consideration. Upon proper completion, execution and delivery by a holder of record of shares of Common Stock to the Paying Agent of a Letter of Transmittal and all other documentation required by the Letter of Transmittal (including surrender of a Stock Certificate or Stock Certificates for cancellation or an affidavit of lost Stock Certificate as required by the Letter of Transmittal), such holder shall be entitled to receive, in exchange for each share of Common Stock, the Per Share Merger Consideration (less any applicable Required Withholding Amounts with respect to such holder, as determined by the Company in good faith) and the Stock Certificates or uncertificated shares so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of shares of Common Stock on the Per Share Merger Consideration payable upon the surrender of such Stock Certificates. Until surrendered, outstanding Stock Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the (i) Options Payment Amount, plus (ii) the Restricted Shares Payment Amount, plus (iii) the Performance Restricted Shares Payment Amount, plus (iv) the RSUs Payment Amount. Promptly after the Effective Time, the Optionholders in respect of Options, Awardholders in respect of Restricted Share and Performance Restricted Shares, and RSUholders in respect of RSUs, will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders. All such payments will be less any Required Withholding Amount. Notwithstanding the foregoing, if any payment owed to a holder of cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than two Business Days thereafter). If payment is to be made to a Person other than a registered holder of shares of Common Stock represented by the Stock Certificate or Stock Certificates in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Stock Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment being made to a Person other than the registered holder of such shares of Common Stock or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, such Stock Certificates shall be cancelled, retired and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) If any cash deposited with the Paying Agent for purposes of payment of the consideration in exchange for shares of Common Stock in accordance with this Section 2.6 remains unclaimed one (1) year after the Effective Time, such cash shall be returned to Parent, or its designee, automatically, and any holder of shares of Common Stock who has not converted each of such holder’s shares of Common Stock into the Per Share Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of such amount, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Common Stock five (5) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) In the event that any stock certificate have been lost, stolen or destroyed, the Paying Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.4. Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed stock certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the stock certificates alleged to have been lost, stolen or destroyed.

(f) Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid with respect to the Shares.

Section 2.7 No Dissenters’ Rights. No dissenters’, appraisal or similar rights or demands are exercisable by any Shareholder in connection with the Merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

Section 2.8 Closing.

(a) The closing of the Merger (the “Closing”) shall be held at 9:00 a.m., prevailing Eastern time, on the second (2nd) Business Day following the satisfaction and/or waiver of the conditions to Closing set forth in Article IV (other than those conditions which are to be satisfied only on the Closing Date), at the offices of Godfrey & Kahn, S.C. or at such other location, time and/or date as the Company and Parent mutually agree in writing (the day on which the Closing occurs being the “Closing Date”).

(b) Deliveries by the Company. At or prior to the Closing, the Company shall deliver to Parent:

(i) a certified copy of the resolutions (or written consent) of the Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby;

(ii) evidence of the Company Shareholder Approval;

(iii) written resignations in customary form reasonably acceptable to Parent, of each director of the Company other those directors whom Parent shall have determined will continue as directors of the Surviving Corporation after the Effective Time;

(iv) certificates of good standing (or its equivalent) for the Company and each of its material Subsidiaries issued by the Wisconsin Department of Financial Institutions or the applicable Governmental Entity of the jurisdiction of organization of such Subsidiary (to the extent such concept is recognized in such jurisdiction) as of a date not more than thirty (30) days prior to the Closing Date;

(v) the certificate referred to in Section 4.1(a)(iii);

(vi) third party consents set forth on Schedule 2.8(b)(vi);

(vii) a certificate complying with Treasury Regulations Section 1.1445-2(c)(3) stating that none of the Company’s outstanding capital stock or Options is a U.S. real property interest;

(viii) at least three (3) Business Days prior to the Closing, customary payoff letters evidencing the payment in full of, and full discharge and termination of all liens with respect to, the Specified Debt; and

(ix) all other documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or any of the other Transaction Documents to which the Company is a party.

(c) Deliveries by Parent and MergerSub. At or prior to the Closing, Parent and MergerSub shall deliver:

(i) to the Company, certified copies of the resolutions (or written consent) of the board of directors of each of Parent and MergerSub authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Parent and MergerSub (as applicable) is a party, and the consummation of the transactions contemplated hereby and thereby;

(ii) to the Company, a certified copy of the resolutions (or written consent) of Parent, as sole stockholder of MergerSub, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which MergerSub is a party, and the consummation of the transactions contemplated hereby and thereby;

(iii) to the Company, the certificate referred to in Section 4.2(a)(iii);

(iv) to the Paying Agent, the Merger Fund in accordance with the terms of Section 2.6(a); and

(v) all other documents required to be delivered by Parent or MergerSub (as applicable) on or prior to the Closing Date pursuant to this Agreement or any of the other Transaction Documents to which Parent or MergerSub (as applicable) is a party.

Section 2.9 Withholding. The Surviving Corporation and the Paying Agent shall be entitled and required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient the applicable Required Withholding Amounts it receives from the Paying Agent pursuant to Section 2.6(b)(ii) (as determined by the Company in good faith and disclosed on the Closing Disbursement Schedule). To the extent that the Required Withholding Amounts are so withheld by the Surviving Corporation, (i) such Required Withholding Amounts shall be promptly remitted by the Surviving Corporation to the applicable Taxing Authorities, (ii) such Required Withholding Amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made, and (iii) the Surviving Corporation shall be solely responsible for such withholding and such payments to the Taxing Authorities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedules or the Company SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements”, and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being (i) understood that any matter disclosed in any Company SEC Documents will be deemed to be disclosed in a section of the Company Disclosure Schedules only to the extent that it is reasonably apparent from such disclosure in such Company SEC Documents that it is applicable to such section of the Company Disclosure Schedules; and (ii) acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1(c)), the Company represents and warrants to Parent and MergerSub as follows:

(a) Due Organization and Good Standing. The Company is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. The Company is qualified or otherwise authorized to act as a foreign corporation and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority necessary to own, lease and operate its material property and assets and to carry on its business as now conducted. The Company has made available to Parent true, correct and complete copies of the Articles of Incorporation and bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in any material respect in violation of the Articles of Incorporation or the Bylaws.

(b) Authorization of Transaction. The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is (or will be) a party, to perform its covenants and obligations hereunder, and (subject only to obtaining the Company Shareholder Approval) to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is (or will be) a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company, other than the Company Shareholder Approval, and (subject only to obtaining the Company Shareholder Approval) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and each such other Transaction Document or the consummation by the Company of the transactions contemplated hereby or thereby. This Agreement has been (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will be) duly executed and delivered by the Company, and (subject only to obtaining the Company Shareholder Approval) this Agreement constitutes (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will constitute) a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. The Board has unanimously (i) approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, take together, are advisable and in the best interests of the Company’s Shareholders and (ii) recommended approval by the Company’s Shareholders of the Agreement, the Merger and the transactions contemplated hereby (collectively, the “Board Recommendation”). The Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement. No filing or registration with, notification to, or authorization, consent, permit, order or approval of any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is (or will be) a party or the consummation by the Company of the Merger and the other transactions contemplated thereunder, except (i) filing of the Proxy Statement and Other Filings with the SEC, (ii) filings under the HSR Act or any other applicable competition Laws, (iii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, (iv) such filing as may be required under the rules of NASDAQ; (v) those that become applicable primarily as a result of matters related to Parent or its Affiliates, and (vi) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Shareholder Approval is the only vote of the holders of any Equity of the Company that is necessary pursuant to applicable Law, the Articles of Incorporation or the Bylaws to adopt this Agreement and consummate the Merger.

(c) Capital Structure.

(i) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock; and (ii) 1,000,000 shares of Preferred Stock. As of the date of this Agreement: (A) 16,812,533 shares of Common Stock were issued and outstanding (which excludes the shares of Common Stock relating to the Options, RSUs, Restricted Shares and Performance Restricted Shares referred to in Section 3.1(c)(ii)); (B) no shares of Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued as expressly contemplated or expressly permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Common Stock.

(ii) As of the date of this Agreement, an aggregate of 1,456,926 shares of Common Stock are reserved for issuance pursuant to Awards not yet granted under the Company Equity Plans. As of the date of this Agreement, 679,001 shares of Common Stock are reserved for issuance pursuant to outstanding Options, 4,000 shares of Common Stock are reserved for issuance pursuant to outstanding RSUs, 173,186 Restricted Shares are issued and outstanding and 440,000 Performance Restricted Shares are issued and outstanding. Since May 30, 2017 and through the date of this Agreement, no Awards have been granted and no additional shares of Common Stock have become subject to issuance under the Company Equity Plans. Schedule 3.1(c)(ii) sets forth as of the date of this Agreement a list of each outstanding Award granted under the Company Equity Plans and: (A) the name of the holder of such Award; (B) the number of shares of Common Stock subject to such outstanding Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Award; (D) the date on which Award was granted or issued; (E) the applicable vesting or other lapse of restrictions schedule, and the extent to which such Award is vested and exercisable as of the date of this Agreement; and (F) with respect to Options, the date on which such Option expires. All shares of Common Stock subject to issuance under the Company Equity Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(iii) As of the date hereof, an aggregate of 145,467 shares of Common Stock are subject to, and 145,467 shares of Common Stock are reserved for issuance upon exercise of, the Warrants.

(iv) Except for the Company Equity Plans and as set forth in Schedule 3.1(c)(iv), there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Award as a result of the transactions contemplated by this Agreement or the other Transaction Documents (whether alone or upon the occurrence of any additional or subsequent events). Other than the Awards and the Warrants, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Equity of (or securities convertible into or exchangeable for Equity of) the Company; (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries; (D) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (E) obligations or binding commitments of any character restricting the transfer of any Equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (F) no other obligations by the Company to make any payments based on the price or value of any Equity of the Company. All outstanding shares of Common Stock, all outstanding Awards, all outstanding Warrants and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d) Company Subsidiaries. Schedule 3.1(d) sets forth, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization or formation. Except as described in Schedule 3.1(d), all issued and outstanding shares of capital stock, limited liability company interests or other equity interests (as applicable) of each of the Company’s Subsidiaries are (i) duly authorized, validly issued, fully paid and (in the case of any Subsidiary which is a corporation) nonassessable, and (ii) are owned beneficially and of record directly or indirectly by the Company, free and clear of all Encumbrances, except for any Permitted Encumbrances a nd any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement. Each such Subsidiary of the Company is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing or active status under the Laws of the jurisdiction of its organization or formation. Each Subsidiary of the Company is qualified or otherwise authorized to act as a foreign entity and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate, limited liability company or other entity (as applicable) power and authority to carry on its business as now conducted. There are no (i) authorized or outstanding Equity or other securities of any of the Subsidiaries convertible into or exchangeable for, no options or warrants, or other rights, arrangements, agreements or commitments giving any Person any right to subscribe for or acquire from, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting, acquisition, disposition, registration or transfer of the Subsidiaries’ capital stock or other ownership interest, or (iii) outstanding obligations of any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary or to provide funds to, or make any investment in any other Person. There are no outstanding or authorized stock or equity appreciation rights, phantom stock rights, or other phantom equity related instruments, profit participation or similar rights with respect to any Subsidiary.

(e) Company Reports; Historical Financial Statements; No Undisclosed Liabilities; Internal Controls; NASDAQ Compliance.

(i) The Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it since July 31, 2014 (the “Company Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company Reports complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933 (the “Securities Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company Reports at the time they were filed contained, or if not yet filed, will not contain, any untrue statement of a material fact or omitted or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading

(ii) The audited consolidated financial statements and unaudited consolidated quarterly financial statements of the Company included or incorporated by reference in the Company Reports (collectively, the “Historical Financial Statements”) fairly present in all material respects, or if filed after the date hereof, will fairly present, in conformity with GAAP applied on a consistent basis (except as expressly disclosed in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements, which are not material, individually or in the aggregate).

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required to be reflected in, or reserved against, or otherwise described on, a balance sheet prepared in accordance with GAAP (whether accrued or fixed, absolute or contingent, matured or unmatured, whether due or to become due and regardless of when or by whom asserted), other than (A) liabilities or obligations reflected in, or reserved against, or otherwise described in, the Historical Financial Statements, (B) liabilities or obligations which were incurred in the Ordinary Course of Business after the date of the Interim Balance Sheet, (C) liabilities or obligations incurred in connection with the transactions contemplated by the Transaction Documents, or (D) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

(iv) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company (i) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since July 31, 2015 and through the date of this Agreement, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending July 31, 2017, and conclude, after such assessment, that such system was effective. Since July 31, 2015, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance with the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company Reports.

(f) No Conflict or Violation. The execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) assuming that all filings, registrations, notifications, authorizations, consents and approvals described in Section 3.1(b) have been made or obtained (or the expiration of any applicable waiting period), violate any applicable Law to which the Company or any of its Subsidiaries is subject, (ii) assuming all necessary consents required under the agreements set forth on Schedule 3.1(f) have been obtained prior to the Closing, conflict with, result in a violation or breach of, constitute a default or any event that, with notice or lapse of time or both, would become a default, under, result in the acceleration of any obligations under, or require any notice under, any Company Contract, or (iii) conflict with or violate the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of the Company or any of its Subsidiaries, except with respect to the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Legal Proceedings. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any of their respective officers or members of the board of managers or board of directors (or comparable governing body) in connection with the Business), before any Governmental Entity. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging the validity of or which would reasonably be expected to prevent, delay, affect or prohibit, the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Neither the Company nor any of its Subsidiaries is subject to any material judgments, settlements, writs, decrees, injunctions or orders of any Governmental Entity.

(h) Personal Property. Except as may be reflected in, reserved against, or otherwise described on the Historical Financial Statements (including any notes thereto), the Company and its Subsidiaries have good, marketable and valid title to (or, in the case of leased tangible personal property, a valid and subsisting leasehold interest in), free and clear of any Encumbrances (except for Permitted Encumbrances), all of the tangible personal property reflected in the Interim Balance Sheet and all tangible personal property acquired by the Company or any of its Subsidiaries since the date of the Interim Balance Sheet, except for (i) sales or other dispositions of personal property that are replaced by similar assets or properties, (ii) personal property sold, consumed, used or otherwise disposed in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iii) dispositions of used, worn out, obsolete or surplus assets or properties since the date of the Interim Balance Sheet or (iv) personal property, the failure of which to have good and valid title to (or a valid and subsisting leasehold interest in) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The material facilities, machinery, equipment and other tangible assets of the Company and its Subsidiaries have been maintained in accordance with normal industry practice. The Company and its Subsidiaries own or lease under valid leases all material facilities, machinery, equipment and other tangible assets necessary for the conduct of the Business as currently conducted.

(i) Real Property.

(i) Neither the Company nor any of its Subsidiaries owns any fee title interest in real property.

(ii) Schedule 3.1(i)(ii) identifies each material written lease to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries leases interests in real property (the “Leased Real Property”).

(iii) The Company or its applicable Subsidiary has valid leasehold title to each written lease to which the Company or any of its Subsidiaries is a party with respect to the Leased Real Property (each, a “Company Lease,” and collectively, the “Company Leases”), in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has made available to Parent true, correct and complete copies of all Company Leases (including all material amendments, modifications and supplements thereto).

(iv) None of the Company Leases has been amended or extended subsequent to the date of the Interim Balance Sheet, and neither the Company nor any of its Subsidiaries has sent written notice to any landlord of any Leased Real Property claiming that such landlord is in default under any of the Company Leases, which default remains uncured. To the

Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Company Lease.

(v) Subleases. Section 3.1(i)(v) of the Company Disclosure Schedules contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; and (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(j) Taxes.

(i) Except as set forth in Schedule 3.1(j)(i), the Company and its Subsidiaries have accurately (in all material respects) and timely filed (taking into account extensions) all income and all other material Tax Returns required to have been filed by them and have timely paid all material Taxes due (whether or not shown to be due thereon). The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. The Company and its Subsidiaries have timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld.

(ii) As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of material Taxes owed or owing by the Company or any of its Subsidiaries. No audits or other examinations with respect to Taxes of the Company or its Subsidiaries are presently in progress or have been asserted or proposed to the Company or its Subsidiaries in writing. No written claim has ever been made to the Company or its subsidiaries by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(iii) Neither the Company nor any of its Subsidiaries has executed or filed with any Taxing Authority any agreement extending the period for assessment or collection of any Taxes which has not since expired.

(iv) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the Ordinary Course of Business; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(v) Neither the Company nor any of its Subsidiaries have entered into, or participated in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(vii) The representations and warranties set forth in this Section 3.1(j) shall constitute the Company’s sole representations and warranties with respect to Taxes and Tax Returns.

(k) Absence of Certain Changes. Since July 31, 2016, until the date of this Agreement, there has not occurred any Material Adverse Effect. Except as contemplated by this Agreement and the other Transaction Documents, since the date of the Interim Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have operated the Business in the Ordinary Course of Business in all material respects (subject to the effects resulting from the negotiation, preparation, execution and delivery of this Agreement and the other Transaction

Documents and the consummation of the transactions contemplated hereby and thereby), and neither the Company nor any of its Subsidiaries has:

(i) amended or changed its articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other organizational documents;

(ii) granted any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, limited liability company interests or other equity interests, or issued, sold or otherwise disposed of any of its capital stock, limited liability company interests or other equity interests, or reclassified, combined, split or subdivided any of its capital stock, limited liability company interests or other equity interests;

(iii) entered into any Contract, or amended or modified any existing Contract, with any officer or executive-level employee of the Company or any of its Subsidiaries;

(iv) sold, leased, transferred, licensed or otherwise disposed of any of its material properties or material assets (including any Intellectual Property) that relate to and are used in the Business other than (A) in the Ordinary Course of Business, (B) dispositions of used, worn out, obsolete or surplus assets or properties, (C) sales or other dispositions of assets or properties that are replaced by similar assets or properties, (D) transfers of assets or properties by and among the Company and its Subsidiaries, and (E) non-exclusive licenses or sublicenses entered in the Ordinary Course of Business;

(v) entered into any commitment with a third party for capital expenditures in excess of $100,000 for any individual commitment;

(vi) entered into, terminated, or modified any labor or collective bargaining agreement relating to the employees of the Company or any of its Subsidiaries, except as required by applicable Law;

(vii) except as set forth in Schedule 3.1(k)(vii), granted or agreed to grant any increase in the wages, salary, bonus or other compensation or benefits of any officer or employee at the level of vice president or above of the Company or any of its Subsidiaries, except as required under applicable Law or existing Company Plans or done in the Ordinary Course of Business;

(viii) amended, terminated, entered into, established or adopted any Company Plan or accelerated the timing of payment, vesting or funding of any compensation or benefits thereunder;

(ix) cancelled, waived, released or compromised any material debt owed to, or any material claim or material right of, the Company or any of its Subsidiaries that relates to the Business, except in the Ordinary Course of Business;

(x) changed its accounting methods, except as required by applicable Law or GAAP;

(xi) made any capital investment in or loan to any Person, except for (A) extensions of credit to customers in the Ordinary Course of Business and (B) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the Ordinary Course of Business;

(xii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or converted or otherwise changed its form of legal entity;

(xiii) except as set forth in Schedule 3.1(k)(xiii), settled, released, waived or compromised any Action pending or threatened against the Company or any of its Subsidiaries in excess of $50,000 for any individual Action;

(xiv) cancelled or terminated any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xv) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit; or

(xvi) committed in writing to take any of the actions described in the foregoing clauses (i) through (xv).

(l) Company Contracts.

(i) Schedule 3.1(l)(i) identifies all Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound which are in the categories listed below (collectively, the “Company Contracts”), provided, however, that a Contract referenced by more than one category below need only be listed once on Schedule 3.1(l)(i):

(A) any Contract other than Specified Loan Documents under which the Company or any of its Subsidiaries has borrowed any money or issued any note, bond, debenture or similar instrument, or has directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person, in any such case involving unpaid principal amounts in excess of $100,000, other than any intercompany loans, advances or receivables (or guarantees thereof) (it being understood that “borrowed any money” shall not include any trade accounts payable);

(B) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $100,000;

(C) any collective bargaining agreement or other Contract with any labor union, organization, works council, or group of employees;

(D) any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis and providing for annual compensation in excess of $175,000 or providing for severance or similar benefits;

(E) each joint venture, partnership or similar Contract (excluding any Contract entered into in the Ordinary Course of Business);

(F) each Contract relating to the acquisition or disposition (by merger, consolidation or acquisition of stock or assets) by the Company or any of its Subsidiaries of any Person or division thereof or a collection of assets constituting all or substantially all of a business or business unit entered into by the Company or any of its Subsidiaries at any time during the two (2) years prior to the date of this Agreement;

(G) any Contract relating to the Leased Real Property which has an annual rental expense in excess of $100,000;

(H) all Contracts (i) requiring payment by any party exceeding $150,000 annually and relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to any Person or by a Person to the Company or any of its Subsidiaries (ii) for material software embedded or incorporated into any software products offered by the Company or any of its Subsidiaries, (iii) adversely affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any material Intellectual Property, (iii) providing for the disclosure of source code of any software products offered by the Company or any of its Subsidiaries, or (iv) containing an obligation to develop any Intellectual Property (including any elements of any of the Company’s products) for any third party (including any customer or end user), other than configurations and integrations of the Company’s products for customers in the Ordinary Course of Business;

(I) any Contract (x) containing a covenant not to compete by the Company or any of its Subsidiaries, (y) containing any other restriction, in each case that materially impairs the ability of the Company or any of its Subsidiaries to freely conduct the

Business in the Ordinary Course of Business (excluding, in each of (x) and (y), any confidentiality, nondisclosure and non-solicit agreements or arrangements which are entered into by the Company or any of its Subsidiaries (1) in the Ordinary Course of Business (including any such agreements or arrangements that are contained in the standard terms and conditions provided by customers of the Company or any of its Subsidiaries) or (2) in connection with any commercial arrangements or strategic alliances, or a potential sale of the Company) or levying a fine, charge or other payment for doing so, and (z) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (i) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (ii) are not material to the Company and its Subsidiaries, taken as a whole;

(J) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; and

(K) any material Contract with any of the five (5) largest customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and its Subsidiaries, taken as a whole, for the twelve (12)-month period ended April 30, 2017;

(L) any outstanding written commitment to enter into any Contract of the type described in clauses (A) through (K) of this Section 3.1(l)(i).

(ii) Assuming that all consents, approvals, notices and disclosures described on Schedule 3.1(f) (if any) are obtained or made (as applicable), (A) each Company Contract (other than any Company Contract that has expired or terminated in accordance with its terms or that has been terminated not in violation of this Agreement) (x) constitutes a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and (y) assuming such Company Contract is binding and enforceable against such other parties thereto, is in full force and effect, except in each of the preceding clauses (x) and (y) as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, (B) the Company and its Subsidiaries have fulfilled and performed in all material respects their obligations under each Company Contract (to the extent performance has been required of the Company or its Subsidiaries), and (C) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any counterparties thereto are in, or are alleged to be in, any material breach or material default under any Company Contract which would reasonably be expected to have a Material Adverse Effect.

(m) Labor. No strike, work stoppage, walkout, lockout, slowdown, or other material labor dispute involving the employees of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no such dispute has occurred within the past three (3) years. Neither the Company nor any of its Subsidiaries is currently party to any material Action based on labor or employment matters. There is no union, labor organization, works council, or group of employees representation petition of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company are there or for the past three (3) years have there been any other ongoing or threatened union organizing activities. Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements or other Contracts with any labor organization otherwise in effect or being negotiated with respect to such employees in connection with their employment with the Company or any of its Subsidiaries. Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures in violation of the WARN Act. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, employment discrimination, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(n) Employment, Management, Change of Control or Severance Agreements. The Company has provided Parent with (x) true, complete and correct copies of all written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Subsidiary, on the one hand, and any Company Employee, on the other hand, including any amendments thereto, and (y) a list of each and every current officer of the Company or a Subsidiary or each and every other employee of the Company or a Subsidiary with a level of annual compensation that is in excess of $175,000 per fiscal year for the Company’s fiscal year ended July 31, 2016. Other than as expressly set forth in such agreements or amendments, or as set forth in Schedule 3.1(n), since July 31, 2016, there have been no changes, and there are no proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any officer or employee of the Company described in clause (y) of the preceding sentence.

(o) Environmental Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The Company and its Subsidiaries are, and have been since August 1, 2015, in compliance with all applicable Environmental Laws and Environmental Permits, including with respect to any Leased Real Property and the Business;

(ii) The Company and its Subsidiaries have obtained all Environmental Permits required by applicable Governmental Entities for conduct of the Business, and all such Environmental Permits are valid and in good standing, or are being renewed in accordance with applicable Environmental Law;

(iii) There is no Action relating to Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including with respect to the Leased Real Property and the Business;

(iv) Neither the Company nor any of its Subsidiaries: (A) has treated, stored, disposed of or arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Hazardous Materials in violation of Environmental Law, (B) is obligated to perform any action, cleanup, removal, remediation or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, (C) has exposed any employee or other Person to Hazardous Material in violation of or in a manner giving rise to liability under any applicable Environmental Law. or (D) has assumed any such obligation by Contract, other than pursuant to operating leases; and

(v) No lien has been recorded or, to the Knowledge of the Company, threatened under any Environmental Law with respect to the Business.

This Section 3.1(o) sets forth the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to matters relating to Environmental Laws or Hazardous Materials.

(p) Compliance with Laws.

(i) The Company and its Subsidiaries are currently operating the Business and have operated the Business in compliance with applicable Laws, except to the extent any non-compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the past three (3) years, the Company and its Subsidiaries have not entered into or been subject to any injunction, judgment, settlement, decision, ruling, decree or order of any Governmental Entity or other similar legal requirement having the force or effect of Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All approvals, permits, authorizations, certificates and licenses of Governmental Entities required to conduct the Business in the Ordinary Course of Business (as currently conducted) (collectively, “Permits”) are (A) in the possession of the Company or a Subsidiary of the Company, (B) in full force and effect and (C) being complied with, except for such Permits the failure of which to possess, to be in full force and effect or to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative, acting on behalf of the Company or any of its Subsidiaries, has at any time within the last five (5) years, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the Anti-Corruption Laws or other applicable anti-corruption laws in other countries in which the Company and its Subsidiaries conduct business, (ii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official in violation of any Anti-Corruption Laws, or (iii) used any funds of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any agent or third party representative acting on behalf of the Company or any of its Subsidiaries, has been within the last five years or is designated on, or is owned or controlled by any party that has been within the last five years or is designated on, the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control.

(iii) The Company and each of its Subsidiaries has conducted its export transactions in material accordance with all applicable export and re-export control laws, economic sanctions laws, and all other applicable export control and sanctions laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”). To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Actions against the Company or any of its Subsidiaries alleging a material violation of any of the Export Control Laws that are applicable to the Company. No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Material Adverse Effect.

(q) Brokers’ Fees. Except for Company Financial Advisors, neither the Company nor any of its Subsidiaries has employed or retained any broker or finder or incurred or will incur, or otherwise become liable for, any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

(r) Employee Benefits.

(i) Schedule 3.1(r)(i) sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each material pension, retirement profit-sharing, welfare, incentive, commission, equity or equity-based, deferred compensation, severance, retention, change of control, or other material benefit or compensation plan, program, policy, agreement or arrangement, including employment agreements, option and bonus plans, whether written or unwritten, and whether or not subject to ERISA (other than (x) offer letters that do not materially deviate from the form offer letters provided to Purchaser that provide for at-will employment and solely describe position, annual compensation and eligibility of benefits generally and do not provide for severance or notice pay, and (y) statutory benefit plans sponsored or administered by a Governmental Entity which the Company or any of its ERISA Affiliates is required to participate in or comply with pursuant to applicable Law), and that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates or otherwise with respect to which the Company or any of its ERISA Affiliates has any obligation or liability (each, a “Company Plan”).

(ii) Each Company Plan (A) has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Law, and (B) is in compliance in all material respects with applicable Laws, including, if applicable to such Company Plan, ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan. All contributions, premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(iii) Each Company Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is intended to be qualified under Section 401(a) of the Code (or any prototype or volume submitter plan with respect to which a Company Plan has been adopted) has received a favorable determination letter (or opinion letter on which it is entitled to rely) as to its qualification from the IRS and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to the disqualification or loss of tax-exempt status of any such Company Plan or related trust. N either the Company nor any ERISA Affiliate maintains, contributes to, or has an obligation to contribute to, or otherwise has any liability or obligation with respect to (A) a Multiemployer Plan, (B) a defined benefit pension plan or other pension plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code, or (C) to the Knowledge of the Company, any plan or arrangement that provides post-termination or post-retirement medical, health, life insurance or other welfare-type benefits to current or former employees of the Company or its ERISA Affiliates, any of their dependents or beneficiaries or any other individual (other than continuation coverage required under Section 4980B of the Code or any similar state Law for which the covered person pays the full cost of coverage).

(iv) All Company Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in material compliance with all applicable requirements, (B) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (C) if they are intended or required to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

(v) As of the date hereof, (A) with respect to each Company Plan, no material Action or claim by a current or former participant (or a dependent or beneficiary thereof) is pending; and (B) to the Knowledge of the Company, (I) no such Action or claim is threatened, and (II) no facts or circumstances exist that would reasonably be expected to give rise to any such material Action or claim by a current or former participant (or a dependent or beneficiary thereof). There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Company Plans to which such prohibitions or duties are applicable that could reasonably be expected to result in material liability to the Company.

(vi) Except as contemplated in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employee or officer of the Company or any of its ERISA Affiliates to severance pay or an increase in severance pay upon any termination of employment on or after the Closing Date, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due any such employee or officer or (C) limit or restrict the right of the Company or any ERISA Affiliate to amend or terminate any Company Plan.

(vii) With respect to each Company Plan, copies of the following materials have been delivered or made available to the Parent as applicable: (A) the current plan, trust documents and other funding arrangements, and insurance policies for each Company Plan (including all amendments and modifications thereto), (B) the most recent determination or opinion letter from the IRS with respect to any of the Company Plans intended to be qualified under Section 401(a) of the Code, (C) with respect to all Company Plans, the current summary plan description for each Company Plan and summaries of material modifications thereto, and (D) the most recent annual report on Form 5500 for each Company Plan for which such reports are required (and all attachments thereto).

(viii) Except as set forth in Schedule 3.1(r)(viii), the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement and any other Transaction Documents will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(s) Intellectual Property.

(i) Schedule 3.1(s) sets forth a list of all registered Intellectual Property, in each case which is owned by the Company or any of its Subsidiaries (“Registered IP”). None of the material Registered IP is jointly owned with any third Person. To the Knowledge of the Company, a ll Registered IP is valid, subsisting and enforceable.

(ii) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has a valid and enforceable license or right to use, all Intellectual Property that is necessary for the operation of the Business (collectively, the “Company Intellectual Property”), and, with respect to owned and licensed Intellectual Property, free and clear of any Encumbrances (except for Permitted Encumbrances.

(iii) To the Knowledge of the Company, (i) the conduct of the Business (as currently conducted) by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property rights, and there is no claim of any such infringement or violation pending or threatened against the Company or any of its Subsidiaries, and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of the Business, and no claim of any such infringement, misappropriation, dilution or violation is pending or threatened against any Person by the Company or any of its Subsidiaries. Since January 2015, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the operation of the Business of the Company or any of its Subsidiaries or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(iv) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property used in the conduct of the Business as currently conducted to any third Person. Neither the Company nor any Subsidiary has performed developments for any third party, except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith that is or necessary for the operation of its Business.

(v) The Company does not use and has not used any open source software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant to any Person any rights to any of the Company Intellectual Property, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code in any of the Company’s products, to license or provide the source code in any of the Company’s products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company’s products at no or minimal charge.

(vi) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company or its Subsidiaries to execute an agreement assigning all right, title and interest in and to any such Intellectual Property to the Company or its applicable Subsidiary.

(vii) To the Knowledge of the Company, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, there are (i) no defects in any of the products of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date of this Agreement, the Company and its Subsidiaries possess all source code and other materials used by the Company and its Subsidiaries in the development and maintenance of the products of the Company and its Subsidiaries, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property for any product of the Company and its Subsidiaries to any Person, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole.

(viii) Except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information collected by the Company and each of its Subsidiaries that are commercially reasonable; and (ii) is in compliance in all material respects with such policies and, to the Knowledge of the Company, industry standards applicable to the industry in which the Business operates pertaining to data privacy and data security, as well as any Contracts to which the Company or any of its Subsidiaries is a party related to the foregoing. Except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, since January 1, 2015, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries; (B) unauthorized access or unauthorized use of any such personally identifiable information; and (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any Subsidiary or any Person acting on their behalf, in each case (A) through (C), such that the Company would be required to notify (x) customers or other individuals or (y) a Governmental Entity thereof.

(t) Related Party Transactions. The Company and its Subsidiaries are not party to any Contract, transaction, arrangement or understanding with any of their officers, any members of their board of directors or board of managers (or comparable governing body), any Shareholder that holds more than ten percent (10%) of the issued and outstanding shares of Common Stock on the date of this Agreement or any Affiliate that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders, other than employment and similar arrangements entered into in the Ordinary Course of Business (including, without limitation, any Company Plan).

(u) Takeover Laws. Assuming compliance by Parent and MergerSub with their respective obligations hereunder and the accuracy of the representations and warranties made by the

Parent and the MergerSub in this Agreement and the Transaction Documents, no “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) (collectively, “Takeover Laws”) is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Board to permit the consummation of the Merger and any other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms hereof.

(v) Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Material Adverse Effect.

(w) Opinion of Financial Advisor. The Board has received the opinion of the Pacific Crest Securities, Technology Specialists of KeyBanc Capital Markets, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Merger Consideration to be paid to the holders of the Shares (other than the Shares held by the Parent and its Subsidiaries) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been or will promptly be provided to the Parent.

(x) NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS SECTION 3.1 (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THE BUSINESS, THE COMMON STOCK, THE OPTIONS, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED OR MADE BY THE COMPANY OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS SECTION 3.1 (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), THE COMPANY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY, IN WRITING, ELECTRONICALLY OR OTHERWISE) TO PARENT, MERGERSUB OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGERSUB OR ANY OTHER PERSON). THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO PARENT, MERGERSUB OR ANY OTHER PERSON REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT (INCLUDING IN THIS SECTION 3.1), NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

Section 3.2 Representations and Warranties of Parent and MergerSub. Each of Parent and MergerSub represents and warrants to the Company that the statements made in this Section 3.2 as follows.

(a) Due Organization and Good Standing. Each of Parent and MergerSub is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or limited liability power, as applicable, and authority necessary to carry on its business as now conducted.

(b) Capitalization of MergerSub. As of the date hereof, the authorized share capital of MergerSub consists of 1,000 shares, $0.01 par value per share, 100 of which are validly issued and outstanding. All of the issued and outstanding share capital of MergerSub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. MergerSub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing).

(c) Authorization of Transaction.

(i) Each of Parent and MergerSub has full corporate or limited liability power, as applicable, and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is (or will be) a party, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and MergerSub of this Agreement and each of the other Transaction Documents to which it is (or will be) a party and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate or limited liability company action on the part of Parent and MergerSub and no other corporate or limited liability company proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery by Parent and MergerSub of this Agreement and each such other Transaction Document or the consummation by Parent and MergerSub of the transactions contemplated hereby or thereby. This Agreement has been (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will be) duly executed and delivered by Parent and MergerSub, and, assuming the due execution and delivery by the Company, this Agreement constitutes (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will constitute) a valid and legally binding obligation of Parent and MergerSub, enforceable against Parent and MergerSub in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery by Parent or MergerSub of the Transaction Documents to which each is (or will be) a party, or the consummation by Parent or MergerSub of their respective obligations thereunder, except (i) filings under the HSR Act or any other applicable competition Laws, (ii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, and (iii) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(ii) Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed limited guaranty (the “Limited Guaranty”) of True Wind Capital, L.P. (the “Guarantor”), in favor of the Company. The Guarantor has all necessary organizational power and authority to execute and deliver the Limited Guaranty, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Guarantor of the Limited Guaranty, the performance by the Guarantor of its obligations thereunder and the consummation by the Guarantor of the transactions contemplated thereby, have been duly and validly authorized by all necessary organizational action on the part of the Guarantor. The Limited Guaranty has been duly and validly executed and delivered by the Guarantor, is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Limited Guaranty. The Guarantor has the financial capacity to pay and perform its obligations under the Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligation under the Limited Guaranty will be available to the Guarantor for so long as the Limited Guaranty remains in effect.

(d) Brokers’ Fees. Neither Parent nor MergerSub has employed or retained any broker or finder or incurred, or will otherwise become liable for, any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents for which any of the Shareholders, the Awardholders, the Company or any of the Company’s Subsidiaries will be responsible.

(e) Legal Proceedings. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or MergerSub, which, if adversely determined, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby. Neither Parent nor MergerSub nor any of their Subsidiaries is subject to any judgment, settlement, writ, decree, injunction or order of any court, which would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(f) No Conflict or Violation. The execution and delivery by each of Parent and MergerSub of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, and the consummation by each of Parent and MergerSub of the transactions contemplated hereby and thereby, will not (i) assuming that all filings, registrations, notifications, authorizations, consents and approvals described in Section 3.2(c)(i) have been made or obtained (or that all applicable waiting periods have expired), violate any applicable Law to which Parent or MergerSub is subject, (ii) conflict with, result in a violation or breach of, constitute a default, or any event that, with notice or lapse of time or both, would become a default, under, result in the acceleration of any obligations under, or require any notice under, any Contract, or (iii) conflict with, or violate the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or such other organizational documents of Parent or MergerSub, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(g) Inspections. Parent (directly or through its Affiliates, advisors, agents and other representatives) has undertaken such investigation as it has deemed necessary with respect to the execution, delivery and performance of this Agreement and each other Transaction

Document to which it is (or will be) a party, and the consummation of the transactions contemplated hereby or thereby.

(h) Financing. On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) a fully executed commitment letter, dated as of June 20, 2017 (including all exhibits, schedules, annexes and amendments thereto), from the Guarantor (the “Equity Commitment Letter”) pursuant to which the Guarantor has committed to provide, upon the terms and subject to the conditions thereof, equity funding to Parent to enable Parent to provide the equity financing for the transactions contemplated hereunder in the aggregate amount set forth therein (the “Equity Financing”), and (ii) a fully executed commitment letter, dated as of June 20, 2017 (including all exhibits, schedules, annexes and amendments thereto), from the financial institutions parties thereto (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Financing Commitment Letters”) pursuant to which the lenders party thereto have committed, upon the terms and subject to the conditions thereof, to provide debt financing to MergerSub in the amounts set forth therein for the purpose of financing the transactions contemplated hereunder and for other general corporate purposes (collectively, the “Debt Financing,” and together with the Equity Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. On or prior to the date hereof, Parent has also delivered to the Company a true, complete and correct copy of the fully executed fee letter (which fee letter may be redacted as customary for financings of this type) that relates to the Debt Financing (the “Fee Letter”). Each of the Financing Commitment Letters is a legal, valid and binding obligation of Parent and each of the other parties thereto, enforceable against Parent and, to the Knowledge of Parent, each such other party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and is in full force and effect. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.1 of this Agreement, as of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitment Letters, and to the Knowledge of Parent no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Commitment Letters, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitment Letters, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitment Letters inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.1 of this Agreement, as of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitment Letters. None of the Financing Commitment Letters have been withdrawn, repudiated, rescinded or terminated, or otherwise amended, supplemented or modified in any respect (and no such withdrawal, repudiation, rescission, termination, amendment, supplement or modification is contemplated), and Parent has no reason to believe that the Financing contemplated by any of the Financing Commitment Letters will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the Financing, other than as set forth in the Financing Commitment Letters. Except for the Fee Letter (which contains no additional conditions to those contained in the Debt Commitment Letter), there are no agreements, side letters, Contracts, understandings or arrangements to which Parent or any of its Affiliates is a party relating to the Financing Commitment Letters or the Financing. Parent has fully paid any and all commitment fees or other fees and amounts required by any of the Financing Commitment Letters to be paid on or before the date of this Agreement. The aggregate proceeds of the Financing constitute all of the financing required for the payment by Parent of the Merger Consideration, the Specified Debt Amount, the Fees and Expenses Amount, and all

fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement and the other Transaction Documents or for which Parent is liable pursuant hereto or thereto. Assuming (x) satisfaction of the conditions set forth in Section 4.1 and (y) the Debt Financing and Equity Financing are funded in accordance with their terms, the Debt Financing and the Equity Financing will be sufficient at the Closing to enable Parent to consummate on a timely basis the transactions contemplated by this Agreement. Neither Parent nor MergerSub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

(i) Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, the Surviving Corporation and its Subsidiaries will be Solvent. Each of Parent and MergerSub do not intend, in consummating the transactions contemplated herein, to hinder, delay or defraud either present or future creditors.

(j) Proxy Statement. None of the information with respect to Parent or MergerSub that Parent furnishes in writing to the Company expressly for use in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Shareholders or at the time of any amendment or supplement thereof or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k) Ownership of Common Stock. None of Parent, MergerSub or True Wind Capital, L.P. or any of its affiliated investment funds beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Common Stock or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

(l) Interests in Competitors. Neither Parent nor MergerSub owns any interest, nor do any of their respective Affiliates own any interest insofar as such Affiliate-owned interest would be attributed to Parent or MergerSub under the HSR Act, in any Person that derives a substantial portion of its revenues from the same or a substantially similar line of business as the Business.

(m) Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or MergerSub that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby, nor is there any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity outstanding against or, to the Knowledge of Parent, threatened against Parent or MergerSub that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(o) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any binding contract, agreement, arrangement or understanding, pursuant to which any Shareholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Shareholder (a) agrees to vote to approve this Agreement or the Merger (b) agrees to vote against any Superior Offer or (c) as of the date hereof, has agreed to provide equity capital, directly or indirectly, to Parent or MergerSub to finance in whole or in part the Merger. There are no Contracts or commitments to enter into any such Contracts to which the Parent, the MergerSub or any of their Affiliates is party pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of the Company Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any Company Benefit Plans or Contracts with the Company and the Company Subsidiaries in effect as of the date hereof), (ii) contribute any portion of such employee’s shares of Common Stock, Options or RSUs to the Company or any Company Subsidiary or the Parent or any of its Affiliates or (iii) receive any capital stock or equity securities of the Company or any Company Subsidiary or the Parent or any of its Affiliates.

(p) RELIANCE/ACKNOWLEDGMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, PARENT AND MERGERSUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN SECTION 3.1 OF THIS AGREEMENT (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS): (I) NEITHER THE COMPANY NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE MERGER; (II) PARENT AND MERGERSUB HAVE NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIM RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO PARENT OR MERGERSUB OR ANY OTHER PERSON, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OR ANY PART THEREOF; AND (III) NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY, IN WRITING, ELECTRONICALLY OR OTHERWISE) TO PARENT OR MERGERSUB OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR MERGERSUB FROM THE DISTRIBUTION TO PARENT OR MERGERSUB, OR ANY USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT (INCLUDING IN SECTION 3.1), NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to Obligations of Parent and MergerSub.

The obligation of Parent and MergerSub to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by Parent (it being understood that if Parent and MergerSub consummate the Closing, then such consummation shall be deemed a waiver in writing of any such condition that has not been satisfied as of the Closing):

(a) Representations and Warranties and Covenants of the Company.

(i) Each of (A) the representations and warranties of the Company contained in this Agreement (other than the Specified Representations and the representations and warranties set forth in Section 3.1(c)) shall be true and correct as of the Closing Date (without giving any effect to any limitation as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect; (B) the Specified Representations that (x) are not qualified by Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), and (y) that are qualified by Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date); (C) the representations and warranties set forth in Section 3.1(c) will be true and correct in all respects as of the Closing Date (in each case (Y) without giving effect to any Material Adverse Effect or other materiality qualifications, and (Z) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $200,000;

(ii) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) The Company shall have delivered to Parent and MergerSub a certificate signed by an officer of the Company, dated as of the Closing Date, that the conditions set forth in Sections 4.1(a)(i), Section 4.1(a)(ii) and Section 4.1(b) relating to the Company have been satisfied.

(b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect subsequent to the date of this Agreement.

(c) Certain Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated.

(d) No Injunction. On the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any Governmental Entity, whether preliminary, temporary or permanent, that is in effect that prohibits, restrains or makes illegal the consummation of the Merger and the other transactions contemplated hereby.

(e) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall be in full force and effect.

Section 4.2 Conditions to Obligations of the Company.

The obligation of the Company to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by the Company (it being understood that if the Company consummates the Closing, then such consummation shall be deemed a waiver in writing of any such condition that has not been satisfied as of the Closing):

(a) Representations and Warranties and Covenants of Parent and MergerSub.

(i) The representations and warranties of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the ability of Parent and MergerSub to consummate the Merger and the other transactions contemplated by this Agreement;

(ii) Each of Parent and MergerSub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Each of Parent and MergerSub shall have delivered to the Company a certificate of each of Parent and MergerSub signed by an officer of Parent and MergerSub, dated as of the Closing Date, that the conditions set forth in Section 4.2(a)(i) and Section 4.2(a)(ii) have been satisfied.

(b) Certain Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated.

(c) No Injunction. On the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any Governmental Entity, whether preliminary, temporary or permanent, that is in effect that prohibits, restrains or makes illegal the consummation of the Merger and the other transactions contemplated hereby.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall be in full force and effect.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. The Company agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as (i) otherwise expressly contemplated by this Agreement or any of the other Transaction Documents, (ii) set forth on Schedule 5.1, (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) required by the terms of Contracts in existence on the date of this Agreement that have been made available to Parent prior to the date hereof, or (v) required by Law, the Company shall, and shall cause its Subsidiaries to, (A) conduct the Business in the Ordinary Course of Business in all material respects (subject to any effects on such conduct resulting from transitional matters relating to, and/or the preparation of the consummation of, the transactions contemplated by this Agreement), and in compliance in all material respects with applicable Laws, (B) use their respective reasonable best efforts to preserve intact the material assets, properties, Contracts or other legally binding understandings of the Company and its Subsidiaries, licenses and business organizations, (C) use their respective commercially reasonable efforts to keep available the services of its current officers and key employees, and (D) use their respective commercially reasonable best efforts to preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations, and (E) subject to the foregoing, not:

(a) authorize or effect any amendment or change in its articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other organizational documents;

(b) grant any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, limited liability company interests or other equity interests, commence any new offering period under the Employee Stock Purchase Plan or issue, sell or otherwise dispose of any of its capital stock, limited liability company interests or other equity interests (except for issuances of shares of Common Stock pursuant to the exercise of Options or Warrants or the vesting of RSUs outstanding as of the date of this Agreement), or grant any stock appreciation rights or similar rights, or reclassify, combine, split or subdivide any of its capital stock, limited liability company interests or other equity interests;

(c) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other ownership interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or redeem, repurchase or otherwise reacquire any shares of its capital stock except upon the exercise or vesting of Options, Restricted Shares or Warrants outstanding as of the date hereof pursuant to their terms as of the date hereof;

(d) sell, lease, transfer, license or otherwise dispose of, any of their respective material properties or material assets that relate to and are used in the Business, or grant or otherwise create or consent to the creation of any Encumbrance (other than Permitted Encumbrances) affecting any material assets in excess $100,000 individually and $250,000 in the aggregate, other than (x) dispositions of used, worn out, obsolete or surplus assets or properties in the Ordinary Course of Business, (y) transfers of assets or properties by and among the Company and its Subsidiaries, and (z) non-exclusive licenses or sublicenses in the Ordinary Course of Business

(e) incur or enter into any commitment with a third party for capital expenditures in excess of $100,000 individually or $400,000 in the aggregate;

(f) enter into any new labor or collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council relating to the employees of the Company or any of its Subsidiaries;

(g) (A) enter into, adopt, establish, terminate, modify or amend any material bonus, profit sharing, compensation, severance, change in control, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other Company Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, (B) grant or agree to grant any increase or acceleration in the timing of payment, vesting or funding of wages, salary, bonus or other compensation or benefits of any officer or employee of the Company except in the case of each of (A) and (B), (1) as may be required by applicable Law or the terms of any Company Plan in effect on the date hereof and set forth on Schedule 3.1(r)(i); (2) in connection with any new employee hires whose annual salary is less than $150,000 in the Ordinary Course of Business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $150,000, in the Ordinary Course of Business (it being understood that these exceptions to the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.1);

(h) cancel, waive, release or compromise any material debt owed to, or material claim or material right of, the Company or any of its Subsidiaries that relates to the Business;

(i) change its accounting methods or accounting practices and policies, except as required by GAAP;

(j) make any capital investment in or loan to any Person, except for (x) extensions of credit to customers and vendors in the Ordinary Course of Business and (y) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the Ordinary Course of Business;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or convert or otherwise change its form of legal entity;

(l) settle, release, waive or compromise any Action pending or threatened against the Company or any of its Subsidiaries that would require the Company or any of its Subsidiaries to pay an amount in excess of $50,000 for any individual Action or $100,000 in the aggregate for all Actions;

(m) cancel or terminate any material Insurance Policy without obtaining comparable substitute insurance coverage;

(n) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(o) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the Ordinary Course of Business;

(p) (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund, in each case in excess of $50,000; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Entity regarding any material Tax involving a payment in excess of $50,000;

(q) except in the Ordinary Course of Business, (i) enter into, terminate, materially modify or waive any material provision of any Company Contract or (ii) enter into any new Contract that would have been a Company Contract if it were entered into on or prior to the date of this Agreement; or

(r) commit in writing to take any of the actions prohibited by the foregoing clauses (a) through (q).

Section 5.2 Publicity. Except with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal, Superior Offer or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before Parent, MergerSub or the Company or any of their respective Affiliates issues, and in advance of such issuance give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and neither Parent nor MergerSub nor the Company nor any of their respective Affiliates shall issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law or court process. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 5.2 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement. Nothing in this Section 5.2, Section 5.3 or elsewhere in this Agreement shall restrict or prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

Section 5.3 Confidentiality of Parent and MergerSub. Parent and MergerSub shall, and Parent and MergerSub shall cause their Subsidiaries and Representatives (as such term is defined in the Confidentiality Agreement) to, treat all nonpublic information obtained in connection with this Agreement (including in connection with the access provisions of Section 5.4 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement by and between the Company and Parent dated March 20, 2017 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 6.1(c) hereof.

Section 5.4 Access to Information. Subject to Section 5.3 hereof, from the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s expense, afford the advisors, representatives, officers, directors, employees, auditors and other agents of Parent (provided, that Parent shall cause such advisors, representatives, officers, directors, employees, auditors and other agents to treat any information gained thereby as confidential) reasonable access, during normal business hours and upon reasonable advance written notice, and subject to reasonable rules and regulations of the Company, to (a) the Specified Company Employees and, with the prior written consent of a Specified Company Employee (such consent not to be unreasonably withheld, delayed or conditioned), any of the other employees of the Company and its Subsidiaries to which any Specified Company Employee provides his consent, (b) the properties, offices and other facilities of the Company and its Subsidiaries and (c) to the extent not prohibited by Law, all books and records, and all financial, operating and other data and information, with respect to the Business that are in the possession of the Company or any of its Subsidiaries, in each case, as Parent may reasonably request; provided, however, (i) if the Company so requires, Parent’s representatives conducting any physical inspection of the properties, offices or other facilities of the Company or one of its Subsidiaries shall be accompanied by one or more representatives of the Company and (ii) the Company shall not be required to provide any such access to the extent that it would require the Company or any of its Subsidiaries to (w) disclose information subject to attorney-client privilege as advised by the Company’s outside counsel (after taking into account the potential for a “continuity of interest” or similar agreement; provided, that, in any event, the Company will disclose to Parent that it is withholding information in reliance upon this Section 5.4), (x) disclose information that would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (y) violate applicable Law, or (z) violate any confidentiality obligations to which the Company or any of its Subsidiaries is bound. All requests for such access shall be directed to a Specified Company Employee or such other person as the Company may designate in writing to Parent from time to time. Anything herein to the contrary notwithstanding, prior to the Closing, without the express prior written consent of the Company, which consent shall not be unreasonably withheld, neither Parent nor MergerSub, nor any of their advisors, representatives, officers, directors, employees, auditors or other agents shall contact any customers to, or vendors or suppliers of, the Company, or shall have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the Company or any of its Subsidiaries. In exercising its rights hereunder, Parent shall, and shall cause its advisors, representatives, officers, directors, employees, auditors and other agents to conduct themselves so as not to unreasonably interfere in the conduct of the Business of the Company and its Subsidiaries prior to the Closing. Parent shall, at its sole cost and expense, promptly reimburse the Company for any loss or damage arising from or caused by Parent’s exercise of its rights under this Section 5.4 and shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against any claims, liabilities, damages, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them relating to any injury or damage to any Person or property arising or resulting therefrom.

Section 5.5 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the parties’ obligations hereunder that are within their respective control.

(b) Without limiting the generality of Section 5.5(a), the Company and Parent shall make all filings, applications and submissions required by the HSR Act or any other applicable competition Laws no later than ten (10) Business Days following the date of this Agreement, and promptly file any additional information requested as soon as practicable after receipt of such request therefor. In connection with any filing, application or submission under the HSR Act or any other applicable competition Law: (i) the Company and Parent shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with making any filing, application or submission under the HSR Act or any other applicable competition Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition Laws with respect to the transactions contemplated by this Agreement; (ii) each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing, application or submission, or any such investigation or other inquiry; (iii) neither the Company nor Parent shall participate in any meeting with any Governmental Entity in respect of any such filing, application, submission, investigation or other inquiry without giving the other party reasonable prior notice of the meeting and, if requested by the other party, the Company or Parent (as applicable) shall request that the other party be permitted to attend the meeting; and (iv) each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either such party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any other applicable competition Laws; provided, however, that notwithstanding anything to the contrary contained herein, neither the Company nor Parent (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to disclose to any other party, any information contained in its HSR Notification and Report Form (or other applicable form, filing, application or submission made or submitted under any other applicable competition Law) which such party, in its sole and reasonable discretion, deems confidential. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the waiting periods under the HSR Act and any other applicable competition Laws as promptly as possible after the date of this Agreement (including, without limitation, specifically requesting early termination of the waiting period prescribed by the HSR Act or other applicable competition Laws). Notwithstanding the foregoing, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other applicable competition Laws that may be asserted by any Governmental Entity or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, including consenting to any divestiture of assets or other structural or conduct relief in order to obtain clearance from any Governmental Entity under the HSR Act and any other applicable competition Laws and, at the request of the Company, Parent and its Affiliates shall be obligated to contest, administratively or in court, any ruling, order or other Action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement. Each party shall bear its own costs in connection with the preparation or the making of any filing under the HSR Act or any other applicable competition Law, or resolving any investigation or other inquiry by any Governmental Entity under the HSR Act or any other applicable competition Law with respect to the transactions contemplated by this Agreement; provided, that Parent shall be solely responsible for the payment of any applicable filing fees under the HSR Act and any other applicable competition Law.

Section 5.6 Director and Officer Liability; Indemnification.

(a) After the Effective Time, all rights to exculpation, indemnification and reimbursement and advancement of expenses, and all limitations on liability, existing in favor of any current or former officer or member of the board of directors or board of managers (or comparable governing body) of the Company and/or any of its Subsidiaries (collectively, the “Company Indemnitees”), as provided in the articles or certificate of incorporation or formation, limited liability company agreement, by-laws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, in any such case as in effect as of immediately prior to the Effective Time shall survive the consummation of the transactions contemplated hereby and continue in full force and effect, and Parent shall, and Parent shall cause the Surviving Corporation and each of its Subsidiaries to, honor all such rights and limitations after the Effective Time in accordance with their terms. All such rights of exculpation, indemnification and reimbursement and advancement of expenses, and all such limitations on liability, shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 5.6). From and after the Effective Time, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation shall pay all costs and expenses to any Company Indemnitee, as incurred, in connection with enforcing the exculpation, indemnity, reimbursement, advancement, limitations or other rights or obligations provided for in this Section 5.6(a).

(b) At the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Company Indemnitees as direct beneficiaries with a claims period of at least six (6) years after the Effective Time in respect of acts or omissions occurring on or prior to the Closing Date, such insurance policies to contain terms with respect to coverage and to be in an amount not less favorable than the officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company and its Subsidiaries as in effect on the date of this Agreement and shall be reviewed by, and approved in advance by, the Company (which approval shall not be unreasonably withheld, delayed or conditioned). In satisfying its obligations pursuant to this Section 5.6(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In the event that any Company Indemnitee is entitled to coverage under any such officers’ and directors’ liability insurance policy or fiduciary liability insurance policy pursuant to this Section 5.6(b) and any such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Parent’s, the Surviving Corporation’s or any of its Subsidiaries’ failure to maintain and fulfill its obligations pursuant to such policy, Parent shall, or shall cause the Surviving Corporation or such Subsidiary to, pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.

(c) The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the articles of incorporation and by-laws of the Company in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) In the event Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or its applicable Subsidiary (or their respective successors and assigns) shall assume in writing the obligations set forth in this Section 5.6.

(e) Notwithstanding anything herein to the contrary, if any proceeding (whether arising before, at or after the Effective Time) with respect to which a Company Indemnitee would be entitled to rights to exculpation, indemnification, reimbursement and advancement of expenses and any limitations on liability under the applicable articles or certificate of incorporation or formation, limited liability company agreement, by-laws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, is made against any Company Indemnitee on or prior to the sixth (6th) anniversary of the Effective Time, the provisions and benefits of this Section 5.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.6 shall survive the consummation of the transactions contemplated hereby, notwithstanding any other provision of this Agreement that may be to the contrary, and expressly are intended to benefit, and shall be enforceable by, each of the Company Indemnitees and their respective heirs and legal representatives.

Section 5.7 Notification of Certain Matters.

(a) The Company may, at any time and from time to time after the date of this Agreement, supplement or amend any of the Company Disclosure Schedules, or may add any additional Company Disclosure Schedules for informational purposes only and without limiting Parent’s rights pursuant to this Agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VI and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and MergerSub to consummate the Merger set forth in Section 4.1(a)(i) or Section 4.1(a)(ii) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and MergerSub to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article V and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or MergerSub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or MergerSub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 4.2(a)(i) or Section 4.2(a)(ii) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or MergerSub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

Section 5.8 No Solicitation.

(a) After the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, the Company will cease and cause to be terminated any discussions or negotiations with any Person or its Affiliates, directors, officers, managers, employees, consultants, agents, Financing Sources, attorneys, accounting, representatives and other advisors that would be prohibited by this Section 5.8, request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date of this Agreement and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its directors, officers, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors and representatives (the “Representatives”); and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. After the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, neither the Company nor any of its Subsidiaries shall, and the Company shall not instruct, authorize or knowingly permit its and its Subsidiaries’ Representatives to, directly or indirectly (i) solicit, initiate, propose or induce the making of, or knowingly encourage, any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any external discussions or negotiations regarding, or provide any non-public information or data, or afford access to the business, employees, properties, assets, books, or records of the Company, to any Person (other than to Parent, MergerSub or any designees of Parent or MergerSub) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal; (iii) knowingly facilitate any effort or attempt to make an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (except for a Comparable Confidentiality Agreement) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company, in response to any written Acquisition Proposal delivered to the Company after the date of this Agreement that did not result from or arise in connection with a material breach by the Company of Section 5.8(a), may provide, if prior to providing such information the Company receives from the Person so requesting such information an executed Comparable Confidentiality Agreement, information relating to the Company and its Subsidiaries to, and engage in discussions or negotiations with, and afford access to the business, employees, properties, assets, books and records of the Company to, the Person that submitted such written Acquisition Proposal and its Representatives, provided that the Board (or any committee thereof) determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer and that failure to engage in such discussions or negotiations would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company will promptly (and in any event within one (1) Business Day) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day) notify Parent of the receipt of any inquiry, offer or proposal that constitutes as Acquisition Proposal which must include (i) the identity of the Person or “group” of Persons making such offer or proposal, (ii) copies of any Acquisition Proposal or Alternative Acquisition Agreement related thereto, (iii) a summary of the material terms and conditions of any unwritten Acquisition Proposal, and shall keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any and all Acquisition Proposals. The Company shall (A) promptly notify Parent of any scheduled meeting of the Board (or any committee thereof) at which it is reasonably likely that the Board (or any committee thereof) will consider any Acquisition Proposal, and (B) promptly notify Parent of any determination by the Board (or any committee thereof) that an Acquisition Proposal constitutes a Superior Offer.

(d) Subject to paragraph (e) below, the Board shall not (i) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent or MergerSub, the recommendation by the Board of this Agreement or the Merger, (ii) approve, recommend or otherwise declare advisable or propose or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, (iii) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.8); (iv) fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion), or (v) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (v), a “Change of Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the time the Company Shareholder Approval is obtained, the Board may effec ta Change of Recommendation in response to a Superior Offer and/or terminate this Agreement pursuant to Section 6.1(a)(viii) to enter into a definitive agreement to consummate a Superior Offer as contemplated herein, which Superior Offer did not result from any material breach by the Company of Section 5.8, if the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, if and only if prior to any Change of Recommendation or termination of this Agreement pursuant to Section 6.1(a)(viii):

(i) the Company shall have provided prior written notice to Parent and MergerSub, at least three (3) Business Days in advance (the “Superior Offer Notice Period”), of the intention of the Board (or any committee thereof) to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 6.1(a)(viii), which notice, if concerning an intended Change of Recommendation in response to a Superior Offer or concerning an intended termination pursuant to Section 6.1(a)(viii) of this Agreement, shall specify the identity of the Person (or group of Persons) making such Superior Offer and the material terms and conditions thereof (or of any material m odificatio n thereto ) and includean unredacted copy of the Superior Offer an dan unredacted copy of the then-current proposed draft alternative acquisition agreements;

(ii) if requested by Parent, the Company shall have negotiated with, and shall have caused its representatives to negotiate with, Parent in good faith during the Superior Offer Notice Period to make any bona fide modifications proposed by Parent to the terms and conditions of this Agreement so that such Superior Offer would cease to constitute a “Superior Offer” hereunder;

(iii) either (A) Parent shall not have, prior to the expiration of the Superior Offer Notice Period, made a written offer to modify the terms of this Agreement in a manner that would cause such Superior Offer to cease to constitute a “Superior Offer” hereunder, which written offer would be binding on Parent upon the Company’s acceptance thereof or (B) the Board (or any committee thereof) (after consulting with its outside financial advisors and outside legal counsel) shall have considered in good faith any changes to this Agreement offered in writing by Parent to modify the terms of this Agreement, and shall have determined that such Superior Offer continues to constitute a Superior Offer if such changes were to be given effect and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of an Acquisition Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to “three (3) Business Days” shall be deemed references to “one (1) Business Day”); and

(iv) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into a definitive agreement to consummate a Superior Offer, the Company will have validly terminated this Agreement in accordance with Section 6.1(a)(viii).

(f) Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Board (or any committee thereof) may make an Change of Recommendation in response to a positive material event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Acquisition Proposal) arising after the date of this Agreement that (i) was neither known to, nor reasonably foreseeable by, the Board prior to the date of this Agreement, and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Common Stock or the credit rating of the Company (an “Intervening Event”) (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred), only if the Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that no Change of Recommendation may be made unless (i) the Company shall have provided prior written notice to Parent and MergerSub, at least three (3) Business Days in advance, of the intention of the Board (or any committee thereof) to effect a Change of Recommendation in response to an Intervening Event and specifying in reasonable detail the reasons for such Change of Recommendation and (ii) the Board (or any committee thereof) (after consulting with its outside financial advisors and outside legal counsel) shall have considered in good faith any changes to this Agreement offered in writing by Parent with respect to an intended Change of Recommendation in response to an Intervening Event, and shall have determined that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s Shareholders required (after consultation with outside legal advisors) under applicable Law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Board to effect a Change of Recommendation other than in accordance with Section 5.8(e) or (f). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Change of Recommendation.

(h) The Company agrees that any material breach of this Section 5.8 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

Section 5.9 Proxy Statement.

As promptly as practicable following the date of this Agreement (any in any event within thirty (30) days), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company may not file the Proxy Statement or any Other Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Each of the Company and Parent shall prepare and file with the SEC all Other Filings, if any, that are required pursuant to applicable Law to be filed by such party in connection with the Merger, and the Company shall cause the Proxy Statement (and all other proxy materials) to be mailed to the Shareholders as promptly as practicable after the earlier of (x) receiving notification that the SEC or its staff is not reviewing the Proxy Statement, (y) the expiration of the 10-day period after filing of the preliminary Proxy Statement, in the event the SEC has failed to affirmatively notify the Company within such period that it will or will not be reviewing the Proxy Statement, or (z) the conclusion of any SEC or staff review of the Proxy Statement. If necessary to comply with applicable Law, after the Proxy Statement shall have been mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. On the date of filing, the date of mailing to the Shareholders (if applicable) and at the time of the Company Shareholder Meeting, neither the Proxy Statement nor any Other Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company and its Affiliates, on the one hand, and Parent, MergerSub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Filing without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel. The Company, on the one hand, and Parent and MergerSub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Filing; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Filing; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

Section 5.10 Company Shareholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the Shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval, (ii) the Company Shareholders’ Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Shareholders, and (iii) Parent shall cause all shares of Common Stock owned by Parent or MergerSub, if any, to be voted in favor of the approval of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting (x) to the extent it reasonably believes is necessary to comply with any applicable Law or (y) if as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders’ Meeting or to obtain the Company Shareholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (y) without Parent’s prior written consent).

(b) The Company shall establish a record date in accordance with the Articles of Incorporation, the Bylaws, NASDAQ rules and applicable Law, for purposes of determining the holders of Common Stock entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”).

(c) Subject to Section 5.8 of this Agreement and provided there shall not have been a Change of Recommendation in accordance with Section 5.8 of this Agreement, (i) the Proxy Statement shall include a statement to the effect that the Board (x) has determined and believes that the Merger is advisable and fair to, and in the best interests of, the Company and its Shareholders, (y) has approved this Agreement and the Merger, and (z) recommends that the Shareholders vote to approve and adopt this Agreement and the Merger at the Company Shareholders’ Meeting, and (ii) the Company shall use commercially reasonable efforts to solicit or cause to be solicited from the Shareholders proxies in favor of the adoption of this

Agreement and the approval of the Merger (and any other matters required to be approved by the Shareholders in connection with the consummation of the Merger).

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing contemplated by the Financing Commitment Letters on the terms set forth therein, including using Parent’s reasonable best efforts to (i) comply with and maintain in full force and effect the Financing Commitment Letters in accordance with the terms thereof, (ii) promptly negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitment Letters (the “Definitive Financing Agreements”) (and comply with and maintain in effect the Definitive Financing Agreements), (iii) satisfy on a timely basis all conditions to obtaining the Financing set forth in the Financing Commitment Letters and the Definitive Financing Agreements that are applicable to Parent and MergerSub, and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the sources of the Financing to fund the Financing at the Closing, and (iv) enforce its rights under the Financing Commitment Letter and Definitive Financing Agreements (provided that nothing herein shall be construed to require Parent or MergerSub to seek specific performance against any Financing Source). Parent shall provide the Company with drafts (when available) and thereafter true and complete and executed copies on or prior to the date of this Agreement of the Financing Commitment Letters (including the Fee Letter which may be redacted as customary for financings of this type) and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or any Definitive Financing Agreements, (B) any failure to carry out any of the terms of the Financing Commitment Letters or any the Definitive Financing Agreements by any party thereto, (C) any actual or threatened withdrawal, rescission, termination or repudiation of any of the Financing Commitment Letters or any Definitive Financing Agreements by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the Financing Commitment Letters or any Definitive Financing Agreements, or (E) the occurrence of an event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the Financing. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Financing Commitment Letters. Without the prior written consent of the Company, Parent shall not (A) agree to or permit any amendment, supplement, replacement or modification to be made to, or grant any waiver of, any provision or remedy under, any of the Financing Commitment Letters, the Fee Letters or Definitive Financing Agreement, if such amendment, supplement, replacement or modification would or would be reasonably likely to (i) reduce the aggregate amount of the Debt Financing or Equity Financing, as applicable, below the amount required to consummate the transactions contemplated by this Agreement, (ii) impose new or additional conditions precedent, or amend, expand or modify the conditions precedent, to the Debt Financing or the Equity Financing or any other terms of the Financing Commitment Letters in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Debt Financing or the Equity Financing materially less likely to occur, or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements (collectively, the “Restricted Commitment Letter Amendments”) (provided, that Parent or MergerSub, as applicable, may amend the Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitment Letters as of the date hereof, but only if the addition of such additional parties, individually or in the aggregate, would not result in (i) the occurrence of a Restricted Commitment Letter Amendment, (ii) any waiver of any right or remedy under the Commitment Letters if such waiver would result in the occurrence of a Restricted Commitment Letter Amendment, or (iii) early termination of the Financing

Commitment Letters), or (B) directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available. Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Definitive Financing Agreement in accordance with this Section 5.11(a), Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitments,” “Debt Commitment Letter,” “Equity Commitment Letters” and “Definitive Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 5.11(a), and references to “Financing,” “Debt Financing” and “Equity Financing” shall include and mean the financing contemplated by the Financing Commitments or Definitive Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 5.11(a), as applicable.

(b) Without limiting the effect of Section 5.11(c), if, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 5.11(a), the Debt Commitment Letter expires or are terminated, or the Debt Financing contemplated by the Debt Commitment Letter otherwise becomes unavailable, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration, termination or unavailability and the reasons therefor and/or the circumstances giving rise thereto and (ii) use its reasonable best efforts promptly, and in any event prior to the Closing, to arrange for alternative financing from other sources (which alternative financing shall be in an amount at least equal to the Debt Financing or such unavailable portion thereof, which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter that expired or terminated, or for which the Debt Financing contemplated thereby became unavailable, and which shall not otherwise include terms that would reasonably be expected to make the likelihood that the Alternative Debt Financing would be funded less likely) (the “Alternative Debt Financing”) to replace the Debt Financing contemplated by the expired or terminated Debt Commitment Letter(s) or which otherwise became unavailable, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “Alternative Debt Commitment Letters”), copies of which shall be promptly provided to the Company (which Fee Letter may be redacted in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)). It is understood and agreed by Parent that the failure to arrange for such Alternative Debt Financing does not relieve Parent of any of its obligations under this Agreement. In the event any Alternative Debt Commitment Letters are obtained, (x) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (y) below and (y) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters to the extent not superseded by an Alternative Debt Commitment Letter at the time in question and any Alternative Debt Commitment Letters to the extent then in effect.

(c) Prior to the Closing Date, the Company shall, at the sole cost and expense of Parent, reasonably cooperate with and reasonably assist the Parent and MergerSub in connection with the arrangement of the Debt Financing; provided, that such cooperation and assistance shall only be required upon reasonable advance notice and in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, and shall only include such matters that would customarily be done in connection with the arrangement of credit facilities of the same nature as the Debt Financing, including using its reasonable best efforts to (i) to the extent not available in the Company Reports, furnish Parent with the financial information required to be delivered pursuant to the Debt Commitment Letter (including pursuant to paragraph 3 of Exhibit B thereof, and including, to the extent not available in the Company Reports or otherwise publicly filed, any information reasonably necessary to prepare the pro forma financial statements required to be furnished by Parent and/or MergerSub pursuant to the Debt Commitment Letter (or the analogous provision in any amendment, restatement, amendment and restatement, replacement, substitution, supplement or other modification thereof that is required or permitted hereunder)), to the extent reasonably available to the Company, (ii) facilitate obtaining executed payoff letters and releases of existing Liens (to the extent required hereunder or in the Debt Commitment Letter), provided that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date, (iii) furnish (at least two (2) Business Days prior to the Closing Date) Parent with all documentation and other information reasonably required or requested with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested in writing at least five (5) Business Days prior to the Closing Date, (iv) assist in the preparation of schedules and other disclosures required pursuant to the definitive financing documents as may be reasonably requested by Parent, and (v) cooperate in Parent and MergerSub’s efforts to satisfy the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives (including assisting with the return and delivery of any original stock certificates or other possessory collateral in the possession of existing lenders or any other third party, and execution and delivery of any payoff documentation as may be required to be delivered pursuant to the Debt Commitment letter or any of the definitive financing documentation). Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders and any of their respective Affiliates, and any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors and agents thereof, from and against any and all losses, damages, claims, penalties, costs and expenses suffered or incurred by any of them in connection with the Company’s cooperation and assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith, except to the extent arising from fraud or intentional misrepresentation by the Company. Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all of its reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with this Section 5.11(c).

(d) Parent acknowledges and agrees that neither the Company, nor the Company’s Subsidiaries, the Shareholders, the Awardholders nor any of their respective Affiliates, nor any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, shall have any responsibility for any financing that Parent may raise in connection with the transactions contemplated hereby, except to the extent arising from fraud or intentional misrepresentation by the Company or its Subsidiaries (other than, if the Closing occurs, the Company and its Subsidiaries after the Closing Date). Any offering memorandum, bankers’ book or other materials prepared by or on behalf of Parent or its Affiliates, or Parent’s Financing Sources, in connection with the Parent’s financing activities related to the transactions contemplated hereby (collectively, “Offering Materials”) that include any information provided by or on behalf of the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders or any of their respective Affiliates, or any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, shall include a conspicuous disclaimer to the effect that neither the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders nor any of their respective Affiliates (other than the Company and its Subsidiaries after the Closing Date), nor any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, have any responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include such a disclaimer in any oral disclosure with respect to such financing activities.

Section 5.12 WARN Act. Schedule 5.12 provides a list of all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law (collectively, the “WARN Act”)) at any time during the ninety (90) days prior to the date of this Agreement. Such list shall include each such employee’s (a) name, (b) date of hire, (c) position, (d) date of employment loss or layoff and (e) site of employment. No earlier than three (3) days prior to the Closing Date, the Company shall update Schedule 5.12 to include all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” at any time during the ninety (90) days prior to the Closing Date. The Company shall not, and shall cause each of its Subsidiaries not to, at any time after the date of this Agreement and before the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act) at any site of employment of the Company or any of its Subsidiaries; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff. Parent shall be liable for any WARN Act obligations and liability relating thereto after the Closing Date. The provisions of this Section 5.12 shall survive the Closing.

Section 5.13 No Control of Business. Nothing contained in this Agreement is intended to give Parent or MergerSub, directly or indirectly, the right to control or direct any aspect of the Company’s or its Subsidiaries’ respective business, assets and operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company will take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 NASDAQ Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company will reasonably cooperate and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.16 Shareholder Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Shareholder Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any Shareholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement or any other Transaction Documents, and no such settlement will be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). In the event that any Shareholder litigation related to the transactions contemplated by this Agreement or any other Transaction Documents is brought against Parent or its directors, Parent shall promptly notify the Company of such litigation and keep the Company informed on a current basis with respect to the status thereof and give the Company the opportunity to participate in, but not control, the defense and settlement of any such litigation.

Section 5.17 Employment and Company Benefits.

(a) During the one- (1) year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, (i) substantially similar or greater base salary and substantially similar target annual bonus opportunity (excluding cash long-term incentive and other broad-based equity-based incentive opportunities) provided to such Company Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits (excluding deferred compensation, and cash long-term incentive and equity-based incentive opportunities) that, with respect to each employee, are substantially similar or greater in the aggregate to the compensation and benefits provided to such employee immediately prior to the Closing Date under the Company Plans set forth on Schedule 3.1(r)(i). Without limiting the foregoing, as of the Closing, Parent shall, or shall cause the Surviving Corporation to, comply with the terms of all employment agreements covering Company Employees. “Company Employee” means any employee of the Company or the Company Subsidiaries immediately prior to the Closing.

(b) The Surviving Corporation shall provide each Company Employee whose employment is involuntarily terminated other than for cause during the one- (1) year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits which such employee would have received with respect to such termination following the severance practices of the Company and the Company Subsidiaries and employment agreements covering Company Employees as in effect immediately prior to the Closing Date and set forth on Schedule 3.1(r)(i).

(c) Parent shall, or shall cause the Surviving Corporation to, give Company Employees credit for such Company Employees’ service with the Company for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining future vacation accruals and severance amounts under any benefit plans maintained by Parent or the Surviving Corporation in which a Company Employee participates to the same extent and for the same purpose as recognized by the Company and the analogous Company Benefit Plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment or service of any employee or other Person for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee or other Person any rights or remedies under or by reason of this Agreement, including any right as a third party beneficiary; or (iv) be treated as an adoption of or amendment to any particular employee benefit plan of Parent or the Company.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) Termination of Agreement. This Agreement may be terminated as follows:

(i) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(ii) by written notice of Parent or the Company to the other party if the Closing shall not have occurred on or before December 20, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article IV prior to the Outside Date or the failure of the Closing to occur on or prior to the Outside Date;

(iii) by written notice of Parent or the Company to the other party if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders’ Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(iv) by written notice of Parent (whether prior to or after the Company Shareholder Approval) to the Company, if (x) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of the Company in this Agreement shall have become untrue, and (y) any such breach, failure to perform or occurrence referred to in clause (x) (A) would result in a failure of any condition set forth in Section 4.1(a)(i) or Section 4.1(a)(ii) and (B) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (1) the Outside Date and (2) thirty (30) days after written notice of such breach, failure or occurrence is given to the Company by Parent, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(v) by written notice of the Company to Parent, if (x) Parent or MergerSub shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of Parent or MergerSub in this Agreement shall have become untrue, and (y) any such breach, failure to perform or occurrence referred to in clause (x) above (A) would result in a failure of a condition set forth in Section 4.2(a)(i) or Section 4.2(a)(ii) and (B) is not curable or able to be performed by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured or performed prior to the earlier of (1) the Outside Date and (2) thirty (30) days after written notice of such breach, failure or occurrence is given to Parent by the Company it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided, that the failure of Parent to deliver any portion of the Merger Fund, the Specified Debt Amount or the Fees and Expenses Amount as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company or as provided in Section 6.1(a)(ix);

(vi) by written notice of Parent or the Company to the other party if there shall be a permanent injunction, restraining order, ruling or decree of any nature of any Governmental Entity that is in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby; provided, that, the party so requesting termination shall have complied with Section 5.5;

(vii) by written notice of Parent to the Company in the event the Board (or any committee thereof) shall have made a Change of Recommendation;

(viii) by written notice of the Company to Parent (at any time prior to the approval of this Agreement by the Company Shareholder Approval), in order to enter into a definitive written agreement providing for a Superior Offer in accordance with Section 5.8(e), if the Company has complied in all material respects with Section 5.8 with respect to such Superior Offer (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement) and, no later than the second (2nd) Business Day after such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 6.1(b); or

(ix) by the Company, if (w) all of the conditions set forth in Section 4.1 of this Agreement have been satisfied or, to the extent permitted by applicable Law and this Agreement, waived (other than those conditions which are to be satisfied only on the Closing Date), (x) the Company has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing, (y) the Company has given Parent notice of at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to Section 6.1(a)(ix) if Parent and MergerSub fail to consummate the Merger on the date required pursuant to Section 2.8(a), and (z) Parent fails to complete the Closing on the later of (1) the expiration of the three (3) Business Day period contemplated by clause (y); and (2) the date required pursuant to Section 2.8(a) of this Agreement.

(b) Effect of Termination.

(i) In the event that this Agreement is validly terminated in accordance with Section 6.1(a), then this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Company, Parent, MergerSub or any of their respective Affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except that the provisions of Article I, Section 5.3, this Section 6.1 and Article VII shall survive the termination of this Agreement. Notwithstanding the foregoing, but subject to the limitations set forth in Section 6.1(d), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement.

(ii) If this Agreement is terminated pursuant to Sections 6.1(a)(vii) or 6.1(a)(viii), the Company will pay to Parent or its designee (as directed by Parent) the Company Termination Fee. If the Company Termination Fee is payable, such Company Termination Fee shall be paid no later than the second (2nd) Business Day after termination of this Agreement, by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 6.1(b)(ii) and in Section 6.1(b)(iii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the Company Termination Fee when due pursuant to Section 6.1(b)(ii) or Section 6.1(b)(iii), as applicable, and, in order to obtain such payment, Parent or any of its Affiliates commences a suit or other Action that results in a judgment against the Company for the Company Termination Fee or any portion thereof, the Company shall pay to Parent the costs and expenses (including reasonable and documented attorneys’ fees) of Parent or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment, or a lesser rate that is the maximum permitted by applicable Law.

(iii) If (A) this Agreement is validly terminated pursuant to Section 6.1(a)(ii), Section 6.1(a)(iii) or Section 6.1(a)(iv); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 6.1(a)(ii), Section 6.1(a)(iii) or Section 6.1(a)(iv), an Acquisition Proposal has been publicly announced or disclosed or privately submitted to the Board and not withdrawn or otherwise abandoned; and (C) within one year of the termination of this Agreement pursuant to Section 6.1(a)(ii), Section 6.1(a)(iii) or Section 6.1(a)(iv), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction and that Acquisition Transaction is subsequently consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account designated by Parent. For purposes of this Section 6.1(b)(iii), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(iv) If this Agreement is terminated pursuant to Sections 6.1(a)(v) or 6.1(a)(ix), Parent will pay to the Company or its designee (as directed by the Company) the Parent Termination Fee. If the Parent Termination Fee is payable, such Parent Termination Fee shall be paid no later than the second (2nd) Business Day after termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company, it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Parent acknowledges that the agreements contained in this Section 6.1(b)(iv) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay the Parent Termination Fee when due and, in order to obtain such payment, the Company or any of its Affiliates commences a suit or other Action that results in a judgment against Parent for the Parent Termination Fee or any portion thereof, Parent shall pay to the Company the costs and expenses (including reasonable and documented attorneys’ fees) of the Company or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment, or a lesser rate that is the maximum permitted by applicable Law.

(v) After termination of this Agreement pursuant to Sections 6.1(a)(vii) or Section 6.1(a)(viii), Parent’s right to receive payment of the Company Termination Fee from the Company pursuant to Section 6.1(b) shall, upon full payment to Parent of the Company Termination Fee, be the sole and exclusive remedy of Parent, MergerSub, Guarantor and their respective Affiliates, former, current and future holders of any equity, controlling persons, managers, directors, stockholders, optionholders members, general or limited partners, officers, employees, agents, attorneys, Financing Sources, representatives, successors and assigns (collectively, the “Parent Related Parties”) against the Company, its Subsidiaries and their respective Affiliates, managers, directors, shareholders, Optionholders, RSUholders, Warrantholders, members, partners, officers, employees, agents, attorneys, representatives, successors and assigns (collectively, the “Company Related Parties”) for any loss or damage relating to or arising out of this Agreement, the failure to consummate the Merger or as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by the Company or any other Company Related Party prior to the termination of this Agreement pursuant to Section 6.1(a) or the failure of the transactions contemplated hereby to be consummated; provided, however, that the Company shall remain obligated for, and Parent shall be entitled to remedies with respect to, the Confidentiality Agreement, and the Company shall remain obligated for, and Parent shall be entitled to remedies with respect to, the reimbursement and expense obligations of the Company contained in the last sentence of Section 6.1(b)(ii).

(vi) After termination of this Agreement pursuant to Sections 6.1(a)(v) or 6.1(a)(ix), the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 6.1(b) shall, upon full payment to the Company of the Parent Termination Fee, be the sole and exclusive remedy of the Company Related Parties against the Parent Related

Parties relating to or arising out of this Agreement, the failure to consummate the Merger or as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by Parent, MergerSub or any other Parent Related Party, and upon payment of the Parent Termination Fee, to the extent owed to the Company under this Agreement, (A) none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any Transaction Documents (including the Commitment Letters) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination, and (B) neither the Company nor any other Person will be entitled to bring or maintain any Action against Parent, MergerSub or any other Parent Related Party arising out of this Agreement, the Transaction Documents (including the Commitment Letters), the transactions contemplated hereby and thereby or any matters forming the basis for such termination; provided, however, that such parties shall remain obligated for, and the Company shall be entitled to remedies with respect to, the Confidentiality Agreement, and Parent shall remain obligated for, and the Company shall be entitled to remedies with respect to, the reimbursement and expense obligations of Parent contained in Sections 5.4 and 5.11(d), and the last sentence of Section.

(vii) Each party acknowledges that (A) the agreements contained in Section 6.1(b) are an integral part of the transactions contemplated by this Agreement, (B) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee are payable are uncertain and incapable of accurate calculation and, therefore, each of the Company Termination and Parent Termination Fee is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties would not have entered into this Agreement.

(c) Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms. Nothing in this Section 6.1 shall be deemed to impair the right of any party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including the right of any party to compel specific performance by another party of its obligations under this Agreement) pursuant to, and subject to the limitations set forth in, Section 7.16 prior to the valid termination of this Agreement, except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 7.18(a), under no circumstances shall the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 7.18(a) and any monetary damages, including the Parent Termination Fee pursuant to this Agreement.

(d) Notwithstanding anything to the contrary contained herein, under no circumstances will the collective monetary damages payable by Parent, MergerSub or any of their Affiliates for breaches under this Agreement or the Commitment Letters (taking into account the payment of the Parent Termination Fee pursuant to this Agreement) exceed an amount equal to $8,264,000 (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery, fee or award in excess of the Parent Liability Limitation against any of the Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Commitment Letters or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or MergerSub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Guarantor’s obligations under the Equity Commitment Letter and other than the obligations of Parent and MergerSub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than Parent and MergerSub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements in this Agreement and/or the other Transaction Documents shall terminate at the Effective Time, except that each of the covenants and agreements set forth in Article II, Section 5.6, Section 5.12 and this Article VII shall survive the Closing in accordance with their terms.

Section 7.2 Takeover Laws. If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and members of their respective boards of directors (or similar governing bodies) shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 7.3 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable, directly or indirectly (by operation of Law or otherwise), unless such assignment is consented to in writing by both Parent and the Company, and any attempted assignment without the required consents shall be void; provided, however, that Parent and MergerSub may without such consent and upon written notice to the Company assign their rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other Financing Source providing financing in connection with the transactions contemplated hereby, which assignment shall not relieve Parent or MergerSub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.4 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF WISCONSIN. NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE FINANCING SOURCES WITH RESPECT TO THE DEBT COMMITMENT LETTER, THE FEE LETTER, THE DEBT FINANCING AND THE PERFORMANCE THEREOF BY THE LENDERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.5 Consent to Jurisdiction and Service of Process. THE PARTIES HEREBY (I) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY WISCONSIN STATE COURT OR FEDERAL COURT SITTING IN THE CITY OF MILWAUKEE, WISCONSIN (AND APPELLATE COURTS THEREOF) WITH RESPECT TO DISPUTES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT, AND (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 7.7; PROVIDED, HOWEVER, THAT EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OF DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OF THE DEBT FINANCING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF

NEW YORK, BOROUGH OF MANHATTAN, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 7.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH ACTIVE INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Notices. All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail ”), (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

If to Parent or, after the Closing, the Company, to:

c/o True Wind Capital GP, LLC
480 Pacific Avenue, Suite 200
San Francisco, CA 94133
Attention: Adam Clammer
Facsimile: (415) 780-9976

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attn: David L. Dixon, P.C.
 Joshua M. Zachariah, P.C.
Facsimile: (415) 439-1500

If to the Company prior to the Closing, to:

ARI Network Services, Inc.
10850 West Park Place, Suite 1200,
Milwaukee, Wisconsin
Attn: Chief Financial Officer
E-mail: bill.nurthen@arinet.com

With a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202
Attn: C.J. Wauters
 Mark C. Witt
Facsimile: (414) 273-5198

Section 7.8 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 7.9 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that Parent shall be responsible for (a) all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and (b) all filing fees in connection with any filings, applications or submissions under the HSR Act and any other applicable competition Law).

Section 7.10 Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, promises, statements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 7.11 Interpretation. When a reference is made to an Article, Section, subsection, clause, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, subsection, clause, Schedule, Annex or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Any references to the masculine, feminine or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires. Any reference to this “Agreement” or any other agreement, document or other contract referred to herein or on any annex, schedule or exhibit hereto shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or contract, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, together with all annexes, schedules and exhibits to this Agreement or such other agreement, document or contract (as the case may be), in each case unless the reference specifically provides otherwise. The terms “Dollars” and “$” mean United States Dollars, and all payments to be made by Parent, MergerSub or the Company under or pursuant to any provision of this Agreement shall be made in United States Dollars. Information, documents and materials relating to the Shareholders, the Awardholders, the Warrantholders, the Company or its Subsidiaries or any other matter shall be considered “made available” or “provided” (or words or phrases of a similar import or nature) to Parent as of the date of this Agreement if such information, documents and/or materials have been posted to the electronic data room(s) established by the Company at http://us1.merrillcorp.com at least one (1) day prior to the date of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.12 Disclosure. Any exception, qualification or other disclosure set forth on the Company Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent on its face that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure makes reference to such other representations, warranties or covenants or any of their Section references. The inclusion of information in any of the Company Disclosure Schedules shall not be construed as an admission that such information is material to the Business, the Company or any of its Subsidiaries.

Section 7.13 Waiver and Amendment. Any provision of this Agreement may be amended, supplemented, waived or modified if, and only if, any such amendment, supplement or modification is in writing and signed by the Company and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after execution of the approval of this Agreement and the Merger by the Shareholders, no amendment shall be made that by Law requires further approval by the Shareholders without obtaining such required approval under the WBCL. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything herein to the contrary, in no event shall the provisions relating to the Financing Sources set forth in Section 6.1(b), Section 6.1(d), Section 7.3, Section 7.5, Section 7.15, Section 7.17 or Section 7.18 (and in each case, the defined terms used or defined therein) be amended, modified or altered without the prior written consent of such Financing Sources.

Section 7.14 Counterparts; Facsimile and PDF Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and portable document format signatures shall be deemed originals.

Section 7.15 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that (a) each Company Indemnitee shall be a third party beneficiary of Section 5.6, (b) each Company Related Party shall be a third party beneficiary of Section 6.1(b)(v), (c) each Parent Related Party shall be a third party beneficiary of Section 6.1(b)(vi) and Section 6.1(d), and (d) any party listed in Section 7.17(b) shall be a third party beneficiary of Section 7.17(b). The provisions of Section 6.1(b), Section 6.1(d), Section 7.3, Section 7.5, Section 7.15, Section 7.17 and Section 7.18 will inure to the benefit of the Financing Sources and their successors and permitted assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and permitted assigns).

Section 7.16 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.17 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, may be made only against the Persons that are expressly identified as parties hereto and (b) no past, present or future director, manager, officer, employee, incorporator, member, general or limited partner, stockholder, Financing Source, controlling person, Optionholder, RSUholder, Warrantholder, trustee, Affiliate, agent, attorney, successors and assigns or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction Documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution or performance of this Agreement. Nothing in this Section 7.17 shall be deemed to alter, modify, replace or limit the terms, provisions and agreements set forth in Section 7.1. Notwithstanding anything herein to the contrary, none of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or in equity, in contract, tort or otherwise, and neither the Company nor any of its Affiliates shall have any rights or claims against any of the Financing Sources hereunder or thereunder (provided that nothing herein shall limit the rights of the Company and its Affiliates from and after the Effective Time under any Debt Commitment Letter or Definitive Financing Arrangements (but not, for the avoidance of doubt, this Agreement) to the extent the Company and/or such Affiliate(s) are party thereto).

Section 7.18 Specific Performance.

(a) The Company, Parent and MergerSub acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each of the Company, Parent and MergerSub agree that, prior to any valid termination of this Agreement in accordance with Section 6.1 and subject in all respects to this Section 7.18, each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The right to equitable relief, including specific performance and injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement except as provided in this Section 7.18 and, following a termination of this Agreement, in Section 6.1(b). Each of the Company, Parent and MergerSub hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the Company, Parent and MergerSub hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, are invalid, are contrary to Law or are inequitable for any reason. The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Parent or MergerSub would have entered into this Agreement. Notwithstanding the foregoing or anything else to the contrary, the parties hereto hereby acknowledge and agree that the Company shall only be entitled to specific performance to cause the Equity Financing to be funded and to cause Parent to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Article II, if (i) all conditions in Section 4.1 (other than those conditions which are to be satisfied only on the Closing Date but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.8(a), (iii) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Debt Financing or Alternative Debt Financing and the Equity Financing were funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur, and (B) the Company is prepared, willing and able to effect the Closing, and (iv) the Debt Financing (or Alternative Debt Financing) has been funded, or will be funded at the Closing (if the Equity Financing is funded), or the Financing Sources have irrevocably confirmed to Parent in writing that the Debt Financing will be funded and available at the Closing (if the Equity Financing is funded).

(b) Without limiting the obligations of the Financing Sources under the Debt Commitment Letter and the rights of Parent and MergerSub under the Debt Commitment Letter, the Company acknowledges and agrees that in no event shall the Company be entitled to seek a remedy of specific performance or other equitable remedies against any lender-related party (including such Financing Sources and its respective Affiliates, and the respective officers, directors, employees, partners, trustees, stockholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns).

Section 7.19 Limited Disclosure. Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), the Company, the Shareholders, the Optionholders and Parent (and any employee, representative or other agent of the foregoing) may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment and structure of the transactions contemplated by this Agreement (including opinions or other tax analyses that are provided to any of them relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (a) the name of, or any other identifying information regarding the Shareholders, the Awardholders or Parent (or any affiliate thereof), (b) any specific pricing information or (c) other nonpublic business or financial information (including, without limitation, the amount of any fees, expenses, rates or payments) that is not relevant to an understanding of the tax treatment of the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PARENT:

EXPEDITION HOLDINGS LLC

By:	/s/ Adam H. Clammer Name: Adam H. Clammer Title: Managing Member

MERGERSUB:

EXPEDITION MERGER SUB, INC.

By:	/s/ Adam H. Clammer Name: Adam H. Clammer Title: Chief Executive Officer

COMPANY:

ARI NETWORK SERVICES, INC.

By:	/s/ William Nurthen Name: William Nurthen Title: Chief Financial Officer

June 20, 2017

Board of Directors
ARI Network Services, Inc.
10850 West Park Place, Suite 1200
Milwaukee, WI 53224

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Expedition Holdings LLC (“Expedition”) and its affiliates) of the issued and outstanding shares of common stock, $.001 par value per share (the “Common Stock”) of ARI Network Services, Inc. (the “Company”) of the consideration to be paid to these holders pursuant to the Agreement and Plan of Merger dated as of June 20, 2017 (the “Merger Agreement”) to be entered into by and among the Company, Expedition Holdings LLC and Expedition Merger Sub, Inc. (“MergerSub”), a subsidiary of Expedition (the “Transaction”).

You have advised us that under the terms of the Merger Agreement, all of the issued and outstanding shares of Common Stock will be converted into the right to receive $7.10 in cash per share. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

Pacific Crest Securities, a division of KeyBanc Capital Markets Inc. (“PCS”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement, dated June 19, 2017, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended July 31, 2016, and the Quarterly Reports on Form 10-Q of the Company for the quarters ended April 30, 2017, January 31, 2017 and October 31, 2016; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (v) certain publicly available information concerning True Wind Capital, L.P., an affiliate of Expedition (“True Wind”), and its financing sources; (vi) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business, financial condition, operations and prospects of the Company, as well as other matters we believed relevant to our inquiry. We have also performed such other financial studies and analyses and considered such other data and information as we deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available, and we have assumed that the representations and warranties of the Company, Expedition and MergerSub contained in the Merger Agreement are and will be true and correct in all respects material to our analysis. We have not been engaged to, and have not independently attempted to, verify any of such information or its accuracy or completeness. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor)

Board of Directors
ARI Network Services, Inc.
June 20, 2017

provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases that reflect the best currently available estimates and judgments of management of the Company of the future financial performance of the Company and other matters covered thereby. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such inspection, valuation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Transaction that would be meaningful to our analysis.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement will be satisfied and that the Transaction will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver or modification of any term or condition that would be meaningful to our analysis.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available to us as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the holders of the Common Stock pursuant to the Merger Agreement and does not address the Company’s underlying business decision to engage in the Transaction or any other terms of the Transaction or the fairness of the Transaction, or any consideration paid in connection therewith, to creditors or other constituencies of the Company. In addition, we do not express any opinion as to the fairness of the Transaction or the amount or the nature of the compensation now paid or to be paid to any of the directors, officers or employees of the Company, or class of such persons, relative to the consideration to be paid to public shareholders of the Company. We do not express any opinion as to the impact of the Transaction on the solvency or viability of the Company, Expedition or its affiliates or the ability of the Company, Expedition or its affiliates to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of PCS.

We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction (the “Transaction Fee”). In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances for certain liabilities that may arise out of our engagement. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. In the ordinary course of our businesses, we and our affiliates, employees of us and our affiliates, and funds or other entities that such persons manage or invest in or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Expedition, any of their respective affiliates and third parties, including True Wind, or any currency or commodity that may be involved in the Transaction, in each case for our own account or for the accounts of customers. We may in the future provide financial advisory and/or underwriting services to the Company and its affiliates and to True Wind and its affiliates and portfolio companies for which we may receive compensation.

Board of Directors
ARI Network Services, Inc.
June 20, 2017

It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company in connection with and for the purpose of its evaluation of the proposed Transaction. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the $7.10 in cash per share to be paid to the holders (other than Expedition and its affiliates) of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

PACIFIC CREST SECURITIES, A DIVISION OF KEYBANC CAPITAL MARKETS INC.

ARI Network Services, Inc.

Special Meeting of Shareholders

This proxy is solicited by the Board of Directors

The undersigned(s) hereby appoint(s) Roy W. Olivier and William A. Nurthen, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Shareholders of ARI Network Services, Inc., to be held on August 28, 2017, at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, at 9:00 a.m., local time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of ARI Network Services, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting.

This proxy is solicited by the Board of Directors of ARI Network Services, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued, and to be signed, on reverse side

ARI NETWORK SERVICES, INC.
10850 West Park Place, Suite 1200
MILWAUKEE, WI 53224

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ARI Network Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARI NETWORK SERVICES, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3		For	Against	Abstain

1.	To approve and adopt the Agreement and Plan of Merger, dated as of June 20, 2017, by and among Expedition Holdings LLC, Expedition Merger Sub, Inc. and ARI Network Services, Inc., as it may be amended from time to time.	☐	☐	☐

2.	To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the Special Meeting.	☐	☐	☐

3.	To approve, by non-binding, advisory vote, compensation that will or may become payable by ARI Network Services, Inc. to its named executive officers in connection with the merger.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date